Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT
DATED AS OF SEPTEMBER 27, 2015
BY AND BETWEEN
PIONEER GROUP, INC.,
AS SELLER,
AND
FHR-COLORADO LLC,
AS BUYER

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EXHIBITS
Exhibit A Form Of Deed*
Exhibit B Form Of Bill Of Sale And Assignment*
Exhibit C–1 Form Of Assignment And Assumption Agreement (Assumed Contracts)*
Exhibit C–2 Form Of Assignment And Assumption Agreement (Ground Lease)*
Exhibit D Form Of Certification Of Non-Foreign Status*
Exhibit E Form Of Confirmation Of Transfer Of Guest Baggage*
Exhibit F Form Of Bill Of Sale — Passenger /Delivery Vehicles*
Exhibit G Form Of Fcc License Assignment*
Exhibit H Form Of Trademark Assignment Agreement*
Exhibit I Form Of Domain Name Assignment*
Exhibit J Form Of Indemnification Escrow Agreement

SELLER DISCLOSURE LETTER
Section 1.1(c)	Slot Machines and Electronic Table Games*
Section 1.2(k)	Additional Excluded Assets*
Section 2.1(a)(xv)	Additional Assumed Liabilities*
Section 3.4(a)	List of Slot Machines and Electronic Table Games for Allocation Parameters*
Section 4.1	Adjusted EBITDA Sample Calculation*
Section 4.2	Sample Calculation of Net Working Capital*
Section 6.1	Organization of Seller*
Section 6.2(a)	Authority*
Section 6.2(b)	No Conflict, Breach or Violation*
Section 6.2(c)	Approvals of Governmental Entities*
Section 6.3(a)	Financial Information*
Section 6.3(b)	Undisclosed Liabilities*
Section 6.3(c)	Accounts Receivable*
Section 6.4	Taxes*
Section 6.5(a)	Real Property*
Section 6.5(b)	Condemnation Actions*
Section 6.5(c)	Leases of the Real Property*
Section 6.5(d)	Unrecorded Rights*
Section 6.5(e)	Ground Leases*
Section 6.6(a)	Intellectual Property Registrations*
Section 6.6(b)	Intellectual Property Agreements*
Section 6.6(c)	Right to Use the Intellectual Property*
Section 6.6(d)	Intellectual Property Proceedings*
Section 6.6(e)	Intellectual Property Licenses*
Section 6.7(a)	Material Contracts*
Section 6.7(b)	Breach, Violation or Default under Material Contracts*
Section 6.8	Litigation*
Section 6.9	Compliance with Environmental Matters*
Section 6.10(a)	Seller Permits*

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Section 6.10(b)	Approvals*
Section 6.10(c)	Written Notice of Non-Compliance*
Section 6.11	Labor and Employment Matters*
Section 6.12	Employee Benefits*
Section 6.14	Sufficiency of Assets*
Section 6.15	Insurance Policies*
Section 6.16	Absence of Material Changes*
Section 6.17	Compliance with OFAC*
Section 8.1	Conduct of Business Prior to the Closing*
Section 8.3(c)	Assumed Employment Agreements*
Section 9.2(c)	Required Consents*
Section 13.1(a)(i)	FCC License*
Section 13.1(a)(ii)	Passenger/Delivery Vehicles*
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*Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K and a supplemental copy will be furnished to the U.S. Securities and Exchange Commission upon request.

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PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as of September 27, 2015 (the "Effective Date"), by and between FHR-Colorado LLC, a Nevada limited liability company ("Buyer"), and PIONEER GROUP, INC., a Nevada corporation ("Seller"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 13.1.
WHEREAS, Seller owns, leases and operates the Hotel and Casinos, which include the Purchased Assets and the Assumed Liabilities;
WHEREAS, Seller desires to sell, transfer, and assign to Buyer, and Buyer desires to purchase the Purchased Assets, and assume the Assumed Liabilities, all on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, the parties hereto, in consideration of the premises and of the representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:
ARTICLE 1 PURCHASE AND SALE OF ASSETS
Section 1.1    Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign and transfer to Buyer, and Buyer shall purchase and acquire from Seller, all right, title and interest that Seller possesses and has the right to transfer in and to the assets set forth below, but excluding the Excluded Assets (the "Purchased Assets"):
(a)    the Real Property (excluding the Bennett Ave. Buildings in the event Midnight Rose exercises its right of first refusal with respect thereto);
(b)    subject to Section 1.4, the Ground Leases and other Assumed Contracts;
(c)    the Acquired Personal Property, including, but not limited to, each slot machine and electronic table game set forth in Schedule 1.1 (c) of the Seller Disclosure Letter, subject, however, to the provisions of Section 8.1(a);
(d)     all of Seller's gaming chips and tokens with respect to the Business that are branded with the name, design, logo or other similar indicia of the Hotel and Casinos, including the chips and tokens not in circulation (collectively, the "Chips and Tokens");
(e)    the Intellectual Property Assets, together with all rights to sue for infringement with respect to the same and to collect all past, present and future damages with respect to such infringement;
(f)    (i) all books and records of Seller relating to the Business (except (x) to the extent related solely to the Excluded Liabilities, the Excluded Assets or otherwise proprietary to Seller or its Affiliates, and (y) accounting records relating to Seller's Tax Returns (including supporting schedules) excluded pursuant to Section 1.2(c)), including all architectural, structural, service manuals, engineering and mechanical plans, electrical, soil, wetlands, environmental, and similar reports, studies and audits in Seller's actual possession, (ii) all plans and specifications for the Hotel and Casinos in Seller's actual possession, and (iii) all human resources and other employee-related files and records relating to the Transferred Employees, except to the extent transfer of the same is prohibited by applicable Law; provided, however, Seller may retain archival copies of all books, files and records (except records and information concerning the Players Club, which shall become proprietary to and the exclusive property of Buyer upon Closing, provided that if Seller reasonably needs any such records and information for Tax purposes, Buyer shall provide any information reasonably requested by Seller for such purpose);
(g)    the Players Club, including members' personal information, contact information, point balances; reward, redemption, and comp usage history; casino player credit information cards and credit files; whether electronically stored or stored on hard files; and any copies of any accounting records and reports related thereto, provided that Buyer acknowledges and agrees that no social security numbers of any Players Club members will be transferred to Buyer as part of the Purchased Assets in connection with the transfer of the Players Club information to Buyer pursuant to this Section 1.1(g);
(h)    all current assets reflected in the Estimated Closing Net Working Capital, as modified by the Final Closing Net Working Capital;
(i)    all bookings, contracts, and reservations for the use or occupancy of guest rooms and/or meeting and banquet facilities of the Hotel and Casinos which use or occupancy is scheduled to occur on or after the Closing Date;
(j)    all goodwill associated with the Purchased Asset and Assumed Liabilities;
(k)    each FCC license for which an FCC approval has been issued prior to the Closing as provided in Section 8.13;
(l)    to the extent transferrable by applicable Law, all Approvals of Governmental Entities, including Gaming Approvals, related to the Purchased Assets and Assumed Liabilities and/or the Business, including any pending applications therefor;
(m)    all rights, claims, causes of action and credits (including all indemnities, warranties, guarantees, and similar rights) in favor of Seller to the extent relating to the Purchased Assets or the Assumed Liabilities;
(n)    subject to Section 3.5 and Section 8.15, if prior to the Transfer Time, a Taking occurs with respect to the Real Property, rights with respect to any condemnation award in accordance with the provisions of Section 8.15;
(o)    subject to Section 3.5 and Section 8.14, if prior to the Transfer Time, a casualty occurs with respect to any of the Improvements, rights with respect to insurance proceeds in accordance with the provisions of Section 8.14;

Purchase and Sale Agreement

(p)    all pre-paid deposits which Seller has made for goods or services yet to be received by Seller reflected in the Estimated Closing Net Working Capital, as modified by the Final Closing Net Working Capital; and
(q)    all shares or other interest in Bronco Billy's Promotional Association, a Colorado non-profit association.
Section 1.2    Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement or any agreement or certificate related hereto, from and after the Closing, Seller shall retain all of its right, title and interest in and to (and the Purchased Assets shall not include any of Seller's right, title and interest in and to) each and all of the following assets (the "Excluded Assets"):
(a)    any rights, claims, causes of action and credits (including all guarantees, indemnities, warranties and similar rights) in favor of Seller or any of its Affiliates or any of their respective Representatives to the extent relating to (i) any other Excluded Asset, or (ii) any Excluded Liability;
(b)    all chips or tokens of other casinos and all cash, cash equivalents, bank deposits, House Funds or similar cash items of Seller or its Affiliates as of the Closing; provided, however, that Buyer shall separately purchase the House Funds in accordance with Section 4.6;
(c)    the corporate charter or other organizational documents, minute and stock books and records, corporate seals, Tax Returns (including supporting schedules) of Seller or any of its Affiliates, provided, however, that Buyer may make copies of any portion of such retained items that relate to any of the Purchased Assets and Assumed Liabilities;
(d)    all refunds, credits, claims and entitlements with respect to Taxes of Seller or any Affiliate of Seller and any refunds or rebates of Taxes to which Seller is entitled under Section 8.8(a) or Section 8.8(b) (in each case, including all refunds, credits, claims and entitlements arising from or related to any Tax appeals filed by Seller or any Affiliate of Seller), but excluding any refunds, credits, claims and entitlements that are allocable to Buyer under Section 8.8(a) or Section 8.8(b);
(e)    all Unclaimed Property;
(f)    all human resources and other employee-related files and records, other than such files and records transferred pursuant to Section 1.1(f);
(g)    the Bennett Ave. Buildings (but only in the event Midnight Rose timely exercises its right of first refusal with respect thereto);
(h)    the Excluded Personal Property;
(i)    any indebtedness, accounts receivable, or other obligations owed to Seller by an Affiliate of Seller, including the indebtedness evidenced by that certain Promissory Note, dated as of November 21, 2014, made by Cal Kinney in favor of Seller (and not included in the Estimated Closing Net Working Capital, as modified by the Final Closing Net Working Capital);

Purchase and Sale Agreement

(j)    all data, files and other materials located on any storage device (including personal computers and servers) located at the Real Property not related to the Business;
(k)    any assets set forth on Section 1.2(k) of the Seller Disclosure Letter;
(l)    to the extent not transferable (and therefore not reflected in the Estimated Closing Net Working Capital, as modified by the Final Closing Net Working Capital), prepaid amounts and claims receivable of Seller, including city device fees;
(m)    all assets associated with Excluded Employee Liabilities;
(n)    the Seller insurance policies and any proceeds paid or payable to Seller arising therefrom (except as provided in Section 8.14);
(o)    all "non-sufficient funds" checks which have not been successfully re-deposited or replaced with good funds as of the Closing; and
(p)    the membership interest in Elk Grove Village, LLC, a Colorado limited liability company, or GGE Development Company, LLC, a Nevada limited liability company, held by Seller or any Affiliate of Seller, and all assets and liabilities of each such company.
Section 1.3    Retention of Assets. Notwithstanding anything to the contrary contained in this Agreement, Seller and its Affiliates may retain and use, at their own expense, archival copies of all of the Assumed Contracts, books, records and other documents or materials conveyed hereunder (other than records and information concerning the Players Club, which shall become proprietary to and the exclusive property of Buyer upon Closing), in each case that (a) are used in connection with Seller's or its Affiliates' businesses unrelated to the Business and/or (b) Seller, in good faith, determines Seller is reasonably likely to need access to, in connection with the preparation of financial statements or reports, preparation or filing of any Tax Returns or compliance with any other Tax reporting obligations or the defense (or any counterclaim, cross-claim or similar claim in connection therewith) of, any action, claim, investigation, suit or proceeding (including any Tax audit or examination) against or by Seller or any of its Affiliates.
Section 1.4    Assignability and Consents.
(a)    Excluding in all cases the Required Consent, if the conveyance, assignment or transfer or attempted sale, conveyance, assignment or transfer to Buyer of any Contract that is part of the Purchased Assets is, by its terms, nonassignable without the consent of a third party to Buyer (and which Material Contracts requiring such consents are set forth on Section 6.2(b) of the Seller Disclosure Letter) (each, a "Non-Assignable Asset"), then Seller shall use commercially reasonable efforts prior to Closing to obtain (and Buyer shall reasonably cooperate with Seller in connection with its efforts to so obtain) the authorization, approval, consent or waiver of such other party to the assignment of any such Non-Assignable Asset; provided, that in the event any amounts are required by the terms of any such Contract to be paid to any third party with respect to the assignment or transfer of such Non-Assignable Asset to Buyer in connection with Seller's obligations under this Section 1.4(a), such amounts shall be shared equally by Seller and Buyer; and provided, further, that as to other Contracts Seller shall

Purchase and Sale Agreement

not be required to expend any amounts (other than nominal amounts) to obtain any such third party authorization, approval, consent or waiver, but Seller shall consult with Buyer in the event any such third party requests payment of an amount in excess of a nominal amount. Notwithstanding the foregoing, in no event shall the failure to obtain consent with respect to a Non-Assignable Asset delay or otherwise impede the Closing, but the Closing shall not constitute the sale, conveyance, assignment, transfer or delivery of any such Non-Assignable Asset, and this Agreement shall not constitute a sale, conveyance, assignment, transfer or delivery of any such Non-Assignable Asset unless and until such authorization, approval, consent or waiver is obtained. After the Closing Date, Seller and Buyer shall continue to use commercially reasonable efforts to obtain any such authorizations, approvals, consents or waivers related to the Non-Assignable Assets, and Buyer shall cooperate with Seller in any arrangement commercially reasonable to Seller and Buyer to provide that Buyer shall receive the interest of Seller in the benefits under such Non-Assignable Asset until such time as such third party authorization, approval, consent or waiver shall have been obtained, and Seller shall cooperate with Buyer in any such commercially reasonable arrangement, including performance by Seller if commercially reasonable to Seller and Buyer, and, in such case, Buyer shall be liable to Seller in a fashion equivalent to what Buyer's Liabilities would be under the Non-Assignable Asset if it were assigned. Provided that Buyer is liable for all Liabilities related to a Non-Assignable Asset that Buyer would otherwise be liable for under this Agreement if such Non-Assignable Asset constituted a Purchased Asset, Seller shall promptly pay over to Buyer the net amount (after expenses and Taxes) of all payments received by it in respect of such Non-Assignable Asset. In the event that Seller is required to act to fulfill obligations related to a Non-Assignable Asset pursuant to this Section 1.4(a), Buyer shall use commercially reasonable efforts to assist and cooperate with Seller in fulfilling such obligations. Notwithstanding anything set forth herein, Seller's failure to obtain any authorization, approval, consent or waiver of such other party to the assignment of any such Non-Assignable Asset after exhausting commercially reasonable efforts to do so shall not constitute a Seller Adverse Effect or a breach of any representation, warranty, condition, covenant or agreement contained in this Agreement and obtaining any such authorization, approval, consent or waiver shall not constitute a condition to Buyer's obligations to consummate the Closing except for the condition to Closing provided in Section 9.2(c).
(b)    Once authorization, approval or waiver of or consent for the sale, conveyance, assignment or transfer of any Non-Assignable Asset is obtained, such Non-Assignable Asset shall be conveyed, assigned, transferred and delivered to Buyer without any further action by the parties hereto (except to the extent reasonably requested by Buyer to provide further assurance of such conveyance, assignment, transfer and delivery). Notwithstanding anything to the contrary contained in this Agreement, Buyer shall assume all Liabilities in respect of any Non-Assignable Asset to the extent of the benefits received by Buyer that Buyer would otherwise assume under this Agreement if such Non-Assignable Asset constituted a Purchased Asset if it is receiving the economic benefits thereof.
(c)    Buyer shall be responsible for obtaining new licenses and permits for the operation of the Business from and after the Closing. Except as set forth in Section 1.1(l) hereof, no licenses or permits will be transferred by Sellers in connection with the sale of the Purchased Assets.

Purchase and Sale Agreement

(d)    Without limiting the foregoing, to the extent Seller is unable to obtain the Required Consent from Landlord on or before the Closing and Buyer waives the condition to Closing set forth in Section 9.2(c), after the Closing Date, Buyer shall cooperate with Seller in any arrangement commercially reasonable to Seller and Buyer to provide that Buyer shall receive the interest of Seller in all of the benefits under the Brockley Lease, including but not limited to the purchase option and right of first refusal contained in the Brockley Lease, and Seller shall cooperate with Buyer in any such commercially reasonable arrangement, including performance by Seller, and, in such case, Buyer shall be liable to Seller in a fashion equivalent to what Buyer's Liabilities would be under such Brockley Lease if it were assigned. Provided that Buyer is liable for all Liabilities related to the Brockley Lease that Buyer would otherwise be liable for under this Agreement if the Brockley Lease constituted a Purchased Asset (but not for any breaches that arose before the Closing), Seller shall promptly pay over to Buyer the net amount (after Taxes) of all payments received by it in respect of the Brockley Lease. Until the earlier of the Brockley Lease being assigned to Buyer with the Landlord's consent or the expiration of the term of the Brockley Lease, including any option terms thereunder, Seller shall maintain its corporate existence in good standing should that be required to maintain all of Seller's rights under the Brockley Lease. In the event that Seller is required to act to fulfill obligations related under the Brockley Lease pursuant to this Section 1.4(d), Buyer shall use commercially reasonable efforts to assist and cooperate with Seller in fulfilling such obligations. Following the Closing, if Buyer and Seller fail to obtain the Required Consent as a result of Landlord's unreasonable refusal to provide the Required Consent, (i) Buyer may request that Seller file a legal action, suit or proceeding against Landlord as a result of such position; and (ii) Seller agrees to prosecute and participate in any such action, suit or proceeding and cooperate in all reasonable respects with Buyer and its Affiliates and their Representatives in such action, suit or proceeding; provided, however, that, in each case, any and all reasonable costs and expenses related thereto incurred by Seller shall be borne and reimbursed promptly by Buyer.
Section 1.5    Removal of Excluded Assets. All items located at the Real Property that constitute Excluded Assets may be removed on or prior to the Closing Date, or, if not removed by the Closing Date, may be removed by Seller, subject to at least two (2) Business Days advance notice in writing to Buyer and at such times as Buyer shall reasonably determine will not interfere with the normal operation of the Business, within thirty (30) days after the Closing Date by Seller, its Affiliates, the owners of the Excluded Assets, or their respective Representatives, but without any obligation on the part of Seller, its Affiliates or any removing party to replace any item so removed. If any entry materially disturbs or damages the Purchased Assets, Seller, at its sole cost and expense, will promptly repair and restore any of the Purchased Assets that were disturbed or damaged to the same condition as existed before such entry.
ARTICLE 2     ASSUMPTION OF LIABILITIES
Section 2.1    Assumption of Liabilities.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, as of the Closing, Buyer agrees to assume, satisfy, perform, pay, discharge and be solely responsible for the following Liabilities related to the Purchased Assets or the Business (other than the Excluded Liabilities) (collectively the "Assumed Liabilities"):

Purchase and Sale Agreement

(i)    all Liabilities in connection with the conduct or operation of the Business or the use or ownership of the Purchased Assets accruing, arising out of, or relating to events, occurrences, acts, omissions or claims (but only to the extent the facts or circumstances giving rise to such claims arose on or after the Closing) happening on or after the Closing;
(ii)    all Liabilities arising on or after the Closing in respect of any Assumed Contracts;
(iii)    all Liabilities arising on or after the Closing for replacement of, or refund for, damaged, defective or returned goods relating to the Purchased Assets, including items purchased in any gift shop or similar facility at the Hotel and Casinos which is operated by Seller;
(iv)    all Liabilities arising on or after the Closing with respect to entertainment, hotel, meeting, banquet or other facilities reservations relating to the Hotel and Casinos, provided any Customer Deposits related thereto are transferred to Buyer;
(v)    all Liabilities for Post-Closing Taxes, all Liabilities for Transfer Taxes that are the responsibility of Buyer pursuant to Section 8.8(b), and all other Taxes and other amounts that are the responsibility of Buyer pursuant to Section 8.8(a);
(vi)    all Assumed Employee Obligations;
(vii)    all Liabilities relating to a Property Employee arising on or after the Closing, including relating, directly or indirectly, to the termination of any Property Employee on or after the Closing;
(viii)    all current Liabilities reflected in the Estimated Closing Net Working Capital, as modified by the Final Closing Net Working Capital, including the Progressive Liabilities reflected thereon;
(ix)    without limiting the rights and obligations of the parties set forth in ARTICLE 11 hereof, all Liabilities under Environmental Laws relating to, resulting from, caused by or arising out of ownership, operation or control of the Real Property or the Purchased Assets, arising on or after the Closing or otherwise to the extent arising out of any actions or omissions of Buyer, and any Liability relating to contamination or exposure to Hazardous Substances at or attributable to the Real Property or the Purchased Assets on or after the Closing or otherwise to the extent arising out of any actions or omissions of Buyer;
(x)    all Liabilities with respect to the Chips and Tokens;
(xi)    all Liabilities with respect to baggage, suitcases and luggage pursuant to Section 8.10(c) hereof;
(xii)    all Liabilities related to the Real Property (except those Excluded Liabilities provided for in Section 2.1(b)(ix)), including the Bennett Liabilities (provided

Purchase and Sale Agreement

Midnight Rose has not exercised its right of first refusal to acquire the Bennett Ave. Buildings) and the Warren Liabilities (Buyer agrees that if the Bennett Note and/or the Warren Note cannot be assumed at Closing, Buyer shall pay off Seller's pro rata share of the Bennett Note and/or the Warren Note at Closing, as applicable);
(xiii)    all Liabilities related to any outstanding indebtedness for the financing of any slot machines; provided, however, that Seller shall cause such outstanding indebtedness not to, and the extent of such Liabilities assumed shall not, exceed Two Hundred Fifty Thousand Dollars ($250,000) as of Closing (the "Slot Machines Financing Liabilities");
(xiv)    all Liabilities in respect of any pending or threatened litigation accruing, arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such litigation only relates to such operation on or after the Closing Date; and
(xv)    any items set forth on Section 2.1(a)(xv) of the Seller Disclosure Letter.
(b)    Notwithstanding anything contained in this Agreement to the contrary, from and after the Closing Date, except as provided in Section 2.1(a), Buyer shall not assume, and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities. Without limiting the generality of the foregoing, Seller shall retain the following Liabilities (collectively, "Excluded Liabilities"):
(i)    all Liabilities in connection with the conduct or operation of the Business or the use or ownership of the Purchased Assets accruing, arising out of, or relating to events, occurrences, pending or threatened litigation, acts, omissions or claims happening prior to Closing, and claims made on or after Closing but arising out of, or relating to events, occurrences, acts or omissions occurring prior to Closing;
(ii)    all Liabilities to the extent related to any Excluded Asset;
(iii)    all Excluded Employee Liabilities;
(iv)    all Liabilities for Pre-Closing Taxes, all Liabilities for Transfer Taxes that are the responsibility of Seller pursuant to Section 8.8(b) and all other Taxes and other amounts that are the responsibility of Seller pursuant to Section 8.8(a);
(v)    except with respect to Assumed Employee Obligations, all Liabilities under the Seller Benefit Plans;
(vi)    except for outstanding Chips and Tokens held by any of Seller's Affiliates (to the extent reserved against, included or reflected as a current liability in the calculation of Net Working Capital), all Liabilities of Seller or the Business to any of Seller's Affiliates;

Purchase and Sale Agreement

(vii)    all Liabilities of Seller or its Affiliates arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other documents contemplated hereby executed by Seller in connection with the Closing, and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;
(viii)    all Liabilities in respect of any pending or threatened litigation arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such litigation relates to such operation prior to the Closing;
(ix)    without limiting the rights and obligations of the parties set forth in ARTICLE 11, all Liabilities under Environmental Laws relating to, resulting from, caused by or arising out of ownership, operation or control of the Real Property or the Purchased Assets, arising prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller, and any Liabilities relating to contamination or exposure to Hazardous Substances at or attributable to the Real Property or the Purchased Assets prior to Closing or otherwise to the extent arising out of any actions or omissions of Seller;
(x)    any trade accounts payable of Seller which did not arise in the Ordinary Course of Business;
(xi)    any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller, arising from or relating to periods prior to the Closing;
(xii)    all Liabilities related to indebtedness owed to financial institutions, including the Nevada State Bank Loan; and
(xiii)    the Bennett Liabilities (only if Midnight Rose timely exercises its right of first refusal with respect thereto).
For the avoidance of doubt, the calculation of Net Working Capital shall exclude any and all accruals and reserves related to Excluded Liabilities.
ARTICLE 3     PURCHASE PRICE
Section 3.1    Purchase Price. At the Closing, as consideration for the Purchased Assets and the assumption of the Assumed Liabilities, Buyer shall pay to Seller the Cash Consideration plus the Estimated Closing Net Working Capital as follows: (i) Buyer shall transfer to Escrow Agent the difference between the Cash Consideration plus the Estimated Closing Net Working Capital and the Deposit in immediately available funds (so that the entire Purchase Price is delivered to Escrow Agent); (ii) Buyer and Seller shall instruct the Escrow Agent to transfer the Indemnification Escrow Amount to the Indemnification Escrow Agent at Closing; and (iii) Escrow Agent shall transfer the balance of the Purchase Price, less Seller's

Purchase and Sale Agreement

portion of the Closing costs and any prorations provided for herein, in immediately available funds to an account designated in writing by Seller.
Section 3.2    Deposit.
(a)    Within two (2) Business Days of the Effective Date, Buyer shall deposit Two Million Five Hundred Thousand Dollars ($2,500,000) (together with any interest earned thereon, the "Deposit") in immediately available funds with the Escrow Agent. The Escrow Agent shall place the Deposit into an interest bearing account or accounts insured by the federal government or obligations issued or guaranteed by the federal government or its agencies or instrumentalities. Upon the Closing, the Deposit shall be credited against the Purchase Price and shall be promptly released by the Escrow Agent to Seller pursuant to the terms hereof. Upon the termination of this Agreement, the Deposit shall be payable pursuant to Section 10.2, and thereafter shall be promptly released by the Escrow Agent to Buyer or Seller, as applicable, pursuant to Section 10.2.
(b)    On the Effective Date, Buyer and Seller shall cause an escrow ("Escrow") to be opened with Escrow Agent (the "Opening of Escrow") by delivery to Escrow Agent of a fully executed copy of this Agreement. Escrow Agent shall promptly deliver to Buyer and Seller written notice of the date of the Opening of Escrow. This Agreement shall constitute escrow instructions to Escrow Agent as well as the agreement of the parties. Escrow Agent is hereby appointed and designated to act as escrow agent and instructed to deliver, pursuant to the terms of this Agreement, the documents and funds to be deposited into Escrow as herein provided. The parties hereto shall execute such other reasonable and customary escrow instructions as may be necessary or reasonably required by the Escrow Agent in order to consummate the purchase and sale transaction contemplated herein, or otherwise to distribute and pay the funds held in escrow as provided in this Agreement; provided, that such escrow instructions are consistent with the terms of this Agreement. In the event of any inconsistency between the terms and provisions of such supplemental escrow instructions and the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, absent an express written agreement between the parties hereto to the contrary which acknowledges this Section 3.2(b).
Section 3.3    Indemnification Escrow.
(a)    At the Closing, Buyer and Seller shall cause to be created an indemnification escrow ("Indemnification Escrow") with BNY Mellon, National Association, pursuant to the Indemnification Escrow Agreement and the Indemnification Escrow Amount shall be transferred by Escrow Agent from Seller's proceeds to an escrow account (the "Indemnification Escrow Account") established by the Indemnification Escrow Agent. The Indemnification Escrow Amount, together with income earned thereon as provided in the Indemnification Escrow Agreement (the "Indemnification Escrow Funds"), shall be held by the Indemnification Escrow Agent pursuant to the Indemnification Escrow Agreement for the purpose of securing Seller's obligations in ARTICLE 11 and the return to Buyer of any Purchase Price Overage.
(b)    All costs and expenses, and any indemnities in favor, of the Indemnification Escrow Agent shall be paid one-half by Buyer, on the one hand, and one-half by

Purchase and Sale Agreement

Seller, on the other hand. If one party pays more than its allocable share of such payments to the Indemnification Escrow Agent, the other party will promptly reimburse the paying party for the amount of the excess payment.
(c)    Within five (5) Business Days after the date that is twelve (12) months after the Closing (the "Indemnification Escrow Release Date"), the Indemnification Escrow Agent shall disburse to Seller the Indemnification Escrow Funds, less any amounts that (i) have been disbursed to the Buyer Indemnified Parties to compensate them for Damages as provided in ARTICLE 11 or as a Purchase Price Overage, and pursuant to the provisions of the Indemnification Escrow Agreement, or (ii) have been retained in escrow to satisfy any unresolved written indemnification claims Buyer or any other Buyer Indemnified Parties made pursuant to ARTICLE 11 and pursuant to the provisions of the Indemnification Escrow Agreement. Following the Indemnification Escrow Release Date, any amounts retained in the Indemnification Escrow Account to satisfy any unresolved written indemnification claims pursuant to ARTICLE 11 shall be released to the Buyer Indemnified Parties or Seller pursuant to the terms of the Indemnification Escrow Agreement.
Section 3.4    Allocation of Purchase Price.
(a)    No later than sixty (60) days prior to the Closing Date with respect to the Real Property, and within ninety (90) days after the Closing Date (subject to any delay pursuant to Section 4.3) with respect to the other Purchased Assets, Buyer shall provide to Seller a proposed allocation of the Adjusted Purchase Price (as determined for U.S. federal income Tax purposes, including any additional amounts payable pursuant to Section 4.3 and any Assumed Liabilities that are required to be treated as part of the purchase price for U.S. federal income Tax purposes) among the Purchased Assets (and any other assets that are considered to be acquired for U.S. federal income Tax purposes), which allocation shall be made in accordance with Section 1060 of the Code and any applicable Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate) (the "Proposed Allocation"), and which allocation shall be consistent with the Allocation Parameters set forth in this Section 3.4(a). Notwithstanding the foregoing, prior to the Closing Date, Seller shall prepare and deliver to Buyer a proposed allocation of Adjusted Purchase Price to the component of the Purchased Assets which constitutes the Acquired Personal Property, and Buyer shall take such proposal by Seller into consideration in preparing its Proposed Allocation. Buyer shall also make available any supporting documentation or work papers that Seller may reasonably request in connection therewith, including copies of any appraisal reports received by Buyer. Within thirty (30) days following such provision, Seller shall have the right to object to all or any portion of the Proposed Allocation (by written notice to Buyer), and if Seller so objects, it shall notify Buyer (in such written notice) of such disputed item (or items) and the basis for its objection. If Seller does not object by written notice within such period, or if Seller notifies Buyer in writing that it will not deliver such a written objection notice, the Proposed Allocation as proposed by Buyer shall be deemed to have been accepted and agreed upon, and the final and conclusive allocation of the purchase price (as determined for income Tax purposes) among the Purchased Assets (a "Final Allocation"). The following shall constitute the "Allocation Parameters" for purposes of this Agreement: (i) the fair market value of the Acquired Personal Property constituting the slot machines identified on Section 3.4(a) of the Seller Disclosure Letter equals $800,000; (ii) the fair market value of all other Acquired Personal Property,

Purchase and Sale Agreement

excluding the slot machines described in subparagraph 3.4(a)(i) above and excluding inventory taken into account for purposes of Net Working Capital, shall not exceed $1,600,000; and (iii) all Acquired Personal Property shall be reported as Class V assets on the IRS Form 8594 filed by the parties.
(b)    To the extent a Final Allocation is agreed upon or deemed agreed upon in the manner set forth in Section 3.4(a), each party shall prepare mutually acceptable and substantially identical IRS Forms 8594 consistent with the Final Allocation, which the parties will use to report the transaction pursuant to this Agreement to the applicable Tax authorities. Each party will promptly provide the other party with any other information required to complete Form 8594. To the extent a Final Allocation is agreed upon or deemed agreed upon in the manner set forth in Section 3.4(a), neither party, without the consent of the other party, may take a position on any Tax Return, or before any Tax authority in connection with the examination of any Tax Return or in any subsequent judicial proceeding, that is in any manner inconsistent with the terms of the Final Allocation unless required by applicable Law; provided, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Tax authority based upon or arising out of such Final Allocation. In the event that the Final Allocation is disputed by any Governmental Entity, the Person receiving notice of such dispute shall promptly notify and consult with the other parties hereto concerning resolution of such dispute.
(c)    If the parties are unable to agree upon a Final Allocation within thirty (30) days after the date Buyer delivers the initial draft to Seller, neither party shall have any obligation to treat or report the allocation of purchase price among the Purchased Assets consistently for Tax or other reporting purposes, and, no later than one hundred twenty (120) days after the Closing Date, each of Buyer and Seller shall provide one another a true and accurate copy of the IRS Form 8594 filed or to be filed by such party; provided, however, that notwithstanding anything to the contrary in this Agreement, no party shall file any Tax Return or other Tax reporting with respect to the allocation of taxable consideration in a manner inconsistent with the Allocation Parameters. In the event that any allocation of purchase price as reported under this Section 3.4(c) is disputed by any Governmental Entity, the Person receiving notice of such dispute shall promptly notify and consult with the other parties hereto concerning resolution of such dispute.
(d)    Subject to any provision of this Section 3.4 to the contrary, each of Seller and Buyer shall cooperate in the preparation and timely filing of (i) IRS Form 8594 and any comparable state or local forms or reports, and (ii) to the extent permissible by or required by applicable Law, any corrections, amendments, or supplements (or additional forms or reports) thereto (including any supplements, amendments, forms or reports arising as a result of any adjustments to the Adjusted Purchase Price).
Section 3.5    Risk of Loss. Subject to Section 8.14 and Section 8.15, until the Transfer Time, Seller shall bear the risk of any loss or damage to the Purchased Assets from condemnation, fire, casualty or any other occurrence. At and following the Transfer Time, Buyer shall bear the risk of any loss or damage to the Purchased Assets (including the Non-Assignable Assets) from condemnation, fire, casualty or any other occurrence.

Purchase and Sale Agreement

ARTICLE 4     ADJUSTED EBITDA, WORKING CAPITAL
ADJUSTMENT AND OTHER ADJUSTMENTS
Section 4.1    Adjusted EBITDA.
(a)    During the Escrow Period, no later than the twenty-fifth (25th) day of each calendar month, Seller shall prepare and deliver to Buyer a written statement (each, an "Adjusted EBITDA Statement") of the Adjusted EBITDA for the twelve (12)-month period ending as of the last day of the prior month, which shall be prepared in good faith and using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments, valuations and estimation methodologies and income recognition and expense policies that were used in preparation of the Financial Information. For purposes of illustration, Section 4.1 of the Seller Disclosure Letter sets forth a sample calculation of Adjusted EBITDA for the 12-month period ending as of August 31, 2015 (the "Adjusted EBITDA Sample Calculation"). Notwithstanding anything herein to the contrary, but excluding manifest error or any intentional misrepresentations or omissions by Seller, Buyer acknowledges and agrees that the Adjusted EBITDA Sample Calculation and the calculation of all amounts set forth therein have been reviewed and approved by Buyer and are not subject to the review and dispute provisions of this Section 4.1.
(b)    If Buyer disagrees with the calculation of any amounts, but only amounts for the most recent month shown on an Adjusted EBITDA Statement, Buyer shall, within ten (10) days (each such period, an "EBITDA Dispute Period") after receipt of such Adjusted EBITDA Statement, notify Seller of such disagreement in writing, setting forth in detail the particulars of such disagreement. Seller will provide Buyer reasonable access to any of Seller's records not otherwise available to Buyer as a result of the transactions contemplated hereby, to the extent reasonably related to Buyer's review of the most recent month shown on such Adjusted EBITDA Statement. If Buyer fails to provide a notice of disagreement within the applicable EBITDA Dispute Period, Buyer shall be deemed to have accepted such Adjusted EBITDA Statement and the calculation of all amounts set forth thereon. If any such notice of disagreement is timely provided within the applicable EBITDA Dispute Period, Buyer and Seller shall use commercially reasonable efforts for a period of five (5) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of any and all disputed amounts for such month set forth on such Adjusted EBITDA Statement, and any amounts or calculations set forth on such Adjusted EBITDA Statement that were not disputed in Buyer's notice of disagreement delivered within the applicable EBITDA Dispute Period shall be deemed to have been accepted. If, at the end of such period, the parties are unable to fully resolve the disagreements, any remaining disagreements shall within five (5) days be presented in writing to the Auditor. The Auditor shall (i) consider only such matters as to which there is a disagreement as set forth in the Buyer's notice of disagreement, (ii) determine, as promptly as practicable, but in no event later than fifteen (15) days after the Auditor has been presented with the dispute, whether the disputed amounts for such month set forth on the Adjusted EBITDA Statement were prepared in accordance with the standards set forth in this Section 4.1, and (iii) deliver, as promptly as practicable, but in no event later than fifteen (15) days after the Auditor has been presented with the dispute, to Seller and Buyer its determination in writing. The resolution for each disputed item contained in the Auditor's determination shall be made subject to the definitions and principles set forth in this Section 4.1, and shall be consistent with either

Purchase and Sale Agreement

the position of Seller or Buyer. Seller and Buyer shall bear their own expenses in the preparation and review of each Adjusted EBITDA Statement, except that the fees and expenses of the Auditor shall be paid one-half by Buyer and one-half by Seller. The determination of the Auditor shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by Buyer, Seller or their respective Affiliates. Once the Adjusted EBITDA for a particular month has been determined in accordance with this Section 4.1, it shall be final, binding and conclusive for purposes of this Agreement.
(c)    Subject to Section 4.1(d), in the event that (i) at Closing, the Adjusted EBITDA set forth in the most recent Adjusted EBITDA Statement determined in accordance with this Section 4.1 is equal to or greater than Four Million Seven Hundred Thousand Dollars ($4,700,000), or (ii) the Closing occurs after December 31, 2015 and the Adjusted EBITDA set forth in the Adjusted EBITDA Statement for the period ended December 31, 2015 determined in accordance with this Section 4.1 is equal to or greater than Four Million Seven Hundred Thousand Dollars ($4,700,000), then, the Cash Consideration shall be Thirty Million Dollars ($30,000,000).
(d)    In the event that, at Closing, the Adjusted EBITDA set forth in the most recent Adjusted EBITDA Statement determined in accordance with Section 4.1 is less than Four Million Seven Hundred Thousand Dollars ($4,700,000), and the provisions of Section 4.1(c)(ii) are not applicable or have not been satisfied, but, as of such date, Seller has provided an Adjusted EBITDA Statement to Buyer for the subsequent month pursuant to Section 4.1(a) setting forth an Adjusted EBITDA in excess of such amount and Buyer has not yet reviewed or accepted (or deemed accepted) it, Seller may elect to extend the Closing Date until the day that is three (3) Business Days after the Adjusted EBITDA set forth in such Adjusted EBITDA Statement is determined in accordance with Section 4.1 and, in such case, such Adjusted EBITDA set forth in such Adjusted EBITDA Statement shall be used for purposes of determining the Cash Consideration and whether Buyer may terminate the Agreement pursuant to Section 10.1(g).
(e)    Subject to Section 4.1(d), in the event that (i) at Closing, the Adjusted EBITDA set forth in the most recent Adjusted EBITDA Statement determined in accordance with this Section 4.1 is less than Four Million Seven Hundred Thousand Dollars ($4,700,000), and (ii) if the Closing occurs after December 31, 2015 and the Adjusted EBITDA set forth in the Adjusted EBITDA Statement for the period ended December 31, 2015 determined in accordance with Section 4.1 is less than Four Million Seven Hundred Thousand Dollars ($4,700,000), then, the Cash Consideration shall be Twenty Eight Million Five Hundred Thousand Dollars ($28,500,000).
Section 4.2    Estimated Closing Statement. No less than two (2) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a written closing statement (the "Estimated Closing Statement") of the Estimated Closing Net Working Capital, which shall be prepared in good faith and using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments, valuations and estimation methodologies and income recognition and expense policies that were used in preparation of the Financial Information. For purposes of illustration, Section 4.2 of the Seller Disclosure Letter sets forth a sample calculation of Net Working Capital as of August 31, 2015.

Purchase and Sale Agreement

Section 4.3    Final Adjustments.
(a)    No more than sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a written statement (the "Final Closing Statement") of the Final Closing Net Working Capital including a detailed breakdown of the various amounts of each component of Net Working Capital, which breakdown will be similar to that set forth in Section 4.2 of the Seller Disclosure Letter.
(b)    If Seller disagrees with the calculation of any amounts on the Final Closing Statement, Seller shall, within thirty (30) days (such period, the "Dispute Period") after receipt of the Final Closing Statement, notify Buyer of such disagreement in writing, setting forth in detail the particulars of such disagreement. Buyer will provide Seller reasonable access to any of Buyer's records not otherwise available to Seller as a result of the transactions contemplated hereby, to the extent reasonably related to Seller's review of the Final Closing Statement. If Seller fails to provide a notice of disagreement within the Dispute Period, Seller shall be deemed to have accepted the Final Closing Statement and the calculation of all amounts set forth thereon. If any such notice of disagreement is timely provided within the Dispute Period, Buyer and Seller shall use commercially reasonable efforts for a period of five (5) Business Days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of any and all disputed amounts set forth on the Final Closing Statement, and any amounts or calculations set forth on the Final Closing Statement that were not disputed in Seller's notice of disagreement delivered within the Dispute Period shall be deemed to have been accepted. If, at the end of such period, the parties are unable to fully resolve the disagreements, any remaining disagreements shall be resolved by the Denver, Colorado office of Grant Thornton LLP (the "Auditor"). The Auditor shall (i) consider only such matters as to which there is a disagreement as set forth in the Seller's notice of disagreement, (ii) determine, as promptly as practicable, whether the disputed amounts set forth on the Final Closing Statement were prepared in accordance with the standards set forth in Section 4.2 and this Section 4.3, and (iii) deliver, as promptly as practicable, to Seller and Buyer its determination in writing. The resolution for each disputed item contained in the Auditor's determination shall be made subject to the definitions and principles set forth in Section 4.2 and this Section 4.3, and shall be consistent with either the position of Seller or Buyer. Seller and Buyer shall bear their own expenses in the preparation and review of the Estimated Closing Statement and the Final Closing Statement, except that the fees and expenses of the Auditor shall be paid one-half by Buyer and one-half by Seller. The determination of the Auditor shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by Buyer, Seller or their respective Affiliates. The date on which any amount set forth on the Final Closing Statement is finally determined in accordance with this Section 4.3(b) is hereinafter referred to as the "Determination Date" for such amount.
(c)    Any Purchase Price Shortage determined to be due and owing to Seller from Buyer, or any Purchase Price Overage determined to be due and owing to Buyer from Seller, as applicable, pursuant to this Section 4.3 (the "Final Closing Payment") shall be paid by Buyer to Seller, or by Seller to Buyer, as applicable, within two (2) Business Days after the applicable Determination Date. Notwithstanding the foregoing, Seller and Buyer acknowledge and agree that in the event of a Purchase Price Shortage, Seller shall deposit into the Indemnification Escrow ten percent (10%) of any Purchase Price Shortage (the "Additional

Purchase and Sale Agreement

Indemnification Escrow Amount") and Seller shall retain ninety percent (90%) of the Purchase Price Shortage.
Section 4.4    Accounts Receivable; Accounts Payable; Deposits.
(a)    Accounts Receivable. After the Closing, Seller shall promptly deliver to Buyer any cash, checks or other property that Seller or any of its Affiliates receive to the extent relating to the Accounts Receivable included in the Final Closing Net Working Capital. After the Closing, Buyer shall promptly deliver to Seller any cash, checks or other property that Buyer or its Affiliates receive to the extent relating to any Accounts Receivable not included in the Final Closing Net Working Capital. Neither party nor their Affiliates shall agree to any settlement, discount or reduction of the Accounts Receivable belonging to the other party. Neither party nor their Affiliates shall assign, pledge or grant any security interest in the Accounts Receivable of the other party.
(b)    Accounts Payable. On and after the Closing, Buyer shall satisfy accounts payable of the Business as and when due to the extent included in the Estimated Closing Net Working Capital, as modified by the Final Closing Net Working Capital. With respect to the Business, each party and its Affiliates will promptly deliver to the other a true copy of any invoice, written notice of accounts payable or written notice of a dispute as to the amount or terms of any accounts payable received from the creditor of such accounts payable to the extent such accounts payable is owed by the other party. Should either party discover it has paid any accounts payable belonging to the other party, then Buyer or Seller, as applicable, shall provide written notice of such payment to the other party and the other party shall promptly reimburse the party that paid such accounts payable all amounts listed in such notice.
(c)     Customer Deposits. Customer Deposits received by Seller relating to rooms, services and/or events at the Hotel and Casinos relating to the period from and after the Closing shall (to the extent outstanding as of the Closing Date) be reflected and included in the calculation of the Final Closing Net Working Capital. Seller shall not have any further liability or responsibility after Closing with respect to any Customer Deposits for post-Closing matters to the extent such amounts were reflected in the calculation of the Final Closing Net Working Capital.
Section 4.5    Corrective Actions. If, within twelve (12) months after the Closing, Seller and Buyer determine that Seller has transferred to Buyer any assets or Liabilities that, pursuant to the terms of this Agreement, constitute (or should have constituted) Excluded Assets or Excluded Liabilities, or Seller has retained any assets or Liabilities that, pursuant to the terms of this Agreement, constitute (or should have constituted) Purchased Assets or Assumed Liabilities, then such assets or Liabilities shall be returned or transferred, as applicable, and the other party shall be obliged to accept such return or transfer.
Section 4.6    House Funds. At Closing, Buyer shall purchase all House Funds as of the Transfer Time, and Buyer shall pay to Seller the amount of all such House Funds by electronic transfer of immediately available funds to an account designated in writing by Seller. House Funds shall be counted as of the Transfer Time (the "Countdown"), and excluded as current assets in the calculation of the Estimated Closing Net Working Capital and the Final

Purchase and Sale Agreement

Closing Net Working Capital. A representative of Buyer and Seller shall be present at the Countdown. The Chips and Tokens shall be excluded from the Countdown.
ARTICLE 5     CLOSING
Section 5.1    Time and Place. Unless this Agreement is earlier terminated pursuant to ARTICLE 10 hereof, the consummation of the transactions contemplated by this Agreement, including the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the "Closing"), shall close through Escrow and take place promptly (but in no event more than five (5) Business Days) following the satisfaction or waiver by the applicable party of the conditions set forth in ARTICLE 9 hereof (other than those conditions to be satisfied or waived at or upon the Closing) (the "Closing Date"), at such time and place as is agreed to by the parties; provided, however, that (i) the Closing shall not occur on December 30 or 31, 2015, or January 1 or 2, 2016, (ii) Seller may postpone the Closing Date as set forth in Section 4.1(d), Section 8.14, Section 8.15 and Section 12.2; and (iii) if, the sole reason for the failure of Closing to occur by the Outside Date is the failure of Buyer to obtain all necessary Gaming Approvals notwithstanding the diligent pursuit by Buyer of all such necessary Gaming Approvals in good faith, Buyer shall have the right to extend the Outside Date by thirty (30) days (an "Extension Period") by providing Seller written notice of such extension (an "Extension Notice") at least ten (10) days prior to the Outside Date. Thereafter, if Buyer continues to diligently pursue all necessary Gaming Approvals after the extended Outside Date, Buyer shall have the right to extend the extended Outside Date by up to three (3) additional Extension Periods by providing Seller an Extension Notice at least ten (10) days prior to the applicable extended Outside Date. Buyer shall represent to Seller in each Extension Notice that it has a good faith belief, after consultation with its legal and regulatory counsel, that there is a reasonably likely prospect that Buyer will receive the Gaming Approvals prior to the Outside Date (as extended). The first three (3) Extension Periods may be exercised by Buyer without additional payment or consideration. To exercise the fourth Extension Period, however, Buyer shall, concurrently with delivery of the Extension Notice, deliver to the Escrow Agent the amount of One Hundred Thousand Dollars ($100,000), which shall be treated as an increase to, and part of, the Deposit for all purposes of this Agreement.
Section 5.2    Deliveries at Closing. The following documents or other items will be executed and/or delivered, as applicable, by Buyer and/or Seller, as applicable, at or prior to the Closing:
(a)    Deed. Seller shall execute and deliver a Special Warranty Deed in the form attached as Exhibit A (the "Deed"), conveying to Buyer the Real Property. In connection with the Deed, Buyer shall execute and deliver a State of Colorado Real Property Transfer Declaration.
(b)    Bill of Sale for Personal Property. Seller shall execute and deliver a Bill of Sale and Assignment in the form attached as Exhibit B, conveying to Buyer all of the Acquired Personal Property (the "Bill of Sale").
(c)    Assumed Contracts; Assumed Liabilities. Seller and Buyer shall execute and deliver one or more Assignment and Assumption Agreements (i) in the form attached as

Purchase and Sale Agreement

Exhibit C-1 to transfer to Buyer the Assumed Liabilities and the Assumed Contracts (other than the Ground Leases), and (ii) in the form attached as Exhibit C-2 to transfer to Buyer the Ground Leases, and, in each case, Buyer and Seller agrees to execute and deliver such other assumption agreements or other documents necessary to effectuate the transfer of the Assumed Contracts and the assumption of the Assumed Liabilities.
(d)    Non-Foreign Status Certificate. Seller shall execute and deliver a Certification of Non-Foreign Status in the form attached as Exhibit D.
(e)    Transfer of Guest Baggage. Seller and Buyer shall execute and deliver a Confirmation of Transfer of Guest Baggage with respect to any guest baggage entrusted to Seller as of the Transfer Time in the form attached as Exhibit E and pursuant to Section 8.10(c).
(f)    Vehicle Titles. Seller shall execute and deliver a Bill of Sale in the form attached as Exhibit F for all Passenger/Delivery Vehicles along with certificates of title endorsed for transfer to Buyer.
(g)    FCC License. As to the FCC License, to the extent an FCC Approval has been issued prior to the Closing, Seller shall execute and deliver an Assignment of FCC License in the form attached as Exhibit G.
(h)    Trademark Assignment. Seller and Buyer shall execute and deliver the Trademark Assignment Agreement in the form attached hereto as Exhibit H ("Trademark Assignment Agreement").
(i)    Domain Name Assignment. Seller and Buyer shall execute and deliver the Domain Name Assignment in the form attached as hereto as Exhibit I.
(j)    Buyer Certificate. Buyer shall execute and deliver the certificate required by Section 9.3(a) and Section 9.3(b) hereof. With respect to inventory constituting Purchased Assets, Buyer shall execute and deliver to Seller Form DR 0563 (Sales Tax Exemption Certificate Multi Jurisdiction) in accordance with Section 39-26-101 et seq. of the Colorado Revised Statutes and any other sales tax exemption certificate required by any other local Governmental Entity or otherwise reasonably requested by Seller. The foregoing shall not include any certifications in connection with the withholding procedure under Section 31-26-117(d) and (e) of the Colorado Revised Statutes, any similar local procedure, or any other certificate or withholding procedure in connection with Transfer Taxes.
(k)    Seller Certificate. Seller shall execute and deliver the certificate required by Section 9.2(a) and Section 9.2(b) hereof.
(l)    Purchase Price. Buyer shall deliver to Seller the Purchase Price in accordance with Section 3.1 and the amount of the House Funds as of the Transfer Time in accordance with Section 4.6.
(m)    Gaming Approvals. Buyer shall deliver to Seller evidence reasonably satisfactory to Seller that Buyer has obtained all Gaming Approvals required to consummate the transactions contemplated hereby.

Purchase and Sale Agreement

(n)    Lien Release Documentation. Seller shall deliver to Buyer evidence reasonably satisfactory to Buyer that any Liens on the Purchased Assets imposed pursuant to the Nevada State Bank Loan have been, or will concurrently with Closing, be released.
(o)    Indemnification Escrow Agreement. Seller and Buyer shall execute and deliver to Indemnification Escrow Agent the Indemnification Escrow Agreement.
(p)    Other Documents. Any other documents, instruments or agreements that are reasonably requested by Escrow Agent, Buyer or Seller and are necessary to consummate the transactions contemplated hereby and that have not previously been delivered.
Section 5.3    Closing Costs. Seller shall pay the portion of the premium attributable to a standard owner's policy of title insurance for the Real Property, and Buyer shall pay the cost of the Survey, the additional premium for an extended ALTA coverage title insurance policy and the cost of any endorsements which Buyer may request. Buyer and Seller shall each pay one-half of any escrow fees, and except as otherwise provided herein, all other escrow and Closing costs, including recording fees, shall be allocated to and paid by Seller or Buyer in accordance with the manner in which such costs are customarily paid by such parties in sales of similar property in Teller County, Colorado; provided, however, that each party shall pay its own attorneys' fees. No less than five (5) Business Days prior to the Closing Date, Escrow Agent shall prepare and deliver to Seller and Buyer, for their approval, a written settlement statement reflecting the foregoing costs and expenses.
ARTICLE 6     REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer that the statements contained in this ARTICLE 6 are true and correct as of the Effective Date (except as to such representations and warranties that address matters as of another date, which are given only as of such date), except as set forth herein or in the disclosure letter delivered by Seller to Buyer herewith which is by this reference incorporated herein (the "Seller Disclosure Letter"). The Seller Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement and the disclosure in any paragraph of the Seller Disclosure Letter shall also qualify expressly cross-referenced paragraphs in this Agreement.
Section 6.1    Organization. Seller is duly organized and validly existing under the Laws of its state of organization and has all requisite power and authority to own, lease and operate its assets and to carry on its business as now being conducted. Seller is duly qualified or registered to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it requires it to be so qualified or registered, except where such failure to be so qualified, registered or in good standing would not reasonably be expected to have, individually or in the aggregate, a Seller Adverse Effect.
Section 6.2    Authority; No Conflict; Required Approvals.
(a)    Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Seller of the transactions contemplated

Purchase and Sale Agreement

hereby have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect affecting creditors' rights generally, and (ii) general principles of equity.
(b)    Except as set forth in Section 6.2(b) of the Seller Disclosure Letter, the execution and delivery by Seller of this Agreement, and the consummation by Seller of the transactions contemplated hereby do not and will not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of Seller, (ii) result in any material violation or material breach of, or constitute (with or without notice or lapse of time, or both) a material default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any Material Contract, or (iii) subject to the governmental filings and other matters referred to in Section 6.2(c), conflict with or violate in any material respects any Law applicable to Seller or the Purchased Assets.
(c)    No Approval of, to or with, any Governmental Entity is required by or with respect to Seller in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby, except for (i) any Approvals and filing of notices required under Gaming Laws, (ii) such other Approvals as may be required under the Laws of any jurisdiction in which Seller conduct any business or own any assets, the failure of which to make or obtain would not, individually or in the aggregate, be reasonably likely to have a Seller Adverse Effect, (iii) any Approvals required by Buyer or any of its Affiliates or key employees (including, without limitation, under the Gaming Laws or under Laws regulating the consumption, sale or serving of alcoholic beverages (collectively, "Liquor Laws")), and (iv) such Approvals set forth in Section 6.2(c) of the Seller Disclosure Letter.
Section 6.3    Financial Information.
(a)    Section 6.3(a) of the Seller Disclosure Letter contains a copy of the balance sheets and related consolidated statements of earnings, shareholders' equity and cash flows relating to the Business for fiscal years ended December 31, 2014 and 2013 (the "Financial Statement") and the unaudited balance sheet and related statements of earnings, relating to the Business for the six (6) months ended June 30, 2015 (the "Balance Sheet" and together with the Financial Statement, the "Financial Information"). The Financial Information was prepared in accordance with GAAP in effect at the time of such preparation (except as may be indicated in the notes to the Financial Information) and fairly presented in all material respects the consolidated financial position of the Business as of such date. Notwithstanding the foregoing, Buyer acknowledges that no representation or warranty is made that Buyer will be able to operate the Business for the costs reflected in the Financial Information.
(b)    Except (i) as set forth in the Balance Sheet or otherwise disclosed in any notes thereto, (ii) for Excluded Liabilities, and (iii) as set forth in Section 6.3(b) of the Seller Disclosure Letter, there are no Liabilities relating to the Business required to be reflected on

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the Balance Sheet in accordance with GAAP other than Liabilities incurred in the Ordinary Course of Business since the date of the Balance Sheet (the "Balance Sheet Date").
(c)    Except as set forth on Section 6.3(c) of the Seller Disclosure Letter, the Accounts Receivable reflected on the Balance Sheet (a) have arisen from bona fide transactions entered into by Seller involving the sales and deliveries of goods, performance of services or other transactions in the Ordinary Course of Business; and (b) to Seller's Knowledge, are not subject to claims of set-off or other defenses or counterclaims other than normal allowances.
Section 6.4    Taxes. Except as set forth on Section 6.4 of the Seller Disclosure Letter:
(a)    Seller has timely filed all Tax Returns that Seller was required to file with respect to the Business. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable Laws. All Taxes owed by Seller (whether or not shown on any Tax Returns) have been paid.
(b)    Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party and complied with all information reporting and backup withholding provisions of applicable Law, including the timely filing of all Forms W-2 and 1099 required with respect thereto.
(c)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.
(d)    Any and all deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.
(e)    Seller and any Subsidiary are not a party to any action by any taxing authority, including, but not limited to, any tax protest (formal or informal), request for abatement of penalties or interest, due process hearing or request thereof, examination, appeals, claim for refund, or request for abatement of penalties and interest.
(f)    There are no pending or threatened actions against Seller claimed or raised by any taxing authority in writing.
(g)    No claim has ever been made by a taxing authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.
(h)    There are no Liens for Taxes upon any of the Purchased Assets other than Permitted Liens.
(i)    Seller is not a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2.

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(j)    Seller is not, and has not been, a party to, or a promoter of, a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
Section 6.5    Real Property. Except as set forth in Section 6.5 of the Seller Disclosure Letter:
(a)    The Real Property, including the portion of the Real Property subject to the Ground Leases, is described on Section 6.5(a) of the Seller Disclosure Letter. Seller holds good and marketable title to the Real Property subject to the Permitted Liens.
(b)    There are no pending condemnation, eminent domain, or similar proceedings or actions pending or, to Seller's Knowledge, threatened in writing, with regard to the Real Property.
(c)    Seller has not leased, subleased or otherwise granted to any Person the right to use or occupy such Real Property or any portion thereof.
(d)    There are no unrecorded outstanding options, rights of first offer or rights of first refusal in favor of a third party to purchase the Real Property or any portion thereof or interest therein.
(e)    The Ground Leases are described on Section 6.5(e)(i) of the Seller Disclosure Letter. Seller has provided Buyer with a true and complete copy of each of the Ground Leases. Except for the Leased Real Property and as disclosed on Section 6.5(e)(ii) of the Seller Disclosure Letter, none of the Real Property consists of real property leased, licensed or occupied by Seller as a tenant, licensee or other occupant pursuant to a lease, sublease, license or other occupancy arrangement. Except for Permitted Liens, Seller has not pledged, mortgaged or otherwise granted a Lien on its leasehold interest in any Leased Real Property.
Section 6.6    Intellectual Property. Except as set forth in Section 6.6 of the Seller Disclosure Letter:
(a)    Section 6.6(a) of the Seller Disclosure Letter lists all Intellectual Property Registrations.
(b)    Section 6.6(b) of the Seller Disclosure Letter lists all material Intellectual Property Agreements. Seller has provided Buyer with true and complete copies of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each such Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller's Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any such Intellectual Property Agreement. To Seller's Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any such Intellectual Property Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

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(c)    Seller has the valid right to use the Intellectual Property Assets and the Intellectual Property licensed to Seller pursuant to the Intellectual Property Agreements, free and clear of all Liens (except for any Permitted Liens), except as would not, individually or in the aggregate, reasonably be expected to have a Seller Adverse Effect.
(d)    During the three (3)-year period ending on the Effective Date, Seller has not received any written notices or claims, and there has been no civil action or other legal proceeding (including any oppositions, interferences or re-examinations) settled, pending or threatened in writing (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Seller in connection with the Business; (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property Assets or Seller's rights with respect to any Intellectual Property Assets; or (iii) by Seller alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets.
(e)    Section 6.6(e) of the Seller Disclosure Letter lists all material licenses, sublicenses and other agreements pursuant to which Seller grants any rights or authority to any other Person with respect to any Intellectual Property Assets or Intellectual Property Agreements. Seller has provided Buyer with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between Seller and, to Seller's Knowledge, the other parties thereto, and Seller and, to Seller's Knowledge, such other parties are in full compliance with the terms and conditions of such agreements.
Section 6.7    Material Contracts.
(a)    Except for those Assumed Contracts that are terminable by Seller upon sixty (60) days' notice or less without penalty, Section 6.7(a) of the Seller Disclosure Letter contains a complete and accurate list, as of the Effective Date, of (i) any written Assumed Contract relating to the Business providing on its face for aggregate annual payments to or by Seller in excess of Sixty Thousand Dollars ($60,000), and (ii) the Ground Leases (collectively, the "Material Contracts").
(b)    Except as set forth in Section 6.7(b) of the Seller Disclosure Letter, (i) each Material Contract is valid and binding upon Seller (and, to Seller's Knowledge, on all other parties thereto), in accordance with its terms and is in full force and effect, (ii) there is no breach or violation of or default by Seller or, to Seller's Knowledge, by any other party under any of the Material Contracts, whether or not such breach, violation or default has been waived, and (iii) no event has occurred with respect to Seller or, to Seller's Knowledge, any other party, which, with notice or lapse of time or both, would constitute a breach, violation or default of, or give rise to a right of termination, modification, or acceleration under, any of the Material Contracts.
Section 6.8    Litigation. Except as set forth in Section 6.8 of the Seller Disclosure Letter, there is no action, suit or proceeding, claim, arbitration or investigation against Seller, pending, or, to Seller's Knowledge, threatened in writing against, Seller relating to the Purchased Assets or the Business before any arbitrator or Governmental Entity.

Purchase and Sale Agreement

Section 6.9    Environmental Matters. Except as set forth in Section 6.9 of the Seller Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Seller Adverse Effect, (a) there are no Environmental Liabilities or Environmental Conditions; and (b) there is no pending or, to Seller's Knowledge, threatened in writing enforcement action relating to any Environmental Condition.
Section 6.10    Approvals; No Violation of Laws.
(a)    All Seller Permits are set forth on Section 6.10(a) of the Seller Disclosure Letter.
(b)    Except as set forth in Section 6.10(b) of the Seller Disclosure Letter and for such occurrences or failures to obtain or comply that would not, individually or in the aggregate, reasonably be expected to have a Seller Adverse Effect, (i) all Approvals from Governmental Entities required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets as of the Effective Date have been obtained by Seller and are valid and in full force and effect, and (ii) no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such Approval.
(c)    Except as set forth in Section 6.10(c) of the Seller Disclosure Letter, (i) during the three (3)-year period ending on the Effective Date, Seller has not received any written notice from any Governmental Entity alleging that Seller is not in compliance with any applicable Law, including any Environmental Law, building code or zoning ordinance, in each case that remains pending or unresolved as of the Effective Date, and (ii) Seller has not received written notice of any investigation or review by any Governmental Entity with respect to the Business or the Purchased Assets that is pending, and, no investigation or review has been threatened in writing.
Section 6.11    Labor and Employment Matters. Except as disclosed in Section 6.11 of the Seller Disclosure Letter:
(a)    To Seller's Knowledge, there are no unfair labor practice charges or unfair labor practice complaints pending against Seller related to the Hotel and Casinos or any Property Employees before the National Labor Relations Board, or any similar labor relations Governmental Entities. There is no strike, slowdown, work stoppage or lockout, or, to Seller's Knowledge, any written threat thereof, by or with respect to any Property Employees, nor has there been any such strike, slowdown, work stoppage or lockout during the three (3) year period ending on the Effective Date. To Seller's Knowledge, there have been no activities or proceedings of any labor union to organize any non-unionized employees at the Hotel and Casinos during the three (3)-year period ending on the Effective Date, and there are no petitions for elections pending against Seller as of the Effective Date before the National Labor Relations Board with respect to Property Employees or of which Seller has received written notice as of the Effective Date with respect to Property Employees.
(b)    Prior to the Effective Date, Seller has provided to Buyer a list of all persons who are Property Employees of the Business as of such date, including any Property

Purchase and Sale Agreement

Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; and (v) commission, bonus or other incentive-based compensation. Seller shall update such list within five (5) Business Days prior to the Closing to reflect any changes from the Effective Date.
(c)    Seller is not, and has not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, "Union"), and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any Property Employee, and no Union or group of Property Employees is seeking or has sought to organize employees for the purpose of collective bargaining. Seller has no duty to bargain with any Union.
Section 6.12    Employee Benefits.
(a)    Section 6.12(a) of the Seller Disclosure Letter lists the Seller Benefit Plans in effect as of the Effective Date, except for the Assumed Employment Agreements, which are identified in Section 8.3(c) of the Seller Disclosure Letter. Copies of each of the Seller Benefit Plans maintained by Seller with respect to the Business as of the Effective Date have been provided or made available to Buyer.
(b)    The Seller 401(k) Plan is intended to qualify under Section 401(a) of the Code and either (A) a favorable determination or opinion letter has been issued by the IRS as to the qualified status of the Seller 401(k) Plan and such determination or opinion letter has not been revoked or, (B) if the remedial amendment period for the Seller 401(k) Plan has not yet expired, all amendments to the Seller 401(k) Plan that are required by the IRS through the Effective Date have been adopted on a timely basis, (ii) to Seller's Knowledge, no fact or event has occurred that could affect adversely the qualified status of the Seller 401(k) Plan, and (iii) the Seller 401(k) Plan is not a "multiple employer plan" (within the meaning of Section 413(c) of the Code).
(c)    No Seller Benefit Plan is, and neither Seller nor any ERISA Affiliate contribute to, have ever contributed to within the past six (6) years, or have any material Liability with respect to any employee benefit plan that is a pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code. None of the Purchased Assets are subject to any lien under Section 412(n) of the Code or Section 4068 of ERISA.
Section 6.13    Brokers. Except for any fees owed to CBRE by Seller in connection with the transaction contemplated hereby (the "CBRE Fees"), which will be compensated by Seller, no broker, financial advisor or finder is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or its Affiliates.
Section 6.14    Sufficiency of Assets. The Purchased Assets (together with the House Funds) include all of the assets that are reasonably necessary for the operation of the Business immediately following the Closing in substantially the same manner as currently

Purchase and Sale Agreement

conducted by Seller, other than (a) the Excluded Assets, and (b) those matters set forth in Section 6.14 of the Seller Disclosure Letter, in each case assuming that: (i) Buyer shall have obtained all required Governmental Approvals therefor and (ii) all Assumed Contracts shall have been assigned to Buyer, or otherwise Buyer shall have received the benefits thereunder pursuant to Section 1.4(a) (it being agreed and understood that Seller is not making any representation or warranty hereunder as to whether the amount of the House Funds is in an amount sufficient to operate the Business).
Section 6.15    Insurance. As of the Effective Date, the assets, properties and operations of the Business are insured under various policies of insurance described in Section 6.15 of the Seller Disclosure Letter (the "Insurance Policies"). For each such policy, Section 6.15 of the Seller Disclosure Letter sets forth: (a) the policy holder, (b) the name of the insurer, (c) the amounts of coverage, and (d) the expiration date. As of the Effective Date, all such policies are in full force and effect, all premiums with respect thereto have been paid to the extent due, no notice of cancellation has been received, and, to Seller's Knowledge, there is no existing material default, or event which the giving of notice or lapse of time or both, would constitute a material default, by any insured thereunder. To Seller's Knowledge, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Seller has not received any written notice of cancellation of, or alteration of coverage under, any of such Insurance Policies. True and complete copies of insurance binders regarding the Insurance Policies have been made available to Buyer.
Section 6.16    Absence of Material Changes. Since the Balance Sheet Date or as set forth in Section 6.16 of the Seller Disclosure Letter, the Business has been conducted in the Ordinary Course of Business, and there has not been any event, occurrence, state of circumstances or facts or change in the Purchased Assets or the Business that has had or that may reasonably be expected to have, individually or in the aggregate, a Seller Adverse Effect.
Section 6.17    Compliance with OFAC. Seller and its owners, managers, general partners, directors and officers ("Covered Parties") are in compliance with all applicable money laundering laws and regulations including (to the extent applicable) the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. Section 1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any executive order relating thereto. Seller represents and warrants and covenants that (a) none of its Covered Parties currently are, or shall be at any time during the term hereof, in violation of any applicable laws relating to terrorism or money laundering (collectively, the "Anti-Terrorism Laws"), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and regulations of the U.S. Treasury Department's Office of Foreign Assets Control (OFAC) related to Specially Designated Nationals and Blocked Persons ("SDNs") (OFAC Regulations), and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the "USA Patriot Act"); and (b) none of its Covered Parties is or shall be during the term hereof a "Prohibited Person" which is defined as a person or entity owned or controlled by, affiliated

Purchase and Sale Agreement

with, or acting for or on behalf of, any person or entity that is identified as an SDN on the then-most current list published by OFAC at its official website, http://www.treas.gov/offices/eotffc/ofac/sdn/t11sdn.pdf or at any replacement website or other replacement official publication of such list.
ARTICLE 7     REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller that the statements contained in this ARTICLE 7 are true and correct as of the Effective Date, and as of the Closing Date.
Section 7.1    Organization. Buyer is duly organized, validly existing and in good standing under the Laws of the State of Nevada and has all requisite limited liability company power and authority to carry on its business as now being conducted. Buyer is duly qualified or registered to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or registration necessary, except where the failure to be so qualified, registered or in good standing would not have a Buyer Adverse Effect.
Section 7.2    Authority; No Conflict; Required Approvals.
(a)    Buyer has all requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation by Buyer of the transactions hereunder, have been duly authorized by all necessary limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect affecting creditors' rights generally and (ii) general principles of equity.
(b)    The execution and delivery by Buyer of this Agreement does not, and the consummation by Buyer of the transactions that are contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the articles of organization, operating agreement or other organizational documents of Buyer, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any Contract or other obligation to which Buyer is a party or by which it or any of its properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 7.2(c) hereof, conflict with or violate any permit, concession, franchise, license or Law applicable to Buyer or any of its properties or assets, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, defaults, terminations, cancellations or accelerations, losses or failures to obtain any such consent or waiver that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Adverse Effect.

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(c)    No Approval to, from or with, any Governmental Entity is required by or with respect to Buyer in connection with Buyer's execution and delivery of this Agreement or the consummation by Buyer of the transactions that are contemplated hereby or thereby, except for (i) any Approvals required under the Gaming Laws, or (ii) such Approvals related to, required for or arising out of, compliance with the Liquor Laws.
Section 7.3    Brokers. No broker, financial advisor or finder is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or its Affiliates.
Section 7.4    No Financing Contingency. Buyer will have available on the Closing Date sufficient immediately available funds to enable Buyer to pay the Purchase Price, the Final Closing Payment and all fees and expenses necessary or related to the consummation and Closing of the transactions contemplated by this Agreement.
Section 7.5    Licensability. Neither Buyer nor any of its Representatives, Affiliates, or Subsidiaries, has ever been denied, or had revoked, a gaming license or finding of suitability or has ever been found unsuitable or been disqualified by a Gaming Authority or other Governmental Entity. To Buyer's Knowledge, as of the Effective Date, following consultation with Buyer's legal and regulatory advisors, there are no facts, which, if known to any Gaming Authority, would (a) be reasonably likely to result in the denial, revocation, limitation or suspension of a gaming license or other Gaming Approval held by or issued to Buyer or any Representative, Affiliate or Subsidiary, or (b) result in a negative outcome under the licensing or suitability proceedings necessary for the consummation of the transactions under this Agreement, including the imposition of any negative condition being placed on any license or finding of suitability.
Section 7.6    Waiver of Buyer's Further Due Diligence Investigation. Buyer acknowledges that it is familiar with the Purchased Assets and has had the opportunity, directly or through its Representatives, to inspect the Purchased Assets and conduct due diligence activities. Without limitation of the foregoing, Buyer acknowledges that the Adjusted Purchase Price has been negotiated based on Buyer's express agreement that there would be no contingencies to Closing other than the conditions set forth in ARTICLE 9 hereof. Further, without limiting any representation, warranty or covenant of Seller set forth herein, or right of Buyer with respect to changes occurring after the Effective Date provided for herein, Buyer acknowledges that it has waived and hereby waives as a condition to Closing any further due diligence reviews, inspections or examinations with respect to the Real Property, the Purchased Assets and the Business, including with respect to engineering, environmental, survey, financial, operational, regulatory and legal compliance matters.
Section 7.7    Litigation. There are no actions, claims, suits or proceedings pending or, to Buyer's Knowledge, threatened in writing against Buyer or its Affiliates before any Governmental Entity, which, if determined adversely, would prevent or materially delay Buyer from completing the transactions contemplated by this Agreement.
Section 7.8    Compliance with OFAC. Buyer and its Covered Parties are in compliance with all applicable money laundering laws and regulations including (to the extent

Purchase and Sale Agreement

applicable) the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. Section 1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any executive order relating thereto. Buyer represents and warrants and covenants that (a) none of its Covered Parties currently are, or shall be at any time during the term hereof, in violation of any of the Anti-Terrorism Laws, including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and regulations of the U.S. Treasury Department's Office of Foreign Assets Control (OFAC) related to SDN's (OFAC Regulations), and/or the USA Patriot Act; and (b) none of its Covered Parties is or shall be during the term hereof a "Prohibited Person" which is defined as a person or entity owned or controlled by, affiliated with, or acting for or on behalf of, any person or entity that is identified as an SDN on the then-most current list published by OFAC at its official website, ttp://www.treas.gov/offices/eotffc/ofac/sdn/t11sdn.pdf or at any replacement website or other replacement official publication of such list.
Section 7.9    No Reliance. Buyer acknowledges that neither Seller, nor any of their Representatives, Affiliates or Subsidiaries, have made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Business, the Hotel and Casinos, the Purchased Assets, the Assumed Liabilities, or any other matter, that is not included in this Agreement, the Seller Disclosure Letter or any certificate delivered pursuant hereto.
ARTICLE 8     COVENANTS
Section 8.1    Conduct of Business Prior to the Closing. During the period from the Effective Date and continuing until the earlier of the termination of this Agreement or the Closing Date (the "Escrow Period"), subject to the limitations set forth below, Seller agrees (except to the extent contemplated by this Agreement, the Seller Disclosure Letter or any of the transactions contemplated hereby, to the extent that Buyer shall otherwise consent in writing, which consent may not be unreasonably withheld, conditioned or delayed, or to the extent that Buyer shall be deemed to have consented pursuant to this Section), to carry on the Business in the Ordinary Course of Business. Without limiting the generality of the foregoing, except (i) as necessary to effect any of the transactions contemplated by this Agreement, (ii) as contemplated by this Agreement, (iii) in the Ordinary Course of Business or (iv) as disclosed on Section 8.1 of the Seller Disclosure Letter, during the Escrow Period, without the written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) or deemed consent of Buyer pursuant to this Section 8.1, Seller agrees that it shall not:
(a)    sell, lease, dispose of, or authorize the sale, lease, or disposition of, any material assets of the Business, except for (i) sales or other dispositions of current assets in the Ordinary Course of Business, (ii) sales or other dispositions of equipment and other non-current assets in the Ordinary Course of Business, or (iii) leases of the Real Property in the Ordinary Course of Business or that are terminable, without the payment of any consideration for early termination, on no more than ninety (90) days' notice;
(b)    waive any material rights with respect to the Purchased Assets;

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(c)    incur any material Liabilities (including indebtedness) with respect to the Business that are Assumed Liabilities;
(d)    except as required by applicable Law or the terms of such Material Contract, modify, amend or terminate any of the Material Contracts;
(e)    subject any of the Purchased Assets to a Lien, other than Permitted Liens;
(f)    except as required by existing Contracts, increase, commit to increase, adopt or amend any form of compensation, bonus, profit sharing, compensation, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust plan fund or other arrangement for the benefit or welfare of any Property Employee or increase in any manner the compensation or fringe benefits of any Property Employee or pay any benefit not required by any existing plan;
(g)    make any representation to any employee of Seller that is inconsistent with or contrary to the provisions of this Agreement;
(h)    terminate any Property Employees;
(i)    close, shut down, or otherwise eliminate any part of the Business, except for such closures, shutdowns or eliminations which are (i) required by action, order, writ, injunction, judgment or decree of a Governmental Entity or otherwise required by applicable Law, or (ii) due to casualty, condemnation or other Force Majeure Events;
(j)    make any material changes to advertising or marketing plans of the Business;
(k)    incur or commit to any capital expenditure by the Business which would be payable by Buyer following the Closing;
(l)    change in any material respect its accounting policies or practices applicable to the Business (including procedures with respect to the payment of accounts payable and collection of accounts receivable, writing up or down the value of inventory in any material manner or writing-off notes or accounts receivable in any material manner, or materially reducing any of its reserves), except for any change required by GAAP or applicable Law;
(m)    permit to lapse any Seller Permit applicable to the Business which would reasonably be expected to have a Seller Adverse Effect;
(n)    fail to make such repairs and replacements and perform such maintenance operations as are necessary to maintain the Purchased Assets in the same repair, working order, and condition as they were on the Effective Date, subject to reasonable wear and tear, and damage from fire or other casualty excepted;
(o)    fail to maintain its existing insurance coverage of all types relating to Purchased Assets (however, in the event any such coverage shall be terminated or lapse, Seller may procure substantially similar substitute insurance policies which in all material respects are

Purchase and Sale Agreement

in at least such amounts and against such risks as are currently covered by such policies, and at the request of Buyer and at Buyer's sole cost and expense (which shall be paid or secured in advance to the reasonable satisfaction of Seller), the amount of insurance against fire and other casualties which, as of the Effective Date, Seller carries on the Real Property, shall be increased (at Buyer's expense) by such amount or amounts as Buyer shall reasonably specify in writing);
(p)    enter into any Contract or related Contracts that would be Assumed Contracts hereunder;
(q)    fail to perform all of its obligations under all assigned Contracts in all material respects;
(r)    fail to maintain the books and records in the Ordinary Course of Business; or
(s)    enter into a Contract to do any of the foregoing, or to authorize or announce an intention to do any of the foregoing.
It is agreed and understood that if Buyer does not grant or deny consent to a proposed action within five (5) Business Days of its receipt of the written request by Seller to take such action, Buyer shall be deemed to have consented to such action notwithstanding any other provision of this Section 8.1.
Section 8.2    Cooperation. Subject to compliance with applicable Law (including Gaming Laws and Liquor Laws), during the Escrow Period, Seller and Buyer shall confer on a regular and frequent basis with one or more Representatives of one another to report on the general status of ongoing operations of the Business.
Section 8.3    Employee Matters.
(a)    Subject to satisfaction of Buyer's reasonable standard employment qualifications, including verification of eligibility for employment, Buyer agrees to employ all of the Property Employees for a period of not less than six (6) months following the Closing Date; however the Property Employees are not intended to be beneficiaries of this clause. To carry out the purposes of the foregoing sentence, not less than ten (10) days prior to the Closing Date, Buyer shall extend written offers of employment, on terms no less favorable in the aggregate than the terms of their current employment with Seller, to all of the Property Employees employed by Seller as of such date, including individuals who are on any type of leave or disability. Property Employees shall be deemed to have accepted Buyer's offer of employment by reporting for work at their normal work locations (i) for Property Employees who are actively employed as of the Closing, immediately following the Closing, or (ii) automatically for any Property Employee who is on any type of leave or disability as of the Closing Date and, in either case, who has not rejected Buyer's offer of employment. Buyer's offers or notices of employment shall (x) notify Property Employees of the methods of acceptance set forth in either Section 8.3(a)(i) or (ii), (y) inform Property Employees that such acceptance also constitutes consent for Seller to transfer to Buyer all of such Property Employee's personnel information in Seller's possession, including, without limitation, any medical files, to the extent transferrable, and (z) be submitted to Seller for review and approval before being delivered to the Property

Purchase and Sale Agreement

Employees (which approval shall not be unreasonably withheld, conditioned or delayed). Each Property Employee who so commences employment with Buyer or an Affiliate of Buyer shall hereinafter be referred to as a "Transferred Employee."
(b)    Seller and its Affiliates shall terminate for all purposes the employment of all Property Employees (except those Property Employees covered by an Assumed Employment Agreement) who accept Buyer's offer to become Transferred Employees, effective immediately prior to the Closing ("Termination of Employment"). In connection with each Transferred Employees' Termination of Employment, Seller shall: (i) pay accrued wages, after adjustment for any and all employee contributions, deductions and withholdings required by applicable Law, to Transferred Employees upon their Termination of Employment; and (ii) transfer to Buyer (and Buyer shall assume the obligations of) any Accrued PTO, to the extent applicable, for each Transferred Employee as of the Closing Date ("Transferred PTO"), except to the extent prohibited by applicable Law, in which case Seller shall pay such non-transferable Accrued PTO to such Transferred Employees upon their Termination of Employment (and, accordingly, such non-transferable Accrued PTO shall not be included in "current liabilities" for purposes of calculating Net Working Capital). For purposes of clarity, the Transferred PTO shall be included in "current liabilities" for purposes of calculating Net Working Capital. All annual and quarterly incentive or bonus payments for which Property Employees are eligible under one or more Seller Benefit Plans shall be accrued by Seller in the Ordinary Course of Business and, if such amounts become due and payable to Property Employees prior to the Closing Date, paid by Seller to the Property Employees. If the Closing Date occurs prior to the date for which any annual or quarterly incentive or bonus payments so accrued are paid to Property Employees, Seller shall transfer to Buyer (and Buyer shall assume the obligations of) such prior-year incentive/bonus accruals or pro rata current-year incentive/bonus accruals, as applicable (the "Transferred Bonus"), in which case Buyer agrees that it shall pay the Transferred Bonus in accordance with the time and form of payment provisions of the applicable Seller Benefit Plan to the Property Employees who accrued such payments when due in an aggregate amount no less than the amount of such Transferred Bonus (all such bonus payments to be paid net of applicable deductions and withholdings required by applicable Law). For purposes of clarity, to Seller's Knowledge, the Transferred Bonus shall be included in "current liabilities" for purposes of calculating Net Working Capital. Each of the Property Employees is an at-will employee, subject to the provisions of any applicable Assumed Employment Agreement that covers any such employee.
(c)    Effective as of the Closing, Buyer shall assume the employment agreements set forth in Section 8.3(c) of the Seller Disclosure Letter to the extent in effect as of the Closing (collectively, the "Assumed Employment Agreements").
(d)    For a period of at least six (6) months immediately following the Closing, Buyer shall provide the Transferred Employees with employee benefits that are no less favorable in the aggregate than those benefits which the Transferred Employees were provided under the employee welfare benefit plans and employee pension benefit plans maintained or contributed to by Seller immediately prior to the Closing, exclusive of individual employee cost arrangements. In addition, Buyer shall cause the service of Transferred Employees with Seller and its Affiliates prior to the Closing (the "Assumed Transferred Employee Service") to be treated the same as service with any of Buyer and its Affiliates from and after the Closing Date for purposes of

Purchase and Sale Agreement

eligibility and vesting under the plans, policies and arrangements established or maintained or assumed by Buyer for the benefit of any Transferred Employees (the "Buyer Benefit Plans") (except to the extent giving such credit would result in duplication of benefits).
(e)    The terms of the Buyer Benefit Plans that are group health plans (the "Buyer's Health Plans") shall not cause any Transferred Employees or their dependents to be subject to any "pre-existing conditions" exclusions or limitations or "actively at work" requirements which would cause any of the Transferred Employees or their dependents otherwise to be excluded from Buyer's Health Plans (to the same extent that such exclusions and limitations would not have applied to the Transferred Employee under comparable Seller Benefit Plans). Following satisfaction of the requirements of the first sentence of Section 8.3(d), Buyer's Health Plans shall give effect, in determining any annual deductible, coinsurance and maximum out-of-pocket limitations, to all claims incurred, amounts paid by, and amounts reimbursed to, Transferred Employees for the calendar year in which the Closing occurs under any welfare benefit plans maintained or contributed to by Seller for their benefit immediately prior to the Closing Date (to the same extent that such credit would have applied to the Transferred Employee under comparable Seller Benefit Plans). Buyer and Seller shall coordinate their efforts and develop a mutually agreeable procedure to achieve the intent of this subsection.
(f)    Buyer and Seller hereby agree that Buyer shall assume Seller's obligations to make COBRA Coverage available to all "M&A qualified beneficiaries" as such term is defined in 29 C.F.R. Section 54.4980B-9, Q&A-4 (the "M&A QBs") in accordance with the provisions of COBRA and, accordingly, Buyer shall cause its group health plan to make COBRA Coverage available to the M&A QBs. For purposes of this subsection, the term "COBRA Coverage" means the health insurance continuation coverage required to be offered pursuant to Part 6 of Subtitle I of ERISA and Section 4980B of the Code and the regulations promulgated thereunder and, to the extent relevant, each applicable state law of similar intent (collectively, "COBRA").
(g)    Effective as of the Closing Date, Buyer shall designate a defined contribution retirement plan which is qualified or eligible for qualification under Section 401(a) of the Code ("Buyer's 401(k) Plan"). Subject to Section 8.3(d), each Transferred Employee who satisfies the eligibility requirements of Buyer's 401(k) Plan shall become eligible to participate in Buyer's 401(k) Plan on the date he or she becomes an employee of Buyer and, for purposes of each Transferred Employee's eligibility to participate, vesting and benefit or contribution entitlement under Buyer's 401(k) Plan, Buyer shall credit all periods of employment service with Seller and its Affiliates. Buyer agrees that each Transferred Employee who receives an "eligible rollover distribution" (within the meaning of Section 402(c)(4) of the Code) from the Seller 401(k) Plan shall be eligible to rollover such distribution (including an in-kind rollover of outstanding notes associated with participant plan loans) to Buyer's 401(k) Plan, in accordance with reasonable policies and procedures adopted by the plan administrators of such plans. Neither Buyer nor any of its Affiliates shall assume any Liabilities arising under or relating to the Seller 401(k) Plan. Seller agrees to take commercially reasonable actions as are necessary, including providing Transferred Employees with a 90-day grace period with regard to participant loan repayments with the goal of avoiding any deemed distributions in respect of participant loans, and Buyer agrees to cause the trustee and plan administrator of the Buyer's 401(k) Plan to accept an in-kind rollover of any such participant loans, subject to being reasonably satisfied that

Purchase and Sale Agreement

such participant loans are properly documented and compliant with Sections 4975(d)(1) and 72(p)(2) of the Code. Seller agrees to cause the unvested components of any and all accounts of Transferred Employees under the Seller 401(k) Plan to automatically vest on the Closing Date.
(h)    No provision of this Agreement shall create any third party beneficiary rights in any Person, including in any Transferred Employee, any other service provider of Seller or any Affiliate of Seller, any beneficiary or dependent of the foregoing, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Transferred Employee by Buyer or under any benefit plan which Buyer may maintain. In addition, nothing herein, whether express or implied, shall be deemed to constitute an amendment or other modification under any Seller Benefit Plan or Buyer Benefit Plan (including any Buyer's Health Plan), or shall limit the right of Seller or its Affiliates or Buyer or its Affiliates to amend, terminate or otherwise modify any such employee benefit plan, as applicable, following the Closing Date. If (i) a party other than the parties hereto makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any Seller Benefit Plan or Buyer Benefit Plan, and (ii) such provision is deemed to be an amendment to such employee benefit plan even though not explicitly designated as such in this Agreement, then, solely with respect to that employee benefit plan at issue, such provision shall lapse retroactively and shall have no amendatory effect with respect thereto.
(i)    Buyer shall be solely liable for complying with the WARN Act and any and all obligations under other applicable Laws requiring notice of plant closings, relocations, mass layoffs, reductions in force or similar actions (and for any failures to so comply), in any case, applicable to Property Employees as a result of any action by Buyer or any of their Affiliates on and after the Closing. Before, on or following the Closing, Buyer shall comply with all provisions of the WARN Act with respect to all Transferred Employees and any Property Employees who do not accept and commence employment with Buyer or any of their Affiliates, and shall be responsible for any liability to any employee or Governmental Entity resulting from Buyer's failure to comply with any provision of the WARN Act, including fines, back pay and attorneys' fees. Buyer shall indemnify, save and hold harmless the Seller Indemnified Parties from and against any and all Damages incurred in connection with, arising out of, or resulting from any failure to provide notices required pursuant to the WARN Act and other applicable Laws of similar effect, or any other failure to comply therewith.
Section 8.4    Access to Information and the Real Property; Post-Closing Cooperation.
(a)    During the Escrow Period and upon reasonable notice, subject to applicable Law, including Gaming Laws and Liquor Laws, Seller shall afford Buyer's Representatives reasonable access, during normal business hours, during the Escrow Period, to the Real Property and to all personnel, properties, books, Contracts and records of the Hotel and Casinos and, during such period, Seller shall promptly furnish, to the extent in its actual possession, to Buyer all information concerning the Business (collectively, the "Property Documents") as Buyer may reasonably request (collectively, the "Inspection"); provided, however, that (i) Buyer shall provide Seller with at least forty-eight (48) hours' prior written notice of any Inspection; (ii) if Seller so requests, Buyer's Representatives shall be accompanied by a Representative of Seller; (iii) Buyer shall not initiate contact with employees or other

Purchase and Sale Agreement

Representatives of Seller other than such Representative of Seller designated by Seller without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed; (iv) Buyer's Representatives shall not be entitled to perform any physical testing of any nature with respect to any portion of the Real Property without Seller's prior written consent, which may be withheld in Seller's sole discretion; (v) Buyer shall not interfere with the Business in any material respect; (vi) Buyer shall, at its sole cost and expense, promptly repair any damage to the Purchased Assets or any other property owned or leased by a Person other than Buyer arising from or caused in major part by the Inspection, and shall reimburse Seller for any loss arising from or caused by any Inspection, and restore the Purchased Assets or such other third-party property to substantially the same condition as existed prior to such Inspection, and shall indemnify, defend and hold harmless Seller and its Affiliates from and against any personal injury or property damage claims, liabilities, judgments or expenses (including reasonable attorneys' fees) incurred by any of them arising or resulting therefrom; and (vii) in no event shall this Section 8.4(a) constitute a limitation of Buyer's waiver of further due diligence in Section 7.6 hereof, nor shall the results of any such Inspection or Buyer's satisfaction therewith be a condition to Buyer's obligations under this Agreement, it being the intent of the parties hereto that Buyer purchase the Real Property and the other Purchased Assets on an "AS IS, WHERE IS" basis. Prior to entering the Real Property to perform any tests and assessments or for any other reason permitted hereunder and, thereafter, for the remainder of the Escrow Period, Buyer shall maintain a policy of comprehensive public liability insurance in an amount not less than Two Million Dollars ($2,000,000) naming Seller as an additional primary insured, insuring against any and all Liabilities for damages to property or injury or death to persons arising out of the entry onto the Real Property of all persons and property on Buyer's behalf. Such insurance policy shall be with a nationally recognized insurance company reasonably acceptable to Seller and shall provide that it may not be terminated without providing Seller at least thirty (30) days written notice. Prior to Buyer's entry onto the Real Property, Buyer shall deliver to Seller a certificate of insurance evidencing the insurance policy required by this Section.
(b)    Following the Effective Date, each party hereto will hold, and will use its commercially reasonable efforts to cause its Affiliates, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), all documents and information concerning the other party or any of its Affiliates (including the Business and the Purchased Assets, as applicable) unless (i) compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary Approvals of Governmental Entities in order to consummate the transactions contemplated hereby) or by other requirements of applicable Law or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, unless, in either case, such documents or information can be shown to have been (1) previously known by the party receiving such documents or information without obligation to keep such documents or information confidential, (2) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (3) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential. Notwithstanding anything to the contrary, Buyer and Seller agree that in the event any proprietary information or knowledge relating to an Excluded Asset is obtained, revealed or otherwise made known to Buyer in effecting the removal of the Excluded Assets, generally,

Purchase and Sale Agreement

Buyer shall not reveal, disclose, employ or otherwise use any such proprietary information and will hold such information in confidence in accordance with the terms of this Section 8.4(b). No information or knowledge obtained in any Inspection or investigation pursuant to this Section 8.4(b) shall affect or be deemed to modify the obligations of the parties to consummate the transactions contemplated herein. Nothing herein shall be interpreted to limit the terms of the Confidentiality Agreement by and between Buyer and Seller dated March 10, 2015 (the "Confidentiality Agreement").
(c)    Following the Closing, and for so long as Seller or its Affiliates are prosecuting, participating in, contesting or defending any action, claim, investigation, suit or proceeding, whenever filed or made, in connection with or involving in any way (i) this Agreement or the transactions contemplated hereby, (ii) the conduct or operation of the Business prior to or after the Closing, or (iii) the Excluded Assets and/or the Excluded Liabilities, Buyer shall (and shall cause its Affiliates and their respective Representatives, to) (A) at Seller's request, but at Seller's sole cost, cooperate in all reasonable respects with Seller and its Affiliates and their Representatives in the investigation, trial and defense of such action, claim, investigation, suit or proceeding and any appeal arising therefrom, (B) at no material cost to Buyer, provide Seller and its Affiliates and Representatives with reasonable access and duplicating rights to all properties, books, Contracts, commitments and records (whether in paper or electronic form) related to the Business, the Purchased Assets, the Excluded Assets and/or Excluded Liabilities, and (C) make reasonably available, but without interrupting the Business operated by Buyer in any material respect, to Seller and its Affiliates and Representatives its personnel (including the Transferred Employees), including for purposes of fact finding, consultation, testimony, interviews, depositions and witnesses, in each case as shall be reasonably necessary in connection with the prosecution, participation, contest or defense of the applicable action, claim, investigation, suit or proceeding by Seller and its Affiliates and Representatives.
(d)    Buyer and Seller agree to furnish or cause to be furnished to each other, upon reasonable request, as promptly as practicable, such information relating to the Business and the Purchased Assets, including, without limitation, access to books and records, as is reasonably necessary for the completion of financial statement audits, the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any proceeding relating to any Taxes. It is understood that access hereunder to Seller will be limited to information that could relate to time periods prior to Closing. Each of Buyer and Seller shall retain all books and records with respect to Taxes pertaining to the Purchased Assets and the Business for a period of at least seven (7) years following the Closing Date. Buyer and Seller shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Purchased Assets, the Business or any purchase price allocation.
(e)    Without limiting any of the foregoing, following the Closing and for a period reasonably necessary to conclude the Business, including preparing a final accounting of the Business, Buyer shall, and shall cause its Affiliates and its Representatives to, (i) provide Seller and its Representatives with reasonable access and duplicating rights, during normal business hours, to all Contracts, properties, commitments, books and records (whether in paper or electronic form) related to the Business and the Purchased Assets, and (ii) make reasonably

Purchase and Sale Agreement

available to Seller and its Representatives the financial and accounting personnel formerly of the Business, as reasonably requested by Seller, for purposes of concluding the Business, including preparing a final accounting of the Business.
Section 8.5    Governmental Approvals.
(a)    The parties hereto shall cooperate with each other and use their commercially reasonable efforts to (i) as promptly as practicable, take, or cause to be taken, all appropriate action, and do or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from, make or give to any Governmental Entities any Approvals required (A) to be obtained, made or given by Seller, Buyer or any of their respective Affiliates, or Representatives, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, under any applicable Law, including any applicable federal or state securities Laws, Gaming Laws and/or Liquor Laws (the Approvals described in the foregoing clause (A) shall be collectively referred to herein as the "Governmental Approvals"), and (B) to avoid any action or proceedings by any Governmental Entity that could materially adversely impact the consummation of the transactions contemplated hereby, (iii) make all necessary filings, and thereafter make any other required submissions with respect to this Agreement and the transactions contemplated hereby, as required under any applicable Law, including any applicable federal or state securities Laws, Gaming Laws and/or Liquor Laws, and (iv) comply with the terms and conditions of all Governmental Approvals. Buyer and its Representatives and Affiliates shall file within five (5) Business Days of the Effective Date, all required initial applications and documents in connection with obtaining the Gaming Approvals from the applicable Gaming Authorities, and Buyer and its Representatives and Affiliates shall, as promptly as practicable thereafter, file all required initial applications and documents for the purpose of obtaining all other Governmental Approvals. Buyer and its Representatives and Affiliates shall act diligently and promptly to pursue such Governmental Approvals in connection with the making of all filings and submissions required hereby. Buyer has already delivered written notice to Seller of the filing of an application for Gaming Approvals by an Affiliate of Buyer in connection with the transactions contemplated hereby, and such application will be transferred to Buyer to be considered with the retail license application when the retail license application is filed by Buyer. Buyer shall provide Seller written notice when such retail license application is filed by Buyer. Each of Buyer and Seller shall use commercially reasonable efforts to schedule and attend any hearings or meetings with Governmental Entities to obtain such Governmental Approvals as promptly as possible. To the extent practicable, and subject to applicable Laws, each party hereto will consult with the other with regard to the exchange of information relating to Buyer or Seller, as the case may be, and any of their respective Affiliates or Representatives which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement other than personal information regarding individuals who are filing applications. Without limiting the foregoing, each of Buyer and Seller shall notify the other party promptly of the receipt of any communication from Governmental Entities regarding the anticipated final approval of any such Governmental Approvals, any communications from Government Entities, or the relevant parts thereof, that contain information about any anticipated delays in completing the Governmental

Purchase and Sale Agreement

Approvals, or any communication from Governmental Entities advising that any of the Governmental Approvals are anticipated to be denied, rejected or withdrawn.
(b)    Without limiting Section 8.5(a) hereof, Buyer and Seller shall:
(i)    each use its commercially reasonable efforts to avoid the entry of, or to appeal and have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing beyond the Outside Date, including defending through litigation on the merits any claim asserted in any court by any Person; and
(ii)    each use its commercially reasonable efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Entity or any other Person with respect to the Closing so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), including implementing, contesting, or resisting any litigation before any court or administrative tribunal seeking to restrain or enjoin the Closing and committing to divestitures, licensing arrangements or hold separate or similar arrangements with respect to its or its Affiliate's assets or conduct of business arrangements to the extent necessary to obtain any Approval from a Governmental Entity required to consummate the transactions contemplated hereby; provided, however, that nothing in this Agreement shall require Seller, Buyer or any of their Affiliates to commit to any divestitures, licensing arrangements or hold separate or similar arrangements with respect to its or its Affiliate's assets or conduct of business arrangements.
(c)    During the Escrow Period, each party shall promptly notify all other parties hereto in writing of any pending or, to the Knowledge of Buyer or Seller, as appropriate, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Closing or any other transaction governed by this Agreement or (ii) seeking to restrain or prohibit the consummation of the Closing.
Section 8.6    Publicity. Seller and Buyer shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing, provide each other the opportunity to review and comment upon, and use commercially reasonable efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and prior to considering in good faith any such comments, except as may be required by applicable Law or any listing agreement with any nationally recognized stock exchange. Notwithstanding anything to the contrary herein, Buyer and Seller may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analysts conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Buyer and Seller and do not reveal non-public information regarding Buyer or Seller.

Purchase and Sale Agreement

Section 8.7    Further Assurances and Actions.
(a)    Subject to the terms and conditions herein, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including, (i) obtaining all Approvals from or with all Governmental Entities and consents from parties to Contracts as are necessary or advisable for consummation of the transactions contemplated by this Agreement and (ii) to fulfill all conditions precedent applicable to the Closing of this Agreement.
(b)    In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement or to vest Buyer with full title to the Purchased Assets and the assumption of the Assumed Liabilities, the officers or other authorized representatives of Buyer and Seller shall take all commercially reasonable action necessary (including executing and delivering further notices, assumptions, releases and acquisitions); provided, that if such action is necessary due to events or circumstances particular to Buyer, Buyer shall bear the cost of such action and otherwise Seller shall bear the cost of such action. All costs and expenses related to recording the Trademark Assignment Agreement shall be borne by Buyer.
Section 8.8    Tax Matters.
(a)    Seller shall be responsible for and shall promptly pay when due all Pre-Closing Taxes, and Buyer shall be responsible for and shall promptly pay when due all Post-Closing Taxes. All Taxes with respect to the ownership or operation of the Purchased Assets or the Business for a Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows:
(i)    In the case of any Taxes (other than Transfer Taxes, Taxes described in clause (ii) or (iv) of Section 8.8(a) and Taxes where any applicable Tax Law requires a closing of the books), the portion allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the day before the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and the balance shall be allocable to the Post-Closing Tax Period;
(ii)    in the case of any Tax based directly or indirectly on gross or net income or receipts or imposed in respect of specific transactions, and any credits available with respect to any Tax, the portion allocable to the Pre-Closing Tax Period shall be deemed to be the amount which would be payable if the relevant Straddle Period ended on the day before the Closing Date, and the balance shall be allocable to the Post-Closing Tax Period;
(iii)    any transaction occurring at the direction of Buyer or its Affiliates on the Closing Date or after the Closing Date shall be allocable to the Post-Closing Tax Period and any transaction that is not in the Ordinary Course of Business, including all transactions taking place pursuant to this Agreement, occurring the day after the Closing

Purchase and Sale Agreement

Date or occurring at the direction of Seller or its Affiliates on or the day after the Closing, shall be allocable to the Pre-Closing Tax Period and any Tax related thereto shall be a Pre-Closing Tax; and
(iv)    notwithstanding the foregoing or anything herein to the contrary, real property Taxes (including any special assessment installment for the then-current tax year) relating to the Real Property and personal property Taxes relating to the Acquired Personal Property, in each case, for the then-current tax year shall be prorated between Seller and Buyer as of the Closing Date, based upon the amount of the real property Taxes (including special assessments) and personal property Taxes due and payable for the prior tax year with respect to the Real Property and the Acquired Personal Property, respectively.
Any refunds or rebates of Pre-Closing Taxes shall be the property of Seller, and Buyer shall pay promptly to Seller any such amounts that it receives. Any refunds or rebates of Post-Closing Taxes shall be the property of Buyer, and Seller shall pay promptly to Buyer any such amounts (or portions thereof) that it receives. To the extent reasonably requested by either party, each party shall cooperate, and shall cause its Affiliates to cooperate, in filing amended Tax Returns or pursuing any pending contests or appeals and otherwise seeking any refunds, rebates or reductions with respect to Taxes. To the extent any refunds or rebates of Tax paid to Seller or Buyer pursuant to this Section 8.8(a) are subsequently disallowed or required to be returned to the applicable Tax authority, the party to whom such refunds or rebates of Tax were paid agrees promptly to repay the amount of such refund or rebate, together with any interest, penalties or other additional amounts imposed by such Tax authority.
(b)    All transfer, documentary, sales, use, stamp, registration, value-added and other such Taxes (including any and all applicable real estate transfer Taxes) and related fees (including any penalties, interest and additions to Tax) incurred at any time with respect to the sale, purchase, transfer, conveyance or assignment of any Purchased Assets or the Business or any other transaction contemplated by this Agreement ("Transfer Taxes") shall be borne by Seller. Except as provided below, Seller shall prepare and timely file all Tax Returns required to be filed with respect to Transfer Taxes and shall provide Buyer with (i) a copy of each such Tax Return within three (3) Business Days after filing such Tax Return with the appropriate Governmental Entity, and (ii) evidence of filing for each such Tax Return within three (3) Business Days after Seller's receipt of such evidence.
(i)    Seller shall prepare a "Retail Sales Tax Return for Occasional Sales" with respect to the Acquired Personal Property, to be filed by Buyer with the Colorado Department of Revenue ("CDR") on Form DR0100A, and submit the same to the Buyer for its review and reasonable comment no later than the fifteenth (15th) day of the month following the Closing Date; provided, however, that Buyer shall not make any comments or revisions to the same so long as it is consistent with applicable Tax law and this Section 8.8(b)(i). Buyer shall file and report the sale of the Acquired Personal Property to CDR on such Form DR0100A no later than the twentieth (20th) day of the month following the Closing Date. In preparing and filing the Form DR0100A, Seller and Buyer shall reflect on such Form DR0100A, and Buyer and Seller shall reflect on the Bill of Sale, the following amount for the portion of Purchase Price attributable to the

Purchase and Sale Agreement

Acquired Personal Property (and the amount upon which Transfer Taxes constituting state and local sales and use Tax ("Colorado Sales Tax") is computed): (X) if a Final Allocation, or other allocation of Adjusted Purchase Price among the Acquired Personal Property identified in Section 3.4(a)(i) has been agreed upon by the parties (as agreed with respect to allocation of Adjusted Purchase Price among the Acquired Personal Property, the "Final Sales Tax Allocation") on or before the tenth (10th) day of the month following the Closing Date, the fair market value of the Acquired Personal Property as set forth in the Final Sales Tax Allocation, which shall be the amount included for such assets as part of the Class V assets on Buyer's IRS Form 8594, or, in the alternative (Y) if a Final Sales Tax Allocation has not been agreed upon by the parties on or before the tenth (10th) day of the month following the Closing Date, the maximum fair market value of the Acquired Personal Property consistent with the Allocation Parameters ($800,000 for the slot machines identified on Schedule 3.4(a) and $1,600,000 for other Acquired Personal Property, excluding inventory) (the "Provisional Transfer Tax Value Allocation"). Buyer shall provide evidence to Seller of such Tax Return filing for Colorado Sales Taxes (along with payment thereof) within three (3) Business Days after Buyer's receipt of such evidence. If the Provisional Transfer Tax Value Allocation is utilized for purposes of computation of Colorado Sales Tax, and, after the Closing, the Final Sales Tax Allocation sets forth a value for any Acquired Personal Property which is less than the Provisional Transfer Tax Value Allocation for such Acquired Personal Property, then (a) the parties shall promptly amend the Bill of Sale to reflect values of such Acquired Personal Property which are consistent with the Final Sales Tax Allocation; (b) Seller and Buyer shall recalculate the Colorado Sales Tax due taking into account such values as set forth on the Final Sales Tax Allocation; (c) any refund of overpayments of Colorado Sales Tax shall be for the account of Seller or its assigns; (d) Buyer expressly assigns such refund to the Seller or its assigns, and shall execute and deliver any instrument or other documentation requested by Seller or its assigns to evidence the assignment of the same; and (e) Buyer shall fully cooperate with Seller or its assigns to obtain any such refund and exercise its best efforts, in the manner directed by Seller or its assigns, to ensure Seller or its assigns receives such refund.
(ii)    If the CDR notifies Buyer of CDR's intent to audit, examine or review any Tax Return of Buyer for any period up to three (3) years, including extensions, subsequent to the end of the month in which the Closing occurs, Buyer shall, within three (3) Business Days, notify Seller of such audit, examination or review. Notwithstanding anything herein to the contrary, Seller shall, at its expense, have the right to control any audit, examination, review or administrative or judicial proceeding in connection with Colorado Sales Taxes imposed on Buyer, Seller or any other person with respect to the transactions contemplated by this Agreement (an "Applicable Sales Tax Proceeding"), and Buyer agrees to take any and all action necessary to permit Seller to fully control such Applicable Sales Tax Proceeding, including, without limitation, executing and delivering to Seller and its authorized representatives irrevocable powers of attorney granting Seller authority to control the Applicable Sales Tax Proceeding and designating Seller or Seller's representative, at the election of Seller, as authorized representative of Buyer in connection with the Applicable Sales Tax Proceeding. Seller shall have the right to contest any CDR determination or other outcome of an Applicable Sales Tax Proceeding, and the foregoing obligations Buyer shall apply to any

Purchase and Sale Agreement

administrative or judicial appeal of an Applicable Sales Tax Proceeding. In no event shall Buyer consent to any disposition of, or take any action with respect to, an Applicable Sales Tax Proceeding (including extension of statute of limitations) without the prior written consent of Seller. If in connection with an Applicable Sales Tax Proceeding, the CDR recommends and sustains a valuation of the Acquired Personal Property that results in additional Colorado Sales Taxes related thereto, such additional Colorado Sales Taxes shall be the responsibility of Seller.
(c)    With respect to Tax Returns relating to the ownership or operation of the Purchased Assets:
(i)    The party or parties responsible under applicable Law for filing any Tax Returns pertaining to and/or paying any Transfer Taxes or Taxes relating to a Straddle Period with respect to any of the Purchased Assets shall timely file such Tax Returns in a manner consistent with past custom and practice except as required by applicable Law, and remit to the applicable Tax authority payment of the Taxes required to be so remitted. In the event that Seller has made, or Buyer or Seller shall make, any payment for which another party is responsible under this Section 8.8, the applicable party shall make such reimbursement promptly, but in no event later than fourteen (14) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Notwithstanding anything to the contrary in this Section 8.8(c), if a Tax Return reflects Taxes described in this Section 8.8 in excess of $25,000 (for which the non-preparing party may be liable), (i) except in the case of any income or franchise Tax Return, the party preparing such Tax Return shall submit a draft of such Tax Return to the other party at least ten (10) Business Days prior to the due date thereof and shall not file such Tax Return or pay such Taxes without the prior written consent of the other party, not to be unreasonably withheld, conditioned or delayed; and (ii) such other party shall, on or before the date for paying the applicable Tax, provide the party preparing such Tax Return with its share (as determined in accordance with this Agreement) of all Taxes payable in connection therewith.
(ii)    Except as required by applicable Law, Buyer shall not, and shall not permit any of its subsidiaries, to amend any Tax Return filed with respect to any Tax year that includes a Pre-Closing Tax Period or make any Tax election that has retroactive effect to any Tax year that includes a Pre-Closing Tax Period, in each case without the prior written consent of Seller, in its sole discretion.
(d)    If Buyer or any of its Affiliates receives any document with respect to the Tax matters of the Business or the Purchased Assets that could affect Seller, or Seller or any of its Affiliates receives any document with respect to the Tax matters of the Business or the Purchased Assets that could affect Buyer, the party receiving such document shall supply a copy of such document to the potentially affected party within seven (7) calendar days of receipt. For this purpose, such Tax documents shall include requests for information, notices of proposed adjustments, revenue agent's reports or similar reports and notices of deficiency, any other written notice of any pending or threatened Tax (including unclaimed or escheatable property)

Purchase and Sale Agreement

audits or assessments, information document requests, and any bill for Taxes for which a party may be entitled to reimbursement under this Section 8.8. Any information provided or obtained under this Section 8.8(d) shall be kept confidential, except as may otherwise be determined necessary in the sole discretion of Buyer or Seller in connection with the filing of any Tax Return, in connection with any refund claim, Tax claim or Tax Controversy or as required by applicable Law. Any failure to provide notice to the other party under this Section 8.8(d) shall not relieve such other party of any indemnity obligation.
(e)    Buyer and Seller shall cooperate as requested in preparing, executing and filing all Tax Returns and other documentation on a timely basis as may be required to comply with the provisions of this Section 8.8 or any applicable Law, and shall cooperate in good faith in responding to and otherwise handling any Tax Controversy or other proceeding with respect to Taxes (including unclaimed or escheatable property) for which a party may be entitled to reimbursement under this Section 8.8, including, without limitation, by promptly providing such party with notices and other information received from the applicable taxing authority and not entering into any settlement or otherwise taking any material action with respect to such Tax Controversy to Taxes without the prior written consent of such party, not to be unreasonably withheld, conditioned or delayed.
Section 8.9    No Control. Except as permitted by the terms of this Agreement, prior to the Closing, Buyer shall not directly or indirectly control, supervise, direct or interfere with, or attempt to control, supervise, direct or interfere with, Seller, the Real Property or the Purchased Assets. Until the Closing, the operations and affairs of Seller, the Real Property and the Purchased Assets are the sole responsibility of and under Seller's complete and exclusive control, except as provided for in this Agreement.
Section 8.10    Reservations; Players Club; Guests Baggage.
(a)    Reservations. To the extent disclosed in the books and records of Seller delivered to Buyer at Closing and made in the Ordinary Course of Business, the Buyer will honor the terms and rates of all reservations (in accordance with their terms) at the Hotel and Casinos made prior to the Closing by guests, customers or groups, including advance reservation cash deposits (which shall be transferred to Buyer at Closing), for rooms, meeting spaces, other facilities or services confirmed by Seller for dates after the Closing Date. From and after the Effective Date, Seller may continue to accept reservations for periods after the Closing in the Ordinary Course of Business. Buyer recognizes that such reservations may include discounts or other benefits in the Ordinary Course of Business, including, benefits under frequent player or casino awards programs, group discounts, other discounts or requirements that food, beverage or other benefits be delivered by Buyer to the guest(s), group(s) or customer(s) holding such reservations following the Closing. Buyer will honor all room allocation agreements and banquet facility and service agreements which have been granted to groups, persons or other customers for periods after the Closing Date at the rates and terms provided in such agreements; provided that such agreements were made in the Ordinary Course of Business. Buyer agrees that Seller does not make, and has not made, any representation or warranty that any party holding a reservation or agreement for rooms, meeting spaces, other facilities or services will utilize such reservation or honor such agreement, and Buyer, by the execution hereof, assumes the risk of

Purchase and Sale Agreement

non-utilization of reservations and non-performance of such agreements from and after the Closing.
(b)    Players Club. With respect to the Players Club, Buyer agrees (i) to be bound by and adhere to the terms of Seller's privacy policies as disclosed to Buyer as to the personal information acquired from Seller, (ii) to obtain affirmative consent from customers for any material changes to the policies that affect information collected under the Seller's privacy policies after Closing, (iii) to, pursuant to the terms of Seller's privacy policies, exercise reasonable care to protect such information and restrict the use of such information to the purposes for which it was provided; and (iv) to the extent that any customer opted-out of using or sharing his/her information, to continue to respect such opt-out unless it obtains consent from the customer or receives an election to the contrary from the customer.
(c)    Guests' Baggage. At the Transfer Time, Seller and Buyer shall take inventory of: (i) all baggage, suitcases, luggage, valises and trunks of hotel guests checked or left in the care of the Business; and (ii) the contents of the baggage storage room; provided, however, that no such baggage, suitcases, luggage, valises or trunks shall be opened. All such baggage and other items shall be sealed in a manner to be agreed upon by the parties and listed in an inventory prepared and signed jointly by said Representatives of Seller and Buyer as of the Transfer Time. Said baggage and other items shall thereafter be stored and administered as Buyer shall choose, and Buyer shall be responsible for and indemnify Seller against any claims with respect thereto.
Section 8.11    Transfer of Utilities; Insurance.
(a)    Utilities. Prior to the Closing, Seller shall notify all utility companies servicing the Real Property of the anticipated change in ownership of the Real Property and request that all billings after the Closing be made to Buyer at the Real Property. Buyer shall be responsible for paying, before the Closing, all deposits required by utility companies in order to continue service at the Real Property for periods after the Transfer Time and shall take any other action and make any other payments required to assure uninterrupted availability of utilities at the Real Property for all periods after the Closing. Following the Closing, all utility deposits made by Seller will be refunded directly to Seller by the utility company holding same; provided that if any such utility deposit is returned to Buyer following the Closing, Buyer shall immediately remit such deposit to Seller.
(b)    Insurance. The Insurance Policies may be cancelled by Seller as of the date of the Closing, and any refunded premiums shall be retained by Seller. Buyer will be responsible for acquiring and placing its casualty insurance, business interruption insurance, liability insurance and other insurance policies for periods from and after the Transfer Time.
Section 8.12    Certain Transactions.
(a)    From the Effective Date until the Closing, Buyer shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or by consolidating with, or by purchasing assets of or a substantial portion of equity in, or any other manner, any business or any corporation, partnership, limited liability company, association or other business

Purchase and Sale Agreement

organization or division thereof engaged in the gaming business if such acquisition or agreement to acquire could reasonably be expected to adversely affect Buyer's ability to obtain the Gaming Approvals or to consummate the transactions contemplated by this Agreement.
(b)    Prior to the Closing, neither Buyer nor Seller shall take, or agree to commit to take, (i) any action that would or is reasonably likely to materially delay the receipt of, or materially impact the ability of a party to obtain, any Governmental Approval necessary for the consummation of the transactions contemplated by this Agreement, or (ii) any action that would or is reasonably likely to cause any Governmental Entity to commence or re-open any suit, claim, action, proceeding, arbitration, litigation, audit or investigation that could reasonably be expected to challenge or prevent the transactions contemplated by this Agreement or delay the Closing beyond the Outside Date.
Section 8.13    FCC Approval.
(a)    Seller and Buyer will, as applicable, within twenty (20) days of the Effective Date, execute and file filing copies of an FCC application to either (i) seek the consent of the FCC to the assignment of the FCC License to Buyer, or (ii) have the FCC License reissued by the FCC in the name of Buyer, as appropriate (the "FCC Approval"). Seller and Buyer agree to use their respective commercially reasonable efforts to cooperate with any requests for information, filing of forms, communications with the FCC or other actions which are reasonably necessary in order to obtain the FCC Approval.
(b)    If the FCC Approval has not been obtained on or before the Closing Date and no conditional or special temporary authority has been obtained or granted by the FCC that allows Buyer to operate under the FCC License, then (i) the Closing shall nevertheless occur as scheduled, and (ii) the parties will comply with any applicable requirements of the FCC or applicable Law (including Seller tendering for cancellation the FCC License). Buyer agrees that it will not use or operate the equipment which is the subject of the FCC License or the FCC Approval after the Closing in violation of any requirements of the FCC or any applicable Law.
Section 8.14    Casualty.
(a)    If, during the period commencing with the Effective Date and ending at the Transfer Time, the Improvements are damaged by fire or other casualty to any extent, then Seller shall promptly notify Buyer in writing of such damage. If the Improvements are damaged by fire or other casualty to such an extent that (i) Seller is not able, or is not reasonably expected to be able, on account of such fire or other casualty, to operate at least fifty percent (50%) of the slot machines of the Business for a period of thirty (30) days or more, or (ii) the cost of repair or restoration is reasonably expected to be greater than or equal to Three Million Dollars ($3,000,000) (a "Material Damage"), then Seller shall promptly notify Buyer in writing of such Material Damage. Within ten (10) days after receipt of such notice of Material Damage (provided that if Buyer receives such notice of Material Damage less than ten (10) days prior to the Closing Date, such Closing Date will be extended up to ten (10) days as necessary to allow Buyer sufficient time to determine its election), Buyer shall, at its option and as its sole recourse, either (i) proceed to the Closing as scheduled without any adjustment to the Purchase Price, in which case, Seller shall, at the Closing, (A) promptly pay to Buyer all insurance proceeds

Purchase and Sale Agreement

received by Seller with respect to such damage, less any proceeds applied to the physical restoration of such Improvements, and (B) assign to Buyer all rights of Seller against third parties (other than against its insurance carriers) with respect to any causes of action, whether or not litigation has commenced as of the Closing, in connection with such damage; provided, that the proceeds of such insurance shall be subject to (and recovery thereon shall be reduced by the amount of) any applicable deductibles and co-payment provisions or any payment or reimbursement and shall constitute full compensation for the damage to the Improvements, and Seller shall have no responsibility for restoration or repair of the Improvements or any resultant loss, directly, by subrogation, or otherwise; or (ii) terminate this Agreement by written notice to Seller and Escrow Agent, in which case, Buyer shall receive a refund of its Deposit. A failure by Buyer to timely exercise its option to terminate this Agreement under Section 8.14(a)(ii), shall be deemed an election by Buyer to proceed to the Closing as provided in Section 8.14(a)(i).
(b)    If, during the period commencing with the Effective Date and ending at the Transfer Time, the Improvements are damaged by fire or other casualty, but such damage does not constitute a Material Damage, then the Closing shall proceed as scheduled without any adjustment to the Purchase Price, provided Seller shall, at the Closing, (i) promptly pay to Buyer all insurance proceeds received by Seller with respect to such damage, less any proceeds applied to the replacement or physical restoration of such Improvements, and (ii) assign to Buyer all rights of Seller against third parties (including Seller's insurance carriers) with respect to any causes of action, whether or not litigation has commenced as of the Closing, in connection with such damage; provided, that the proceeds of such insurance shall be subject to (and recovery thereon shall be reduced by the amount of) any applicable deductibles and co-payment provisions or any payment or reimbursement and shall constitute full compensation for the damage to the Improvements, and Seller shall have no responsibility for restoration or repair of the Improvements or any resultant loss, directly, by subrogation, or otherwise.
(c)    This Section 8.14 is intended as an express provision with respect to casualty of the Real Property which supersedes the provisions of any applicable Laws.
Section 8.15    Condemnation.
(a)    If, during the period commencing with the Effective Date and ending at the Transfer Time, the Real Property becomes the subject of a condemnation proceeding, actual or threatened (a "Taking"), (i) which prevents or would prevent Seller from operating at least fifty percent (50%) of the slot machines of the Business for a period of thirty (30) days or more, or (ii) for which compensation is reasonably expected to be equal to or greater than Three Million Dollars ($3,000,000) (a "Material Taking"), then Seller shall promptly notify Buyer in writing of such Material Taking. Within ten (10) days after receipt of such notice (provided that if Buyer receives such notice less than ten (10) days prior to the Closing Date, such Closing Date will be extended up to ten (10) days as necessary to allow Buyer sufficient time to determine its election), Buyer shall, at its option and as its sole recourse, either (i) proceed to the Closing as scheduled without any adjustment to the Purchase Price, in which case, Seller shall, at the Closing, (A) promptly pay to Buyer all condemnation awards or similar payments relating to any such Taking, and (B) assign to Buyer all of Seller's rights to any such awards or payments, or (ii) terminate this Agreement by written notice to Seller and Escrow Agent, in which case, Buyer shall receive a refund of its Deposit. A failure by Buyer to timely exercise its option to terminate

Purchase and Sale Agreement

this Agreement under Section 8.15(a)(ii), shall be deemed an election by Buyer to proceed to the Closing as provided in Section 8.15(a)(i).
(b)    If, during the period commencing with the Effective Date and ending at the Transfer Time, the Real Property becomes the subject of a Taking, but such Taking does not constitute a Material Taking, then the Closing shall proceed as scheduled without any adjustment to the Purchase Price, provided Seller shall, at the Closing, (A) promptly pay to Buyer all condemnation awards or similar payments relating to any such Taking, and (B) assign to Buyer all of Seller's rights to any such awards or payments.
(c)    This Section 8.15 is intended as an express provision with respect to condemnation of the Real Property which supersedes the provisions of any applicable Laws.
Section 8.16    Certain Notifications. From the Effective Date until the Closing, Seller and Buyer shall promptly notify the other parties in writing, as soon as practical after it becomes known to such party, of, and, subject to, with respect to Seller, the limitations set forth in Section 8.1, will use all commercially reasonable efforts to cure before the Closing:
(a)    any breach by such party of any of its representations, warranties, covenants or obligations contained in this Agreement; and
(b)    any fact, circumstance, event or action which will result in, or would reasonably be expected to result in, the failure of Seller or Buyer to timely satisfy any of the closing conditions specified in ARTICLE 9 hereof.
No notice given pursuant to this Section 8.16 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or, subject to Section 8.17, the parties' rights to indemnification hereunder.
Section 8.17    Disclosure Supplements. From time to time prior to the Closing, Seller shall supplement or amend the Seller Disclosure Letter with respect to any matter which, if existing or occurring at or prior to the Effective Date, would have been required to be set forth or described in the Seller Disclosure Letter or which is necessary to correct any information in the Seller Disclosure Letter which has been rendered inaccurate by any event, condition, fact or circumstance occurring after the Effective Date. Any disclosure in any such supplement or amendment shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement.
Section 8.18    No Solicitation of Competing Transaction. At all times during the Escrow Period, Seller shall not, and Seller shall cause its Representatives not to, directly or indirectly, (a) initiate, solicit or encourage (including by way of furnishing information regarding the Business, the Real Property or Assumed Liabilities) any inquiries, or make any statements to third parties which may reasonably be expected to lead to any proposal concerning the sale of Seller, the Business, the Real Property or the Assumed Liabilities (whether by way of merger, purchase of equity, purchase of the assets or otherwise) (a "Competing Transaction"); or (b) hold any discussions or enter into any agreements with, or provide any information or respond to, any third party concerning a proposed Competing Transaction or cooperate in any way with, agree to,

Purchase and Sale Agreement

assist or participate in, solicit, consider, entertain, facilitate or encourage any effort or attempt by any third party to do or seek any of the foregoing; provided, however, that Seller may respond that it is not permitted to respond.
Section 8.19    Players Club. During the Escrow Period, Buyer and Seller shall cooperate with each other to comply with any reasonable request by a party for assistance in the solicitation of customers' consents to the extent required by applicable Laws for the transfer of customer information included in the Players Club, including cooperation in a mailing to the customers of the Players Club. From and after the Closing, Buyer shall only use, resell and publish, and Buyer shall cause its Affiliates and Representatives to only use, resell and publish, the Players Club in accordance with all applicable Laws.
ARTICLE 9     CONDITIONS TO CLOSING
Section 9.1    Condition to Each Party's Obligation to Effect the Closing. The respective obligations of each party to this Agreement to effect the Closing shall be subject to the satisfaction of the following condition on or prior to the Closing Date, which may be waived in whole or in part in a writing executed by all of the parties hereto:
(a)    No Restraints. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or permanent injunction or Law (each, a "Restraint") that is in effect and that prevents or prohibits the consummation of the transactions contemplated by the Agreement or that makes it illegal for either party hereto to perform its obligations hereunder (excluding any Restraint arising from, in connection with or relating to any failure to obtain any Gaming Approval); provided, that, prior to asserting this condition, the party asserting this condition (i) shall have used its commercially reasonable efforts (in the manner contemplated by Section 8.5(b)(i)) to prevent the entry of any such Restraint and to appeal as promptly as practicable any judgment that may be entered and (ii) such party's failure to fulfill or cause to be fulfilled in any manner any obligation under this Agreement shall not have meaningfully contributed to such Restraint.
Section 9.2    Additional Conditions to Obligations of Buyer to Effect the Closing. The obligation of Buyer to effect the Closing is subject to the satisfaction of each of the following conditions at or prior to the Closing, any of which may be waived in whole or in part in writing exclusively by Buyer:
(a)    Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Seller Adverse Effect" set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Seller Adverse Effect. Buyer shall have received a certificate signed by an authorized officer or officers of Seller to such effect.
(b)    Performance of Obligations of Seller. Seller shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under

Purchase and Sale Agreement

this Agreement at or prior to the Closing, including delivery of the applicable items listed in Section 5.2 hereof. Buyer shall have received a certificate signed by an authorized officer or officers of Seller to such effect.
(c)    Required Consent. The consent (the "Required Consent") of the landlord (the "Landlord") necessary to assign or transfer to Buyer the Contract listed on Section 9.2(c) of the Seller Disclosure Letter (the "Brockley Lease") shall have been obtained.
(d)    Title Policy. Title Insurer shall be irrevocably committed to issue the Title Policy.
Section 9.3    Additional Conditions to Obligations of Seller to Effect the Closing. The obligation of Seller to effect the Closing is subject to the satisfaction of each of the following conditions at or prior to the Closing, any of which may be waived in whole or in part in writing exclusively by Seller:
(a)    Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Buyer Adverse Effect" set forth therein) at and as of the Closing as if made at and as of such time, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Buyer Adverse Effect. Seller shall have received a certificate signed by an authorized officer or other authorized representative of Buyer to such effect.
(b)    Performance of Obligations of Buyer. Buyer shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing, including delivery of the applicable items listed in Section 5.2 hereof. Seller shall have received a certificate signed by an authorized officer or other authorized representative of Buyer to such effect.
(c)    Gaming Approvals. Buyer shall have obtained all Gaming Approvals required or necessary in connection with the transactions contemplated by this Agreement and necessary for ownership and operation of the Business (including approval, licensing or registration of Buyer and such of its Representatives, Affiliates, stockholders or other direct or indirect owners, as may be required by applicable Gaming Authorities), and all such Gaming Approvals shall be in full force and effect.
ARTICLE 10     TERMINATION
Section 10.1    Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Section 10.1(b) through Section 10.1(g) hereof, by written notice by the terminating party to the other party and Escrow Agent):
(a)    by mutual written agreement of Seller and Buyer;
(b)    by Seller, if (i) the transactions contemplated hereby shall not have been consummated on or before the Outside Date, or (ii) any applicable Gaming Authority shall have determined not to grant any Gaming Approval required or necessary in connection with the

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transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to Seller if Seller's failure to fulfill any obligation of Seller under this Agreement has been the direct cause of or directly resulted in with respect to clause (i), the failure of the Closing to occur on or before the Outside Date;
(c)    by either Buyer or Seller, if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action (other than any determination by or decision of a Gaming Authority to not grant a Gaming Approval, which event shall be governed by the provisions of Section 10.1(b)), in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing and the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or materially contributed to, such order, decree, ruling or action;
(d)    by Buyer, if Seller has materially breached any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement that (i) would result in a failure of a condition set forth in Section 9.1 or Section 9.2 hereof to be satisfied and (ii) is not cured within thirty (30) days after written notice thereof from Buyer; provided, however, that if such breach cannot reasonably be cured within such thirty (30) day period but can be reasonably cured prior to the Outside Date, and Seller is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 10.1(d); provided, further, that Buyer's right to terminate this Agreement under this Section 10.1(d) shall not be available if, at the time of such intended termination, Seller has the right to terminate this Agreement under Section 10.1(b), (c) or (e) hereof;
(e)    by Seller, if Buyer has materially breached any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement that (i) would result in a failure of any condition set forth in Section 9.1 or Section 9.3 hereof and (ii) is not cured within thirty (30) days after written notice thereof from Seller; provided, however, that if such breach cannot reasonably be cured within such thirty (30) day period but can be reasonably cured prior to the Outside Date, and Buyer is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 10.1(e); provided, further, that Seller's right to terminate this Agreement under this Section 10.1(e) shall not be available if, at the time of such intended termination, Buyer has the right to terminate this Agreement under Section 10.1(c) or (d) hereof;
(f)    by Buyer pursuant to Section 8.14, Section 8.15 or Section 12.2(b); or by Buyer in the event the condition set forth in Section 9.2(c) has not been satisfied by the Outside Date; or
(g)    by Buyer, subject to Section 4.1(d), if, at Closing, the Adjusted EBITDA set forth in the most recent Adjusted EBITDA Statement determined in accordance with Section 4.1 is less than Four Million Five Hundred Thousand Dollars ($4,500,000); provided, however, that if the Closing occurs after December 31, 2015, and the Adjusted EBITDA set forth in the Adjusted EBITDA Statement for the period ended December 31, 2015 determined in accordance with Section 4.1 is equal to or greater than Four Million Five Hundred Thousand Dollars

Purchase and Sale Agreement

($4,500,000), then Buyer shall not have any right to terminate this Agreement under this Section 10.1(g); provided, further, that Buyer's right to terminate this Agreement under this Section 10.1(g) shall not be available if, at the time of such intended termination, Seller has the right to terminate this Agreement under Section 10.1(b), (c) or (e) hereof.
Section 10.2    Application of the Deposit.
(a)    Upon the termination of this Agreement pursuant to Section 10.1(a), Escrow Agent shall distribute the Deposit to Seller and/or Buyer in accordance with such written agreement between the parties within two (2) Business Days of receipt of a copy of such agreement, without further instruction from Buyer or Seller.
(b)    Upon the termination of this Agreement pursuant to Section 10.1(b) and Section 10.1(e), Escrow Agent shall pay to Seller the Deposit within two (2) Business Days of such termination, without further instruction from Buyer.
(c)    Upon the termination of this Agreement pursuant to Section 10.1(c), Escrow Agent shall pay to Buyer one-half (1/2) of the Deposit and pay to Seller the other half (1/2) of the Deposit within two (2) Business Days of such termination, without further instruction from Seller or Buyer.
(d)    Upon the termination of this Agreement pursuant to Section 10.1(d), Section 10.1(f) or Section 10.1(g), Escrow Agent shall refund to Buyer the Deposit within two (2) Business Days of such termination, without further instruction from Seller.
(e)    Each of Seller and Buyer acknowledges that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement, that without these agreements Seller and Buyer would not have entered into this Agreement, and that any amounts payable pursuant to this Section 10.2 do not constitute a penalty.
Section 10.3    Effect of Termination.
(a)    Liability. In the event of termination of this Agreement as provided in Section 10.1 hereof, this Agreement shall immediately become void and there shall be no further Liability on the part of Buyer or Seller, or their respective Affiliates or Representatives, other than as provided in Section 8.4(a), Section 8.4(b), Section 10.2, Section 10.3 and ARTICLE 13 hereof or as otherwise specifically provided herein; provided, however, that nothing contained in Section 10.3 shall relieve or limit the Liability of either party to this Agreement for any fraudulent or willful breach of this Agreement. Upon any termination of this Agreement, Buyer shall deliver to Seller copies of, or destroy, at Seller's election, any third party reports obtained in connection with its review of the Purchased Assets, the Real Property and/or the Business.
(b)    Buyer's Remedies. In the event that the Closing fails to occur as a result of the default of Seller in the performance of its obligations under this Agreement, then upon notice to Seller and Escrow Agent to that effect, Buyer shall, as its sole remedy, elect to either (i) terminate this Agreement and receive a return of the Deposit as set forth in Section 10.2(d), or (ii) seek to obtain the specific performance of Seller's obligations hereunder; provided that any action for specific performance shall be commenced within sixty (60) days after such default. If

Purchase and Sale Agreement

Buyer elects to seek specific performance of this Agreement, then as a condition precedent to any suit for specific performance, Buyer shall on or before the Closing Date, time being of the essence, fully perform all of its obligations hereunder which are capable of being performed (other than the payment of the Purchase Price, which shall be paid as and when required by the court in the suit for specific performance). Notwithstanding the foregoing, in the event that Buyer elects to terminate this Agreement pursuant to clause (i) above, Seller shall reimburse Buyer the amount of Buyer's actual reasonable out of pocket expenses paid to third party advisors and consultants in connection with the transaction contemplated by this Agreement (the "Buyer Advisor Expenses"); provided, however, that in no event shall such reimbursement obligation exceed Six Hundred Twenty-Five Thousand Dollars ($625,000). Such reimbursement shall be paid to Buyer no later than ten (10) Business Days after receipt by Seller of a detailed invoice from Buyer requesting payment for such Buyer Advisor Expenses, which invoice shall be accompanied by reasonable supporting documentation. For the avoidance of doubt, Buyer may elect to waive the right to terminate the Agreement and the conditions to its obligations to close, in which case it would forgo the refund of the Deposit and the reimbursement of the Buyer Advisor Expenses, and proceed to close the transaction in accordance with this Agreement, and to the extent necessary, exercise any and all remedies available to Buyer at Law or equity to effect specific performance. The parties hereto agree that, in the circumstances above in which Buyer is entitled to a refund of the Deposit and, as may be applicable, payment by Seller of the Buyer Advisor Expenses (other than the right to waive them and seek specific performance in accordance with the immediately preceding sentence), the right to a full refund of the Deposit to Buyer and, as applicable, the payment of such Buyer Advisor Expenses shall be liquidated damages, full and final satisfaction of any claim of Buyer, and not a penalty, and supported by due and sufficient consideration.
(c)    Seller's Remedies. Under the circumstances described in Section 10.1(b), the right to terminate this Agreement and Seller's right to receive the Deposit pursuant to Section 10.2(b) shall be the sole and exclusive remedy of Seller and its Affiliates and Representatives. Buyer and Seller agree that in the event of such a termination that it would be impractical and extremely difficult to estimate the damages suffered by Seller as a result thereof and that under the circumstances existing as of the Effective Date, the Deposit represents a reasonable estimate of the damages which Seller will incur as a result of such termination and that the payment of such amount is not intended as a forfeiture or a penalty, but is intended to constitute liquidated damages to Seller; provided, that this provision will not limit Seller's right to receive reimbursement for attorneys' fees nor waive or affect Buyer's indemnity obligations set forth in this Agreement, including pursuant to Section 8.4, and Seller's rights to be indemnified in accordance therewith. Except as set forth in the first two (2) sentences of this Section 10.3(c), the rights of termination under Section 10.1 are in addition to any other rights Seller may have under this Agreement or at law or in equity (including, without limitation, specific performance), and the exercise of a right of termination will not be an election of remedies.
(d)    Fees and Expenses. Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Closing is consummated. Any cancellation charges of the Title Insurer or Escrow Agent shall be paid by the party who breached this Agreement, and, if no party breached this Agreement, then Seller and Buyer shall each pay one-half of such cancellation charges.

Purchase and Sale Agreement

ARTICLE 11     SURVIVAL; INDEMNIFICATION
Section 11.1    Survival of Representations, Warranties, Covenants and Agreements. Except as otherwise set forth in this Agreement, the representations and warranties made by Seller and Buyer in this Agreement shall survive the Closing for a period of twelve (12) months; provided, however, that
(a)    the representations and warranties set forth in Section 6.1 (Organization), Section 6.2(a) (Authority), Section 7.1 (Organization) and Section 7.2(a) (Authority) (collectively, the "Fundamental Representations") shall survive the Closing until the expiration of the applicable statute of limitations period for the matters covered by such representations and warranties;
(b)    the representations and warranties set forth in Section 6.4 (Taxes) and arising out of any Pre-Closing Taxes, shall continue in full force and effect for a period of three (3) years from the date any applicable Tax Return is filed;
(c)    claims arising due to fraud or criminal, intentional or willful misconduct, shall survive the Closing until the expiration of the applicable statute of limitations period for such matters; and
(d)    the representations and warranties set forth in Section 6.9 (Environmental Matters) and Section 6.12 (Employee Benefits) shall survive the Closing for a period of twenty-four (24) months.
The period of time a representation or warranty survives the Closing pursuant to the foregoing shall be the "Survival Period" with respect to such representation or warranty. Except with respect to the Fundamental Representations, the parties intend for the preceding sentences to shorten the otherwise applicable statute of limitations and agree, that, subject to the next sentence of this Section 11.1, no claim may be brought based upon, directly or indirectly, any of the representations and warranties contained in this Agreement after the Survival Period. The termination of the representations and warranties provided herein shall not affect a party (y) in respect of any claim made by such party in reasonable detail in a writing received by an Indemnifying Party prior to the expiration of the Survival Period provided herein, or (z) in respect of any claim based in fraud. The covenants and agreements of the parties hereto in this Agreement which are intended to be performed in whole or in part after the Closing shall survive the Closing. No such other covenants and agreements of the parties hereto in this Agreement shall survive the Closing.
Section 11.2    Indemnification.
(a)    Subject to the Survival Periods set forth in Section 11.1 and the other provisions of this ARTICLE 11, from and after the Closing, Seller shall indemnify, save and hold harmless Buyer, its Affiliates and each of their respective Representatives (each, a "Buyer Indemnified Party" and collectively, the "Buyer Indemnified Parties") from and against any and all Liabilities (whether or not arising out of third‑party claims), including interest, penalties, reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, "Damages"), incurred in connection with, arising out of, or resulting from:

Purchase and Sale Agreement

(i)    any breach of any representation or warranty made by Seller in this Agreement or any certificate delivered hereunder;
(ii)    any breach of any covenant or agreement made, or to be performed, by Seller in this Agreement;
(iii)    any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or its Affiliates, including the CBRE Fees;
(iv)    the Excluded Liabilities; or
(v)    the Excluded Assets.
(b)    Subject to the Survival Periods set forth in Section 11.1 and the other provisions of this ARTICLE 11, from and after the Closing, Buyer shall indemnify, save and hold harmless Seller, its Affiliates and each of their respective Representatives of any of the foregoing (each, a "Seller Indemnified Party" and collectively, the "Seller Indemnified Parties") from and against any and all Damages incurred in connection with, arising out of, or resulting from:
(i)    any breach of any representation or warranty made by Buyer in this Agreement or any certificate delivered hereunder;
(ii)    any breach of any covenant or agreement made, or to be performed, by Buyer in this Agreement;
(iii)    any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or its Affiliates;
(iv)    the Assumed Liabilities; or
(v)    the Purchased Assets.
(c)    Interpretation.
(i)    Notwithstanding anything in this Agreement to the contrary, the term Damages shall not include any exemplary, consequential, special or incidental damages, claims for lost profits, damage to reputation or the like, or punitive or similar damages (except, in any such case, to the extent that such damages are awarded to a third party in a Third Party Claim or if the claim for Damages is based in fraud or criminal, intentional or willful misconduct).
(ii)    Notwithstanding anything to the contrary in this Agreement, neither the Buyer Indemnified Parties nor the Seller Indemnified Parties shall be entitled to any recovery of Damages pursuant to this ARTICLE 11 to the extent that any of the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, had actual

Purchase and Sale Agreement

knowledge as of the Closing of any Liability that gives rise to the Damages, including the breach of any representation, warranty, covenant or agreement of Seller or Buyer in this Agreement, as applicable, that gives rise to such Damages, but excluding the Excluded Liabilities.
Section 11.3    Procedure for Claims between Parties. If a claim for Damages is to be made by a Buyer Indemnified Party or Seller Indemnified Party (each, an "Indemnified Party" and collectively, the "Indemnified Parties") entitled to indemnification hereunder, such party shall give written notice briefly describing the claim and, to the extent then ascertainable, the monetary damages sought (each, an "Indemnification Notice") to the indemnifying party hereunder (the "Indemnifying Party" and collectively, the "Indemnifying Parties") and the Indemnification Escrow Agent as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this ARTICLE 11. Any failure to submit any such Indemnification Notice to the Indemnifying Party and the Indemnification Escrow Agent shall not relieve any Indemnifying Party of any Liability hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.
Section 11.4    Defense of Third Party Claims.
(a)    If any lawsuit or enforcement action is filed against an Indemnified Party by any third party (each, a "Third Party Claim") for which indemnification under this ARTICLE 11 may be sought, an Indemnification Notice with respect to such claim shall be given to the Indemnifying Party and the Indemnification Escrow Agent as promptly as practicable. The failure of any Indemnified Party to give timely an Indemnification Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.
(b)    If it so elects at its own cost, risk and expense, the Indemnifying Party shall be entitled to:
(i)    take control of the defense and investigation of such Third Party Claim if the Indemnifying Party notifies the Indemnified Party and the Indemnification Escrow Agent in writing that the Indemnifying Party will indemnify the Indemnified Party for any Damages related to the Third Party Claim;
(ii)    employ and engage attorneys of its own choice (provided that such attorneys are reasonably acceptable to the Indemnified Party) to handle and defend the same, unless the named parties to such action or proceeding include both one or more Indemnifying Parties and an Indemnified Party, and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses or defense strategies available to such Indemnified Party that are different from or additional to those available to an applicable Indemnifying Party, in which event such Indemnified Party shall be entitled, at the Indemnifying Parties' reasonable cost, risk and expense, to separate counsel (provided that such counsel is reasonably acceptable to the Indemnifying Party); and

Purchase and Sale Agreement

(iii)    compromise or settle such Third Party Claim, which compromise or settlement shall be made (x) only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed, or (y) if such compromise or settlement contains an unconditional release of the Indemnified Party in respect of such claim and provides only for monetary damages that will be paid in full by the Indemnifying Party, except in the case of claims against Seller, in which case, such monetary damages may be paid out of the Indemnification Escrow pursuant to the terms of the Indemnification Escrow Agreement to the extent Indemnification Escrow Funds are available pursuant to the terms of the Indemnification Escrow Agreement; provided, further, that, with respect to any breach by Seller of a Fundamental Representation or fraud, criminal, intentional or willful misconduct by Seller or with respect to Pre-Closing Taxes, Buyer Indemnified Parties may elect to seek recovery against the Indemnification Escrow Funds or may elect to seek recovery against Seller.
(c)    If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.
(d)    If the Indemnifying Party fails to assume the defense of such Third Party Claim within fifteen (15) days after receipt of the Indemnification Notice, the Indemnified Party against which such Third Party Claim has been asserted will have the right to undertake, at the Indemnifying Parties' reasonable cost, risk and expense, the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk of the Indemnifying Parties; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
(e)    If the Indemnified Party assumes the defense of the Third Party Claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.
(f)    If the Indemnifying Party notifies the Indemnified Party and the Indemnification Escrow Agent that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim or fails to notify the Indemnified Party and the Indemnification Escrow Agent whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim within sixty (60) days of the Indemnification Notice of such Third Party Claim having been provided to the Indemnifying Party and the Indemnification Escrow Agent, the Damages arising from such Third Party Claim will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Damages to the Indemnified Party on demand following the final determination thereof, or, to the extent the Third Party Claim falls under Section 11.2(a) hereof, recovery shall come from the Indemnification Escrow pursuant to the terms of the Indemnification Escrow Agreement to the extent Indemnification Escrow Funds are available pursuant to the terms of the Indemnification Escrow Agreement. If the Indemnifying Party disputes its liability with respect to such claim

Purchase and Sale Agreement

within such sixty (60) day period, then such dispute shall be resolved in accordance with the terms and conditions of Section 11.5.
Section 11.5    Resolution of Conflicts and Claims.
(a)    If the Indemnifying Party objects in writing to any claim for indemnification made by an Indemnified Party in any written Indemnification Notice of a claim (an "Objection Notice"), Seller and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims, and Seller and Buyer shall provide information to the other party (as reasonably requested) related to the issues set forth in the Objection Notice. If Seller and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.
(b)    If no such agreement is reached after good faith negotiation, either Buyer or Seller may demand mediation of the dispute, unless the amount of the damage or loss is at issue in a pending action or proceeding involving a Third Party Claim, in which event mediation shall not be commenced until such amount is ascertained or both parties agree to mediation. In any such mediation, Buyer and Seller agree to employ a mediator from JAMS, Inc. to assist them in reaching resolution of such dispute. The mediator shall be a corporate attorney with at least fifteen (15) years' experience in acquisitions and who is mutually acceptable to both Buyer and Seller. The fees and expenses of the mediator shall be shared equally by Buyer and Seller. If, after mediation efforts, Buyer and Seller should agree as to all or a portion of a claim, a memorandum setting forth such agreement shall be prepared and signed by both parties. If after reasonable efforts, and over a period of sixty (60) days, the parties are unable to reach agreement on such dispute utilizing the mediator, the parties shall be permitted to proceed with any legal remedy available to such party.
Section 11.6    Limitations on Indemnity.
(a)    No Buyer Indemnified Party shall seek, or be entitled to, indemnification from any of the Indemnifying Parties pursuant to Section 11.2(a) to the extent the aggregate claims for Damages of the Buyer Indemnified Parties for which indemnification is sought pursuant to Section 11.2(a) are less than the amount equal to one and one half percent (1.5%) of the Adjusted Purchase Price (the "Threshold") or exceed the amount equal to ten percent (10%) of the Adjusted Purchase Price (the "Cap"); provided, however, that, if the aggregate of all claims for Damages for which indemnification is sought pursuant to Section 11.2(a) equals or exceeds the Threshold, then the Buyer Indemnified Parties shall be entitled to recover for all such Damages including the first dollar incurred toward satisfying the Threshold, subject to the limitations in this Section 11.6(a), but in any event not to exceed the Cap.
(b)    In addition to the limitations set forth in Section 11.6(a), no Buyer Indemnified Party shall seek, or be entitled to, indemnification from any of the Indemnifying Parties pursuant to Section 11.2(a) hereof to the extent any individual claim or series of related individual claims for Damages of the Buyer Indemnified Parties for which indemnification is sought pursuant to Section 11.2(a) hereof is less than the amount equal to (one twelfth of one percent (0.12%)), at which time, subject to the limitation set forth herein, the full amount of all

Purchase and Sale Agreement

such Damages from and including the first dollar of such Damages shall count towards the satisfaction of the Threshold.
(c)    Notwithstanding the foregoing, the limitations set forth in Section 11.6(a) and Section 11.6(b), including the Cap, shall not apply to claims for Damages arising out of, with respect to or by reason of (i) any breach by Seller of any Fundamental Representations, (ii) Pre-Closing Taxes, or (ii) fraud or criminal, intentional or willful misconduct of Seller.
(d)    In calculating the amount of any Damages payable to a Buyer Indemnified Party or a Seller Indemnified Party hereunder, the amount of the Damages (i) shall not be duplicative of any other Damage for which an indemnification claim has been made, (ii) shall be computed net of any amounts actually recovered by such Indemnified Party under any insurance policy with respect to such Damages (net of any costs and expenses incurred in obtaining such insurance proceeds), and (iii) shall be reduced by an amount equal to the amount of any Tax benefit directly or indirectly received or receivable by such Person or any of such Person's Affiliates in connection with such Damages or the circumstances giving rise thereto. In addition, for the avoidance of doubt, the Buyer Indemnified Parties shall not have any right to indemnification for any Damages to the extent (and only to the extent) such Damages were included or otherwise reserved or accrued for in the calculation of the Final Closing Net Working Capital (as finally determined in accordance with Section 4.3(b)). If an Indemnifying Party pays an Indemnified Party for a claim and subsequently insurance proceeds in respect of such claim are collected by the Indemnified Party, then the Indemnified Party promptly shall remit the insurance proceeds (net of any costs and expenses incurred in obtaining such insurance proceeds) up to the amount paid by the Indemnifying Party to the Indemnifying Party. The Indemnified Parties shall use commercially reasonable efforts to obtain from any applicable insurance company any insurance proceeds in respect of any claim for which the Indemnified Parties seek indemnification under this ARTICLE 11. No action for indemnification relating to Taxes may be made unless and until the applicable Governmental Entity has first made an assessment of such Taxes.
Section 11.7    Payment of Damages. An Indemnified Party shall be paid in cash by an Indemnifying Party the amount to which such Indemnified Party may become entitled by reason of the provisions of this ARTICLE 11, within ten (10) Business Days after such amount is determined either by mutual agreement of the parties or on the date on which both such amount and an Indemnifying Party's obligation to pay such amount have been determined pursuant to the provisions of Section 11.4(b) or Section 11.4(f), if applicable, or by a final judgment of a court or administrative body having jurisdiction over such proceeding. Notwithstanding the foregoing, with respect to claims brought pursuant to Section 11.2(a), such payments shall come from the Indemnification Escrow until exhausted, subject to the limitations set forth in this ARTICLE 11.
Section 11.8    Exclusive Remedy.
(a)    After the Closing, the indemnities provided in this ARTICLE 11 shall constitute the sole and exclusive remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with any claims regarding matters arising under or otherwise relating to this Agreement; provided, however; that this exclusive remedy for Damages does not preclude a party from bringing an action for specific performance or other equitable

Purchase and Sale Agreement

remedy to require a party to perform its obligations under this Agreement. Without limiting the foregoing, Buyer and Seller each hereby waive (and, by their acceptance of the benefits under this Agreement, each Buyer Indemnified Party and Seller Indemnified Party hereby waives), from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from fraud or criminal, intentional or willful misconduct) such party may have against the other party arising under or based upon this Agreement or any schedule, exhibit, disclosure letter, document or certificate delivered in connection herewith, and no legal action sounding in tort, statute or strict liability may be maintained by any party (other than a legal action brought solely to enforce or pursuant to the provisions of this ARTICLE 11). Notwithstanding anything to the contrary in this Section 11.8, in the event of fraudulent, criminal or willful misconduct or a fraudulent or willful breach of the representations, warranties, covenants or agreements contained herein by Buyer or Seller, any Indemnified Party shall have all remedies available at law or in equity (including for tort) with respect thereto.
(b)    Without limiting the foregoing and subject to Section 2.1(b)(ix), the Buyer Indemnified Parties and the Seller Indemnified Parties hereby waive and agree not to seek (whether under any Environmental Law or otherwise) any statutory or common law remedy (whether for contribution, equitable indemnity or otherwise) against any Indemnifying Party with regard to any Environmental Condition or Environmental Liability, except solely in accordance with the exclusive remedy provided in this ARTICLE 11.
Section 11.9    Treatment of Indemnification Payments. All indemnification payments made pursuant to this ARTICLE 11 shall be treated by the parties for U.S. federal income Tax purposes as adjustments to the Adjusted Purchase Price, unless otherwise required by applicable Law.
ARTICLE 12     TITLE TO REAL PROPERTY AND THE PURCHASED ASSETS
Section 12.1    Title and UCC Search. Buyer agrees to accept the Title Commitment and the Uniform Commercial Code search, dated as of September 9, 2015 (the "UCC Search"). Buyer hereby acknowledges receipt of the Title Commitment and the UCC Search as evidence of the status of Seller's title to the Purchased Assets, and acceptance of the matters thereon as Permitted Liens. Buyer agrees to accept title to the Real Property subject to the Permitted Liens. Buyer shall upon Closing obtain a new title policy insuring that Buyer is the owner or lessee, as applicable, of the Real Property, with liability in the amount of the Purchase Price attributed to the Real Property by Buyer in its reasonable discretion, and such endorsements as Buyer may reasonably request ("Title Policy"). Buyer agrees that its first recourse for any defect in the title actually acquired by Buyer shall be to enforce its rights under the Title Policy, and only after exhausting such rights shall Buyer have any recourse against Seller to the extent Seller has any liability hereunder related to such defect and after crediting any proceeds paid pursuant to a claim under the Title Policy.
Section 12.2    Defects Arising After the Effective Date.
(a)    Buyer shall cause the UCC Search and the Title Commitment to be updated not earlier than thirty (30) days and not later than fifteen (15) Business Days prior to the Closing. If the updated UCC Search and/or Title Commitment discloses defects in title of the

Purchase and Sale Agreement

Real Property not shown by the applicable Title Commitment, UCC Search, Seller Disclosure Letter (excluding any amendment or supplement) or this Agreement which are not Permitted Liens ("Additional Exceptions"), Buyer may object to such Additional Exceptions by delivering to Seller an itemized written notice of Buyer's objection to such Additional Exceptions ("Defect Notice") within five (5) Business Days after the date of receipt by Buyer of the updated Title Commitment or UCC Search (the "Notice Period"). Buyer's failure to deliver a Defect Notice during the Notice Period, or Buyer's failure to deliver a Defect Notice as to any Additional Exceptions during the Notice Period, shall be deemed a waiver of Buyer's right to object to such Additional Exceptions, and Buyer shall then accept such title as is described in the Title Commitment and UCC Search, as updated, without reserving any claim against Seller for such Additional Exceptions, and such Additional Exceptions shall constitute Permitted Liens hereunder.
(b)    If Buyer provides a Defect Notice to Seller during the Notice Period, Seller shall have five (5) Business Days after receipt of the Defect Notice within which to give written notice to Buyer as to whether Seller elect to cure any Additional Exceptions. Failure to notify Buyer in writing within such period of Seller's election shall be deemed Seller's election not to cure any such Additional Exceptions. If Seller elects, in its sole discretion, to cure any Additional Exceptions, Seller shall have thirty (30) days after receipt of the Defect Notice to cure any such Additional Exceptions which it elected to cure, and the Closing Date shall, if necessary, be extended accordingly. Buyer shall have five (5) Business Days following either receipt of Seller's notice electing not to cure any Additional Exceptions or the date on which Seller is deemed to have elected not to cure any Additional Exceptions in which to elect either to (i) waive its objection to any Additional Exceptions that Seller does not or is deemed not to elect to cure and such Additional Exceptions shall constitute Permitted Liens hereunder; or (ii) terminate this Agreement upon written notice to Seller and Escrow Agent. Except if and to the extent that Seller elects to cure any Additional Exceptions, Seller shall be under no obligation to remove Additional Exceptions, and any failure or refusal of Seller to do so shall not be a default of Seller hereunder. Seller may cure an Additional Exception which it elects to cure by any of the following methods: (i) payment and release of such Additional Exception of record; (ii) posting a bond which causes such Additional Exception to cease to be a Lien on the Real Property; or (iii) with Buyer's prior written consent, which shall not be unreasonably withheld, conditioned or delayed, causing the Title Insurer to (A) delete such Additional Exception as an exception in the Title Policy, (B) insure over such Additional Exception in the Title Policy or (C) otherwise provide in the Title Policy affirmative coverage reasonably satisfactory to Buyer with respect to such Additional Exception.
Section 12.3    Survey. Buyer has obtained the Survey, and Buyer agrees to accept the Real Property subject to all matters shown thereon. Buyer may, at Buyer's sole cost and expense, cause the Survey to be updated and recertified to Buyer not earlier than one hundred twenty (120) days and not later than fifteen (15) days prior to the Closing. If a recertified updated Survey reveals: (a) any material encroachments of any of the Improvements onto property of others; (b) any material encroachments of property of others onto the Real Property; (c) the location of any title matter on the Real Property in a manner that would materially and adversely affect the ability to use the Real Property as presently constructed and located on the Real Property; or (d) any other matter which would render title to the Real Property uninsurable and unmarketable or that is not a Permitted Lien, and if any such matters

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were not revealed by the Survey or the Title Commitment, then such disclosure shall be an Additional Exception as to which the provisions of Section 12.2 hereof shall govern Buyer's and Seller's rights and obligations.
Section 12.4    Warranty Disclaimer.
(a)    SUBJECT ONLY TO SELLER'S REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN OR IN ANY IN ANY DOCUMENT EXECUTED BY SELLER IN CONNECTION WITH THE CLOSING, AND SUBJECT TO THE CONDITIONS, RIGHTS AND OBLIGATIONS SET FORTH HEREIN AND THEREIN, BUYER EXPRESSLY ACKNOWLEDGES AND AGREES, AND REPRESENTS AND WARRANTS TO SELLER, THAT BUYER HAS FULLY EXAMINED AND INSPECTED THE PURCHASED ASSETS PRIOR TO THE EXECUTION OF THIS AGREEMENT AND THAT BUYER IS FULLY CAPABLE OF EVALUATING AND HAS EVALUATED THE PURCHASED ASSETS' SUITABILITY FOR BUYER'S INTENDED USE THEREOF, AND THAT BUYER IS PURCHASING THE PURCHASED ASSETS INCLUDING THE REAL PROPERTY WITH ALL DEFECTS IN THEIR "AS IS", "WHERE IS" CONDITION AND WITH ALL FAULTS, WHETHER KNOWN, UNKNOWN, APPARENT OR LATENT. EXCEPT AS TO COVENANTS, WARRANTIES, AGREEMENTS, OR REPRESENTATIONS SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT EXECUTED BY SELLER IN CONNECTION WITH THE CLOSING, AND SUBJECT TO THE CONDITIONS, RIGHTS AND OBLIGATIONS SET FORTH HEREIN AND THEREIN, BUYER'S DECISION TO PURCHASE THE PURCHASED ASSETS INCLUDING THE REAL PROPERTY IS NOT BASED ON ANY COVENANT, WARRANTY, PROMISE, AGREEMENT, GUARANTY, OR REPRESENTATION BY SELLER OR ANY OF SELLER'S AFFILIATES OR REPRESENTATIVES AS TO CONDITION, PHYSICAL OR OTHERWISE, TITLE, LEASES, RENTS, REVENUES, INCOME, EXPENSES, OPERATION, ZONING OR OTHER REGULATION, COMPLIANCE WITH LAW, SUITABILITY FOR PARTICULAR PURPOSES OR ANY OTHER MATTER WHATSOEVER.
(b)    EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT EXECUTED BY SELLER IN CONNECTION WITH THE CLOSING, SELLER NOR ANY OF ITS AFFILIATES NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE, IS MAKING OR WILL MAKE, AND BUYER SPECIFICALLY WAIVES AND RELINQUISHES ALL RIGHTS, PRIVILEGES AND CLAIMS ARISING OUT OF, ANY ALLEGED REPRESENTATION, WARRANTY OR PROMISE OF ANY KIND, EXPRESS OR IMPLIED, CONCERNING THE ACCURACY OR COMPLETENESS OF ALL OR ANY PART OF THE PROPERTY DOCUMENTS; AND ANY INACCURACY, INCOMPLETENESS OR DEFICIENCY IN ANY PART OF THE PROPERTY DOCUMENTS SHALL BE SOLELY THE RISK AND RESPONSIBILITY OF BUYER AND SHALL NOT BE CHARGEABLE IN ANY RESPECT TO SELLER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES.

Purchase and Sale Agreement

ARTICLE 13     MISCELLANEOUS
Section 13.1    Definitions.
(a)    For purposes of this Agreement, the term:
"Accounts Receivable" means all accounts receivable (including receivables for food, beverages, telephone and casino credit), notes receivable and indebtedness for borrowed money or overdue accounts receivable, in each case, due and owing by any third party in respect of the Business.
"Accrued PTO" means any Property Employee's vacation and any other paid time off accrued to the extent such Property Employee is entitled to the same.
"Acquired Personal Property" means the Personal Property, excluding the Excluded Assets and any other items of Personal Property set forth on Section 1.2(k) of the Seller Disclosure Letter.
"Adjusted EBITDA" means, for the applicable period, the net income from the operations of the Business, determined in accordance with GAAP, for such period plus, without duplication and only to the extent deducted in determining such net income, the sum of (a) consolidated interest expense, net of interest income, for such period determined in accordance with GAAP, (b) income tax expense, net of any income tax benefits, for such period, (c) all amounts attributable to depreciation and amortization for such period, (d) all losses on the sale of assets, net of all gains on the sale or write down of assets, (e) professional fees related to the transactions contemplated by this Agreement, including, without limitation, those incurred in connection with the negotiation, execution and delivery of this Agreement, (f) any non-cash accounting charge or credit, (g) travel and entertainment expenses paid to or on behalf of Seller's shareholders, (h) consulting fees paid to Seller's shareholders, (i) pre-opening expenses, including professional fees, related to the recent expansion of the Business, in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000), (j) lost operating profits and expenses related to any Force Majeure Events, in an amount not to exceed Three Hundred Twenty Thousand Dollars ($320,000) (and the parties acknowledge and agree that the July Lightning Closure in the amount set forth on the Adjusted EBITDA Sample Calculation shall be counted towards such amount), and (k) any other expenses related to non-recurring events or that would not be incurred by Buyer after the Closing.
"Adjusted Purchase Price" means an amount equal to the sum of the Cash Consideration plus the Final Closing Net Working Capital.
"Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first-mentioned Person.
"Approvals" means all approvals, consents, licenses, permits, registrations, declarations, concessions, orders, filings, notices, findings of suitability, franchises, entitlements, waivers, exemptions, variances, certificates of occupancy and other authorizations.

Purchase and Sale Agreement

"Assumed Contracts" means the Material Contracts listed on Schedule 6.7(a), and the Tenant Leases, and all service contracts, equipment leases and other leases with respect to Acquired Personal Property, Intellectual Property license agreements, license agreements, sign leases, storage leases for Hotel and Casinos inventory and equipment, and other Contracts, in each case to which Seller is a party or otherwise bound, or to which any of the assets of Seller are subject, to the extent related to the Hotel and Casinos, the Real Property, the Business or the Purchased Assets. Notwithstanding the foregoing, "Assumed Contracts" shall in no event include or be deemed to include Seller Benefit Plans (other than the Assumed Employee Obligations) or any Contracts relating to Excluded Assets and/or Excluded Liabilities.
"Assumed Employee Obligations" means the Assumed Employment Agreements, the Assumed Transferred Employee Service, the Transferred Bonus and the Transferred PTO.
"Bennett Ave. Buildings" means the real property designated as "Bennett Ave. Buildings" on Section 6.5(a)(i) of the Seller Disclosure Letter.
"Bennett Liabilities" means all Liabilities of Seller related to the Bennett Ave. Buildings, including the Bennett Note, but excluding the Liability of Seller to satisfy any right of first refusal in favor of Midnight Rose with respect to the transaction contemplated hereby.
"Bennett Note" means that Promissory Note in the original principal amount of $350,000.00 dated June 29, 2015 from Seller and Midnight Rose in favor of Mark Brockley and Annesse Brockley.
"Business" means the business conducted by Seller at or with respect to the Hotel and Casinos.
"Business Day" shall mean a day on which the commercial banks in Nevada and Colorado are open for normal business activities.
"Buyer Adverse Effect" means changes, events, circumstances or effects that, individually or in the aggregate, have had, will have or could reasonably be expected to have, a material adverse effect on the (i) ability of Buyer to consummate the transactions contemplated by this Agreement, taken as a whole; or (ii) business, financial, condition or results of operations of Buyer and its Subsidiaries; provided, that the following, individually and in the aggregate, shall be excluded from the definition of Buyer Adverse Effect and from any determination as to whether a Buyer Adverse Effect has occurred: (a) any change, event or effects arising out of or resulting from changes in or affecting the (1) travel, hospitality or gaming industries generally, or (2) the financial, banking, currency or capital markets in general; (b) any change, event or effect resulting from any act of terrorism, commencement or escalation of armed hostilities in the U.S. or internationally; and (c) any change, event or effect resulting from the entering into or public announcement of the transactions contemplated by this Agreement.
"Cash Consideration" means Thirty Million Dollars ($30,000,000); provided, however, that the Cash Consideration shall be reduced to Twenty Eight Million Five Hundred Thousand Dollars ($28,500,000) if the Adjusted EBITDA determined in accordance with Section 4.1 is less than Four Million Seven Hundred Thousand Dollars ($4,700,000).

Purchase and Sale Agreement

"Code" means the Internal Revenue Code of 1986, as amended.
"Contract" means any agreement, contract, lease, power of attorney, note, loan, evidence of indebtedness, bond, indenture, mortgage, purchase order, letter of credit, settlement agreement, franchise agreement, covenant not to compete, employment agreement, instrument, obligation, commitment, policy, and other executory commitment to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied.
"Customer Deposits" means all security and other deposits, advance or pre-paid rents or other amounts and key money or deposits (including any interest thereon) relating to rooms, services and/or events at the Hotel and Casinos.
"Domain Names" means names registered with a domain name registry in any generic top level domain recognized by Internet Corporation for Assigned Names and Numbers, including .com.
"Environmental Condition" means, as relating to the Purchased Assets, any present or past release into the environment of any Hazardous Substance as a result of which Seller (i) has or may become liable to any Person for an Environmental Liability, (ii) is or was in violation of any Environmental Law, (iii) has or may be required to incur response costs for investigation or remediation, or (iv) by reason of which the Purchased Assets may be subject to any Lien under Environmental Laws; provided, however, that none of the foregoing shall be an Environmental Condition if such matter was fully remediated or otherwise fully corrected prior to the Effective Date in accordance with Environmental Law.
"Environmental Laws" means all Laws relating to pollution or protection of health, safety or the environment, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), and the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.).
"Environmental Liabilities" means all Liabilities (including all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to government requests for information or documents, but only to the extent that any such cost, fee or expense is reasonable), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any Person, under Environmental Law and relating to the Purchased Assets.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.
"ERISA Affiliate" means any trade or business, whether or not incorporated, that together with Seller would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA or Section 414(b), (c) or (m) of the Code.

Purchase and Sale Agreement

"Escrow Agent" means Fidelity National Title Insurance Company, Attention: Darren Hone, 4643 So. Ulster Street, Suite 500, Denver, CO 80237, Telephone: (720) 200-1200, Facsimile: (720) 200-1241and Email: Darren.hone@fnf.com.
"Estimated Closing Net Working Capital" means Seller's good faith estimate of the Net Working Capital of the Business as of the Transfer Time, which amount may be a positive or negative number.
"Exchange Act" means the Securities Exchange Act of 1934.
"Excluded Employee Liabilities" means any and all Liabilities (i) arising at any time under any Seller Benefit Plan that is not an Assumed Employee Obligation, and (ii) for accrued compensation, wages or benefits required to be paid or otherwise satisfied by Seller on the Closing Date (and calculated effective as of the Transfer Time) to Property Employees as a result of their Termination of Employment with Seller, and any and all contributions, withholding and deduction obligations related thereto, other than Liabilities for Transferred PTO and Transferred Bonus.
"Excluded Personal Property" means the following:
(i)    to the extent not transferable, all point of sale credit card verification terminals or imprint plates owned by third parties;
(ii)    unless transferable by applicable Law, any gaming licenses, liquor licenses or other licenses or permits pertaining to the Hotel and Casinos; and
(iii)    any personal property of the Property Employees, and all personal property, trade fixtures, signs, inventory or equipment of any lessee, licensee or concessionaire of the Hotel and Casinos.
"FCC" means the Federal Communications Commission.
"FCC License" means the license to operate a base station or, two way security radios, at the Hotel and Casinos as described in Section 13.1(a)(i) of the Seller Disclosure Letter.
"Final Closing Net Working Capital" means the Net Working Capital of the Business as of the Transfer Time as set forth in the Final Closing Statement, which amount may be a positive or negative number.
"Force Majeure Event" means any event beyond the commercially reasonable control of Seller (excluding financial inability) including (i) any act of God, flood, fire, earthquake, terrorism, explosion, 100-year storms, war, invasion, hostilities (whether war is declared or not), insurrection, riot, mob violence, civil unrest, or sabotage or inability to procure or a general shortage of labor, equipment, facilities, materials or supplies in the ordinary course on the open market; (ii) any failure of normal transportation and utility services (not caused by Seller); (iii) any strike, labor stoppage, slowdown, lockout or action of labor unions or other industrial disturbances; (iv) any condemnation, requisition, Law or order of governmental or civil or military authorities; or (v) any inability to obtain governmental entitlements necessary for the

Purchase and Sale Agreement

continued operation of essential business functions, despite the exercise of reasonable diligence and good faith commercially reasonable efforts and not as a result of a disciplinary or other action or proceeding brought against Seller or its Affiliates; provided, however, that the following shall not be a Force Majeure Event: storms, including blizzards, that cause the closure of the main highway ingress and egress for Cripple Creek (or other closures of such main highway) for less than five (5) consecutive days. For the avoidance of doubt, the parties agree that the July Lightning Closure set forth on the Adjusted EBITDA Sample Calculation constitutes a Force Majeure Event hereunder.
"GAAP" means United States generally accepted accounting principles, applied on a consistent basis.
"Gaming Approvals" means all Approvals issued by any Gaming Authority or required by any Gaming Law that are necessary for or related to the conduct of gaming, casino or gambling activities or operations by any party hereto or any of their respective Affiliates, and the transactions contemplated hereby, including the transfer, financing, ownership, operation and management of the Business, the Purchased Assets and the Assumed Liabilities.
"Gaming Authorities" means any Governmental Entity with regulatory control or jurisdiction over the conduct of lawful gaming, casino or gambling activities or operations or the ownership of a direct or indirect interest in any entity conducting such activities or operations in any jurisdiction and with respect to the Business, the Purchased Assets, Buyer, Seller or any of their respective Affiliates.
"Gaming Laws" means any Law or Gaming Approval, including any condition or limitation placed thereon, governing or relating to the current or contemplated gaming, casino or gambling activities, operations or ownership of the Business, the Purchased Assets, Seller, Buyer or any of their respective Affiliates.
"Gift Certificate" means any certificate, coupon, voucher or other writing which entitles the holder or bearer to a credit (whether in a specified dollar amount or for a specified item, such as a room night or meal) to be applied against the usual charge for rooms, meals and/or other goods or services at the Business; but shall not include complimentary rooms (or room rates below average rack rates) granted to convention and other meeting groups in the Ordinary Course of Business.
"Governmental Entity" means any court, administrative agency, commission, governmental authority, agency, body or instrumentality.
"Ground Leases" means those leases described on Section 6.5(e)(i) of the Seller Disclosure Letter pursuant to which Seller leases any portion of the Real Property.
"Hazardous Substance" means any pollutant, chemical, or substance listed or otherwise defined as toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable, or hazardous, whether solid, liquid or gas, under applicable Environmental Laws, or that otherwise results in any Environmental Liability, including any quantity of friable asbestos, urea formaldehyde foam insulation, PCBs, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

Purchase and Sale Agreement

"Hotel and Casinos" means that certain hotel and those certain casinos located on the Real Property and commonly known as the "Bronco Billy's Hotel," the "Bronco Billy's Casino," the "Buffalo Billy's Casino," and the "Billy's Casino."
"House Funds" means all cash and cash equivalents located at the Hotel and Casinos, including cash and other cash equivalents located in cages, drop boxes, slot machines, other gaming devices and automated teller machines (ATMs), ATM clearing items (including those in transit prior to the Transfer Time), cash on hand for the Hotel and Casinos manager's petty cash fund and cashiers' banks, coins and slot hoppers, kiosks and carousels, slot vault and table loads.
"Indemnification Escrow Agent" means BNY Mellon, National Association.
"Indemnification Escrow Agreement" means the Indemnification Escrow Agreement substantially in the form attached hereto as Exhibit J.
"Indemnification Escrow Amount" means an amount equal to the Cap.
"Intellectual Property" means all intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, technologies, discoveries, apparatus, know-how, trade secrets, trademarks, trademark registrations and applications, domain names, trade dress, service marks, service mark registrations and applications, trade names, and all goodwill associated with the foregoing, copyright registrations, copyrightable and copyrighted works, rights of publicity, rights of privacy, and moral rights.
"Intellectual Property Agreements" means all licenses, sublicenses and other agreements by or through which other Persons, including Seller's Affiliates, grant Seller exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted.
"Intellectual Property Assets" means all Intellectual Property, including such Intellectual Property that is the subject of the Intellectual Property Agreements, that is owned or licensed by Seller and used in or necessary for the conduct of the Business as currently conducted.
"Intellectual Property Registrations" means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any governmental authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.
"IRS" means the Internal Revenue Service, a division of the United States Department of the Treasury, or any successor thereto.
"Knowledge" means (i) when used in the phrase "Seller's Knowledge" and words of similar import, the actual knowledge, without inquiry or investigation, of Marc D. Murphy, Daniel P. Douglass, and Ben Douglass (ii) when used in the phrase "Buyer's Knowledge" and words of similar import, the actual knowledge, without inquiry or investigation, of Elaine Guidroz, Daniel Lee, and Alex Stolyar.

Purchase and Sale Agreement

"Law" means any foreign or domestic law, constitution, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree, policy, guidance, court decision, rule of common law or finding.
"Leased Real Property" means the portion of the Real Property leased by Seller pursuant to the Ground Leases and designated as such on Section 6.5(a)(iii) of the Seller Disclosure Letter.
"Liability" means any direct or indirect liability, indebtedness, obligation, commitment, demand, expense, claim, loss, cost, damage, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.
"Liens" means any mortgages, pledges, liens, hypothecations, security interests, agreements, conditional or installment sale agreements, limitations on voting rights, charges, options, rights of first refusals, easements, rights of way, leases, subleases, license agreements, sublicense agreements, occupancy and concession agreements, covenants, restrictions, title matters, title defects, encroachments, assessments or any other claims of third parties or other encumbrances of any kind whatsoever.
"Midnight Rose" means Midnight Rose Hotel & Casino Inc.
"Net Working Capital" means, as of any date, the difference between (i) the current assets of the Business, including inventory, Accounts Receivable, and current prepaid expenses and (ii) the current liabilities of the Business, including accounts payable, accrued expenses, Gift Certificates, Progressive Liabilities, and Players Club points, rewards and obligations (including those redeemable in cash, or in complimentary food, beverage, room, merchandise or otherwise), as of such date, with each amount determined using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments, and valuations and estimation methodologies and income recognition and expense policies that were used in preparation of the Financial Information; provided, however, that for purposes of this Agreement, the calculation of Net Working Capital shall exclude any Bennett Liabilities, Warren Liabilities, Slot Machines Financing Liabilities, Tax assets, Tax Liabilities, House Funds, Excluded Assets and Excluded Liabilities.
"Nevada State Bank Loan" shall mean the indebtedness evidenced by that certain "Reducing Revolving Loan Agreement," dated as of June 26, 2007, by and between Seller, as borrower, and Nevada State Bank, as lender.
"Ordinary Course of Business" shall describe any action taken by a Person if such action is consistent with such Person's past practices and is taken in the ordinary course of such Person's day-to-day operations.
"Outside Date" means January 15, 2016, unless the Closing Date is extended pursuant to Section 5.1, in which case it means January 15, 2016 plus the number of days of such extension in accordance with the provisions of Section 5.1.

Purchase and Sale Agreement

"Passenger/Delivery Vehicles" means those certain passenger or delivery vehicles and recreational vessels identified in Section 13.1(a)(ii) of the Seller Disclosure Letter.
"Permitted Liens" means, with respect to Seller's ownership of the Purchased Assets (i) Liens for assessments and other governmental charges not delinquent or which are currently being contested in good faith by appropriate proceedings; (ii) Liens for Taxes not yet due and payable and Taxes being contested in good faith by appropriate proceedings; (iii) mechanics' and materialmen's Liens not filed of record and similar charges not delinquent or which are filed of record but are being contested in good faith by appropriate proceedings; (iv) Liens in respect of judgments or awards with respect to which Seller shall in good faith currently be prosecuting an appeal or other proceeding for review and with respect to which Seller shall have secured a stay of execution pending such appeal or such proceeding for review; (v) easements, leases, reservations or other rights of others in, or minor defects and irregularities in title to, the Purchased Assets; provided that, such easements, leases, reservations, rights, defects or irregularities do not materially impair the use of the Purchased Assets for the purposes for which they are held; (vi) any Liens or privileges vested in any lessor, licensor or permitter for rent or other obligations of Seller thereunder so long as the payment of such rent or the performance of such obligations is not delinquent; (vii) rights of tenants under operating leases and guests of the Business whose occupancy may be terminated on short notice; (viii) with respect to the Real Property, all matters disclosed by the Survey and all exceptions described in Schedule B, Section 2, to the Title Commitment (except as to any Additional Exceptions which do not constitute Permitted Liens pursuant to ARTICLE 12) or the Title Policy; (ix) all matters disclosed on the UCC Search (except that certain financing statement for Ovid Stockade LLC, for which Bronco Billy, a Colorado limited liability company, is shown as an additional debtor); (x) any Assumed Liability; (xi) any Lien created or suffered by Buyer; (xii) any matter Title Insurer at Closing insures over or for which it otherwise provides affirmative title coverage reasonably satisfactory to Buyer in the Title Policy; (xiii) zoning and subdivision ordinances, terms and conditions of licenses, permits and other Approvals for the Real Property, and the Laws of any Governmental Entity having jurisdiction over the Real Property; and (xiv) any Liens on the Purchased Assets imposed pursuant to the Nevada State Bank Loan, which Seller shall cause to be released prior to or concurrently with the Closing.
"Person" means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Entity, or other entity or "group" (as defined in Rule 13d-5(b)(1) under the Exchange Act).
"Personal Property" means, with respect to the Business, any and all office, hotel, casino, restaurant, bar, and other furniture, furnishings, fittings, appliances, equipment, equipment manuals, gaming devices and gaming equipment (as defined by the applicable Gaming Laws) including slot machines, gaming tables and gaming paraphernalia (including parts or inventories thereof), Passenger/Delivery Vehicles, computer hardware and IT hardware systems, reservations terminals, software, point of sale equipment, two-way security radios and base station, machinery, apparatus, appliances, draperies, art work, carpeting, keys, building materials, telephones and other communications equipment, televisions, maintenance equipment, tools, signs and signage, office supplies, engineering, maintenance and cleaning supplies and other supplies of all kinds; stationery and printing, linens (sheets, towels, blankets, napkins), uniforms, silverware, glassware, chinaware, pots, pans and utensils, and food, beverage, alcoholic beverage

Purchase and Sale Agreement

inventories, and all other articles of personal property, whether owned or leased by Seller, in each case, that are (i) located at the Hotel and Casinos or any storage facility leased by Seller for the Business and (ii) used in the Business on the Closing Date.
"Players Club" means the "Most Valuable Players Club" (also known as "MVP Club") database maintained on Seller's player database system or in hard files utilized by Seller at the Hotel and Casinos.
"Post-Closing Tax Period" means any Tax period beginning on or after the Closing Date and that portion of a Straddle Period beginning on the Closing Date.
"Post-Closing Taxes" means all Taxes of Buyer and its Affiliates relating to the ownership, operation or disposition of the Purchased Assets or the Business, in each case that are attributable to a Post-Closing Tax Period, including, for the avoidance of doubt, any Taxes allocable to a Post-Closing Tax Period under Section 8.8(a).
"Pre-Closing Tax Period" means any Tax period ending on the day before the Closing Date and that portion of any Straddle Period ending at the close of business on the day before Closing Date.
"Pre-Closing Taxes" means all Taxes of Seller and its Affiliates relating to the ownership, operation or disposition (including all dispositions pursuant to this Agreement) of the Purchased Assets or the Business that are attributable to a Pre-Closing Tax Period, including, for the avoidance of doubt, any Taxes allocable to a Pre-Closing Tax Period under Section 8.8(a).
"Progressive Liabilities" means the sum of (i) the face amounts of the progressive slot machine meters with an in house progressive jackpot feature (if such slot machines are not removed by the vendor at or before the Transfer Time) less the reset amounts of such slot machines, and (ii) the face amounts of the meters for the table games with an in house progressive jackpot feature less the reset amounts of such table games.
"Property Employee" means each employee of Seller who is located at the Real Property or on leave and performs services primarily related to the Business.
"Purchase Price" means an amount equal to the sum of the Cash Consideration plus the Estimated Closing Net Working Capital.
"Purchase Price Overage" means the amount, if any, by which the Adjusted Purchase Price is lesser than the Purchase Price.
"Purchase Price Shortage" means the amount, if any, by which the Purchase Price is lesser than the Adjusted Purchase Price.
"Real Property" means the real property described on Section 6.5(a) of the Seller Disclosure Letter, in each case together with the buildings and structures located thereon, and any and all associated parking areas, fixtures, fences, walls, paving, driveways, walkways, plazas, landscaping, permanently affixed utility systems and all other improvements located thereon (the buildings, structures, parking areas, fixtures and all such other improvements located thereon are

Purchase and Sale Agreement

referred to herein collectively as the ("Improvements")). Notwithstanding the foregoing, in the event Midnight Rose timely exercises its right of first refusal with respect to the Bennett Ave. Buildings, the term "Real Property" shall no longer include the Bennett Ave. Buildings. Although such items shall not constitute Real Property for purposes of this Agreement, at Closing, Seller shall transfer to Buyer any and all right, title and interest that Seller possesses and has the right to transfer in and to any and all rights, privileges, easements, tenements, hereditaments and appurtenances appertaining to said Real Property, including, water rights, if any, and any reversions, remainders, rents, issues or profits thereof.
"Representatives" means, with respect to a Person, such Person's directors, managers, officers (or other Persons performing management functions similar to officers), employees, advisors, agents or other representatives.
"Seller 401(k) Plan" means the Pioneer Group, Inc. 401(k) Plan.
"Seller Adverse Effect" means changes, events, circumstances or effects that have had, will have or could reasonably be expected to have a material adverse effect on (i) the ability of Seller to consummate the transactions contemplated by this Agreement, taken as a whole, or (ii) the business, financial condition, or results of operations of the Purchased Assets or the Business, taken as a whole; provided, that the following, individually and in the aggregate, shall be excluded from the definition of Seller Adverse Effect and from any determination as to whether a Seller Adverse Effect has occurred: (a) any change, event or effects arising out of or resulting from changes in or affecting (1) the travel, hospitality or gaming industries generally or (2) the financial, banking, currency or capital markets in general, (b) any change, event or effect resulting from the entering into or public announcement of the transactions contemplated by this Agreement, (c) any change, event or effect resulting from any act of terrorism, commencement or escalation of armed hostilities in the U.S. or internationally, (d) any change, event or effect arising out of or resulting from changes in general economic conditions, applicable Law, or accounting principles, and (e) the failure of the Purchased Assets, the Real Property or the Business to meet any financial or other projections.
"Seller Benefit Plan" means all (i) "employee welfare benefit plans," within the meaning of Section 3(1) of ERISA; (ii) "employee pension benefit plans," within the meaning of Section 3(2) of ERISA; (iii) bonus, stock option, stock purchase, restricted stock, deferred stock, performance stock, stock appreciation, stock unit, phantom stock or other equity or equity-linked plan, program, agreement, arrangement, commitment and/or practice; (iv) employment, consulting, noncompetition, nondisclosure, nonsolicitation, change-in-control, retention, incentive, deferred compensation, pension or retirement, supplemental retirement, excess benefit, severance, termination, profit sharing and similar plan, program, agreement, arrangement, commitment and/or practice; and (v) savings, fringe benefit, medical, retiree medical, dental, vision, cafeteria, insurance, disability, accident, salary continuation, flex spending, adoption/dependent/employee assistance, tuition, accrued leave, vacation, sick pay, sick leave, unemployment, other welfare fringe benefit and other employee compensation plans, programs, agreements, arrangements, commitments and/or practices (whether or not insured), in each case, maintained, sponsored or contributed to by, entered into or creating Liability for Seller or any Affiliate of Seller in each case, with respect to any Property Employee or any dependent or beneficiary of any Property Employee.

Purchase and Sale Agreement

"Seller Permits" means all material permits, registrations, findings of suitability, licenses, authorizations, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities (including those under Gaming Laws) necessary to conduct the Business.
"Straddle Period" means any Tax period beginning on or before the day before the Closing Date and ending on or after the Closing Date.
"Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or managing member or (ii) at least 50% of the securities or other equity interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization that is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.
"Survey" means those certain ALTA/ACSM Land Title Surveys for the Real Property, dated September 25, 2015, prepared by Baseline Engineering, as Project No. C-15255, designated as Fee ALTA and Leasehold ALTA.
"Tax Controversies" means any Tax audits, Tax disputes or administrative, judicial or other proceedings with respect to the Taxes in connection with the Purchased Assets or the Business.
"Tax Return" means any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing with respect to Taxes, including attachments thereto and amendments thereof.
"Taxes" means any and all federal, state, local, foreign and other taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts related thereto) imposed by any Governmental Entity, including income, gross receipts, profits, gaming, live entertainment, transient lodging, excise, real or personal property, environmental, customs duties, sales, use, value-added, ad valorem, alternative, add-on minimum, estimated, registration, withholding, social security, retirement, employment, unemployment, workers' compensation, disability, severance, premium, occupation, service, license, net worth, capital stock, payroll, franchise, gains, stamp, transfer and recording taxes. including the taxes of any other person payable as a transferee or successor by contract, pursuant to Treasury regulation section 1.1502-6 (or any other similar provision of state, local or Foreign Law).
"Tenant Leases" means all leases, license agreements and occupancy agreements pursuant to which any third Person has the right to occupy any portion of the Real Property. For the avoidance of doubt, Tenant Leases shall not include (i) any Contract with respect to, or reservation of, any guest or group of the Hotel and Casinos whose occupancy may be terminated on short notice, (ii) any Contract granting to a third Person an easement or similar right or permitting any encroachment with respect to any portion of the Real Property, or (iii) any Contract for use of any meeting or similar space within the Hotel and Casinos.

Purchase and Sale Agreement

"Title Commitment" means, collectively, those certain title commitments for the Real Property, dated September 23, 2015, issued by Title Insurer, File Number 099-F0527256-017-LM6, Amendment No. 4, and dated September 23, 2015, issued by Title Insurer, File Number 099-F0527262-017-LM6, Amendment No. 4.
"Title Insurer" means Fidelity National Title Insurance Company, or other title insurance company reasonably designated by Seller.
"Transfer Time" means 11:59:59 p.m., Mountain Time (local time at the Real Property), on the day prior to the Closing Date.
"Unclaimed Property" means "Property" as defined in 12 Del. C 1953, Section 1198(11) constituting Purchased Assets, against which a full period of dormancy (as determined by applicable Law) has run.
"WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988 and analogous state and local law.
"Warren Liabilities" means all Liabilities related to the Warren Street Lots, including the Warren Note.
"Warren Note" means that Promissory Note in the original principal amount of $155,000.00 dated February 16, 2007 from Seller in favor of Lot Lizards, Inc.
"Warren Street Lots" means the real property designated as "Warren Street Lots" on Section 6.5(a)(ii) of the Seller Disclosure Letter.
(b)    The following are defined elsewhere in this Agreement, as indicated below:

Terms	Cross Reference in Agreement
Additional Exceptions	Section 12.2(a)
Additional Indemnification Escrow Amount	Section 4.3(c)
Adjusted EBITDA Sample Calculation	Section 4.1(a)
Agreement	Preamble
Anti-Terrorism Laws	Section 6.17
Applicable Sales Tax Proceeding	Section 8.8(b)(ii)
Assumed Employment Agreements	Section 8.3(c)
Assumed Liabilities	Section 2.1(a)
Assumed Transferred Employee Service	Section 8.3(d)
Auditor	Section 4.3(b)
Balance Sheet	Section 6.3(a)
Balance Sheet Date	Section 6.3(b)
Bill of Sale	Section 5.2(b)
Brockley Lease	Section 9.2(c)
Buyer	Preamble

Purchase and Sale Agreement

Terms	Cross Reference in Agreement
Buyer Advisor Expenses	Section 10.3(b)
Buyer Benefit Plans	Section 8.3(d)
Buyer CDR Audit	Section 8.8(b)(ii)
Buyer Indemnified Parties	Section 11.2(a)
Buyer Indemnified Party	Section 11.2(a)
Buyer's 401(k) Plan	Section 8.3(g)
Buyer's Health Plans	Section 8.3(e)
Cap	Section 11.6(a)
CBRE Fees	Section 6.13
CDR	Section 8.8(b)(i)
Chips and Tokens	Section 1.1(c)
Closing	Section 5.1
Closing Date	Section 5.1
COBRA	Section 8.3(f)
COBRA Coverage	Section 8.3(f)
Colorado Sales Tax	Section 8.8(b)(i)
Competing Transaction	Section 8.18
Confidentiality Agreement	Section 8.4(b)
Countdown	Section 4.6
Covered Parties	Section 6.17
Damages	Section 11.2(a)
Deed	Section 5.2(a)
Defect Notice	Section 12.2(a)
Deposit	Section 3.2(a)
Determination Date	Section 4.3(b)
Dispute Period	Section 4.3(b)
EBITDA Dispute Period	Section 4.1(a)
Effective Date	Preamble
Escrow	Section 3.2(b)
Escrow Period	Section 8.1
Estimated Closing Statement	Section 4.1(c)
Excluded Assets	Section 1.2
Excluded Liabilities	Section 2.1(b)
Extension Notice	Section 5.1
Extension Period	Section 5.1
FCC Approval	Section 8.13(a)
Final Allocation	Section 3.4(a)
Final Closing Statement	Section 4.3(a)
Final Closing Payment	Section 4.3(c)
Final Sales Tax Allocation	Section 8.8(b)(i)
Financial Information	Section 6.3(a)
Financial Statement	Section 6.3(a)
Fundamental Representations	Section 11.1
Governmental Approvals	Section 8.5(a)

Purchase and Sale Agreement

Terms	Cross Reference in Agreement
Improvements	Section 13.1(a); Definition of "Real Property"
Indemnification Escrow	Section 3.3(a)
Indemnification Escrow Account	Section 3.3(a)
Indemnification Escrow Funds	Section 3.3(a)
Indemnification Escrow Release Date	Section 3.3(c)
Indemnification Notice	Section 11.3
Indemnified Parties	Section 11.3
Indemnified Party	Section 11.3
Indemnifying Parties	Section 11.3
Indemnifying Party	Section 11.3
Inspection	Section 8.4(a)
Insurance Policies	Section 6.15
Landlord	Section 9.2(c)
Liquor Laws	Section 6.2(c)
M&A QBs	Section 8.3(f)
Material Contracts	Section 6.7(a)
Material Damage	Section 8.14(a)
Material Taking	Section 8.15(a)
Non-Assignable Asset	Section 1.4(a)
Notice Period	Section 12.2(a)
Objection Notice	Section 11.5(a)
Opening of Escrow	Section 3.2(b)
Prohibited Person	Section 6.17
Property Documents	Section 8.4(a)
Proposed Allocation	Section 3.4(a)
Provisional Transfer Tax Value	Section 8.8(b)(i)
Purchased Assets	Section 1.1
Required Consent	Section 9.2(c)
Restraint	Section 9.1
SDNs	Section 6.17
Seller	Preamble
Seller Disclosure Letter	ARTICLE 6
Seller Indemnified Parties	Section 11.2(b)
Seller Indemnified Party	Section 11.2(b)
Slot Machines Financing Liabilities	Section 2.1(a)(xiii)
Survival Period	Section 11.1
Taking	Section 8.15(a)
Termination of Employment	Section 8.3(b)
Third Party Claim	Section 11.4(a)
Threshold	Section 11.6(a)
Title Policy	Section 12.1
Trademark Assignment Agreement	Section 5.2(h)

Purchase and Sale Agreement

Terms	Cross Reference in Agreement
Transfer Taxes	Section 8.8(b)
Transferred Bonus	Section 8.3(b)
Transferred Employee	Section 8.3(a)
Transferred PTO	Section 8.3(b)
UCC Search	Section 12.1
Union	Section 6.11(c)
USA Patriot Act	Section 6.17

Section 13.2    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury; Specific Performance.
(a)    This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Colorado, applicable to contracts executed in and to be performed entirely within the State of Colorado, without regard to the conflicts of laws principles thereof.
(b)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Colorado State court or Federal court of the United States of America, sitting in Denver County, Colorado, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Colorado State court or, to the extent permitted by applicable Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Colorado State or Federal court, (iv) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Colorado State or Federal court, and (v) to the extent such party is not otherwise subject to service of process in the State of Colorado, appoint Corporation Service Company as such party's agent in the State of Colorado for acceptance of legal process and agrees that service made on any such agent shall have the same legal force and effect as if served upon such party personally within such state. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 13.3 hereof. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO

Purchase and Sale Agreement

INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 13.2(c).
(d)    Each party hereto acknowledges and agrees that money damages would not be a sufficient remedy for any breach by the other party (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated hereby). Therefore, each party hereto acknowledges and agrees that the other party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by such party and to enforce specifically the terms and provisions hereof against such party, in addition to any other remedy to which the other party is entitled at law or in equity. Each party hereto agrees and acknowledges that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that there is an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. In seeking an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, the seeking party shall not be required to provide any bond or other security.
Section 13.3    Notices. All notices, requests, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be given or made by delivery in person, by facsimile (with a copy sent by a recognized overnight delivery service (with tracking capability)), electronic email delivery (with a copy sent by a recognized overnight delivery service (with tracking capability)) or by a recognized overnight delivery service (with tracking capability). Except as provided otherwise herein, notices delivered by hand shall be deemed given upon receipt; notices delivered by facsimile shall be deemed given upon sender's receipt of confirmation of successful transmission; and notices delivered by a recognized overnight delivery service shall be deemed given one (1) Business Day after depositing such notice with such service for next day delivery (receipt requested). All notices shall be addressed to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

Purchase and Sale Agreement

(a)    if to Buyer, to:

FHR-Colorado LLC
c/o Full House Resorts, Inc.
Daniel R. Lee, Chief Executive Officer
4670 S. Fort Apache Road, Suite 190
Las Vegas, NV 89147
Facsimile: 702.221.8101
Email: dan@fullhouseresorts.com

with a copy, which shall not constitute notice, to:
Elaine Guidroz, General Counsel
Full House Resorts, Inc.
777 Rising Star Drive
Rising Sun, IN 47040
Facsimile: 812.438.5165
Email: eguidroz@fullhouseresorts.com

with a copy, which shall not constitute notice, to:
Michael J. Bonner
Greenberg Traurig, LLP
3773 Howard Hughes Pkwy, Suite 400N
Las Vegas, NV 89169
Facsimile: 702.549.2728
Email: bonnerm@gtlaw.com

(b)    if to Seller, to:

Marc Murphy
Pioneer Group, Inc.
P.O. Box 590
233 E. Bennett Avenue
Cripple Creek, CO 80813
Facsimile: 719.689.0242
Email: marcmurphy@broncobillys.biz

and

Dan Douglass
Pioneer Group, Inc.
902 County Road 143
Cedarville, CA 96104
Email: ddouglass@outlook.com

Purchase and Sale Agreement

with a copy, which shall not constitute notice, to:
Angela Otto
Brownstein Hyatt Farber Schreck, LLP
100 N. City Parkway, Suite 1600
Las Vegas, NV 89106
Facsimile: 702.382.8135

Section 13.4    Interpretation. Except as otherwise provided or unless the context otherwise requires, whenever used in this Agreement, (i) any noun or pronoun shall be deemed to include the plural and the singular, (ii) the use of masculine pronouns shall include the feminine and neuter, (iii) the terms "include" and "including" shall be deemed to be followed by the phrase "without limitation," or "but not limited to," (iv) the word "or" shall be used in the inclusive sense of "and/or" and not exclusive, (v) all references to Sections refer to the Sections of this Agreement, all references to Schedules refer to the Schedules attached to or delivered with this Agreement, as appropriate, and all references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes, (vi) each reference to "herein", "hereof", "hereby" or "hereunder" shall refer to this Agreement as a whole, (vii) the phrase "made available" shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available, (viii) Buyer and Seller are referred to herein individually as a "party" and collectively as "parties", (ix) each reference to "$" or "dollars" shall be to United States dollars, (x) each reference to "days" shall be to calendar days, and in the event that the date for the performance of any covenant or obligation under this Agreement shall fall on a Saturday, Sunday or legal holiday in the State of Colorado or the State of Nevada, the date for performance thereof shall be extended to the next Business Day, (xi) references to a Person are also to his, her or its successors and permitted assigns, (xii) any agreement, instrument, statute or regulation defined or referred to herein or in any agreement or instrument defined or referred to herein means such agreement, instrument, statute or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes or regulations) by succession of comparable successor statutes or regulations, and references to all attachments thereto and instruments incorporated therein, and (xiii) accounting terms which are not otherwise defined in this Agreement shall have the meanings given to them under GAAP; provided, however, that to the extent that a definition of a term in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 13.5    Entire Agreement. This Agreement and all documents and instruments referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in full force and effect during the term of this Agreement and after the Closing. Each party hereto agrees that, except for the representations and warranties contained in this Agreement and the Seller Disclosure Letter, none of Seller or Buyer makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its Representatives or

Purchase and Sale Agreement

other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to any of them or their respective Representatives of any documentation or other information with respect to any one or more of the foregoing.
Section 13.6    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
Section 13.7    Assignment. Without the prior written consent of Seller, which may be withheld in Seller's reasonable discretion, neither this Agreement nor any of the rights, interests or obligations of Buyer hereunder shall be assigned by operation of Law (including by merger, consolidation or a change of control) or otherwise. Notwithstanding the prior sentence, Buyer may assign all of its rights, interests and obligations under this Agreement to any Affiliate of Buyer or any entity in which Buyer has not less than a fifty percent (50%) equity interest, provided, that, such assignment shall not be valid under this Agreement unless (a) such Affiliate assumes all of Buyer's agreements and obligations hereunder, (b) no such assignment shall relieve Buyer from any of its agreements and obligations hereunder, and (c) no such assignment in any way (x) shall adversely affect the ability to receive, or delay the receipt of, the Gaming Approvals contemplated by this Agreement, or (y) shall adversely affect or delay the Closing of the transactions contemplated by this Agreement. Any assignment in violation of the provisions of this Section 13.7 shall be void.
Section 13.8    Parties of Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns and, except as set forth in Section 11.2 with respect to the Indemnified Parties, nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 13.9    Counterparts. This Agreement may be executed by facsimile or electronic mail transmission and/or in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
Section 13.10    Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. In the event that any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Purchase and Sale Agreement

Section 13.11    Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Buyer and Seller.
Section 13.12    Extension; Waiver. Buyer, on the one hand, and Seller, on the other hand, by action taken or authorized by their respective boards of directors or other governing body may, to the extent legally allowed (i) extend the time for or waive the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.
Section 13.13    Attorneys' Fees. In the event any party incurs legal fees or other costs to enforce any of the terms of this Agreement, to resolve any dispute with respect to its provisions, or to obtain damages for breach thereof, whether by prosecution or defense, the unsuccessful party to such action shall pay the prevailing party's reasonable expenses, including reasonable attorneys' fees and costs, incurred in such action.
Section 13.14    Time of Essence. Time is of the essence with respect to this Agreement and all terms, provisions, covenants and conditions hereof.

[SIGNATURES APPEAR ON FOLLOWING PAGES.]

Purchase and Sale Agreement

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by its duly authorized officer as of the date first written above.

FHR-COLORADO LLC

By:	/s/ Daniel R. Lee
Name:	Daniel R. Lee
Its:	President

PIONEER GROUP, INC.

By:	/s/ Daniel P. Douglass
Name:	Daniel P. Douglass
Its:	President

Purchase and Sale Agreement
Signature Page

JOINDER BY ESCROW AGENT

The undersigned Escrow Agent hereby accepts the foregoing Purchase and Sale Agreement and agrees to act as Escrow Agent under this Agreement in strict accordance with its terms. The Opening of Escrow occurred on September 28, 2015.

Fidelity National Title Insurance Company

By:	/s/ Darren W. Hone
Name:	Darren W. Hone
Title:	Vice President
Date:	9-29-15

Purchase and Sale Agreement
| Page 83

EXHIBIT J
FORM OF INDEMNIFICATION ESCROW AGREEMENT

BNY MELLON, NATIONAL ASSOCIATION

INDEMNIFICATION ESCROW AGREEMENT

This Indemnification Escrow Agreement (this "Agreement"), dated as of [date], 2015 is by and among FHR-Colorado LLC, a Nevada limited liability company ("Buyer"), Pioneer Group, Inc., a Nevada corporation ("Seller" and collectively with Buyer, the "Escrow Parties"), and BNY Mellon, National Association, a national banking association (the "Escrow Agent").

WHEREAS, Buyer and Seller have entered into a Purchase and Sale Agreement dated [date], 2015 (the "Purchase Agreement").

WHEREAS, in accordance with the Purchase Agreement, on the date hereof, the Escrow Parties shall cause the Initial Deposit (as defined below) to be deposited with the Escrow Agent to be held and disposed of by the Escrow Agent as herein provided.

WHEREAS, the parties hereto desire to set forth their understandings with regard to the escrow account established by this Agreement and the Escrow Fund (as defined below).

NOW, THEREFORE, in consideration of the premises and agreements of the parties hereto contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

1. Appointment of Agent. The Escrow Parties appoint the Escrow Agent as their agent to hold in escrow, and to administer the disposition of, the Escrow Fund in accordance with the terms of this Agreement, and the Escrow Agent accepts such appointment.

2. Establishment of Escrow. Upon the execution of this Agreement, the Escrow Parties shall (a) cause $[Insert Indemnification Escrow Amount as determined at signing] to be deposited with the Escrow Agent (the "Initial Deposit"), and Escrow Agent shall promptly acknowledge to the Escrow Parties receipt of any funds so deposited; and (b) deliver one fully executed original of this Agreement to the Escrow Agent in accordance with the Notice section below.

In the event of a "Purchase Price Shortage" (as defined in the Purchase Agreement), funds may be deposited with the Escrow Agent in addition to the Initial Deposit expressly contemplated herein, provided that notice of the same shall be given to the Escrow Agent prior to any such deposits in order to ensure that the funds so deposited are credited to the deposit account(s) established hereunder.

The Initial Deposit and all additional amounts now or hereafter deposited with the Escrow Agent, together with all interest, and other income earned, shall be referred to as the "Escrow

Purchase and Sale Agreement
Exhibit J | Page 1

Fund." The Escrow Parties acknowledge that the sum held in escrow hereunder may be reduced or increased from time to time during the term hereof pursuant to the terms of this Agreement. Accordingly, the term "Escrow Fund" shall refer both to the Initial Deposit and to such lesser or greater amount as may be held pursuant hereto at any point during the term hereof.

3. Customer Identification and TIN Certification.    To help the government fight the funding of terrorism and money laundering activities, Federal laws require all financial institutions to obtain, verify and record information that identifies each individual or entity that opens an account. Therefore, the Escrow Agent must obtain the name, address, taxpayer or other government identification number, and other information, such as date of birth for individuals, for each individual and business entity that is a party to this Agreement. For individuals signing this Agreement on their own behalf or on behalf of another, the Escrow Agent requires a copy of a driver's license, passport or other form of photo identification. For business and other entities that are parties to this Agreement, the Escrow Agent will require such documents, as it deems necessary to confirm the legal existence of the entity.

At the time of or prior to execution of this Agreement, any Escrow Party providing a tax identification number for tax reporting purposes shall provide to the Escrow Agent a completed IRS Form W-9 (or the appropriate IRS Form W-8, in the case of non U.S. persons), and every individual executing this Agreement on behalf of an Escrow Party shall provide to the Escrow Agent a copy of a driver's license, passport or other form of photo identification acceptable to the Escrow Agent. The Escrow Parties agree to provide to the Escrow Agent such organizational documents and documents establishing the authority of any individual acting in a representative capacity as the Escrow Agent may require in order to comply with its established practices, procedures and policies.

The Escrow Agent is authorized and directed to report all interest and other income earned on the Escrow Fund in accordance with the Form W-9 (or the appropriate IRS Form W-8, in the case of non U.S. persons) information provided to the Escrow Agent by Seller. The Escrow Parties understand that, in the event one or more tax identification number is not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the Escrow Fund.

The Escrow Agent shall have no duty to prepare or file any information reports (including without limitation IRS Forms 1099-B) other than such information reports of interest earned on the Escrow Fund as the Escrow Agent is required to prepare and file in the ordinary course of its business.

4. Deposit of the Escrow Fund. The Escrow Agent shall deposit the Escrow Fund in one or more deposit accounts at BNY Mellon, National Association in accordance with such written instructions and directions as may from time to time be provided to the Escrow Agent by the Escrow Parties. In the event that the Escrow Agent does not receive written instructions, the Escrow Agent shall deposit the Escrow Fund in a checking with interest account at BNY Mellon, National Association. Deposits shall in all instances be subject to the Escrow Agent's standard funds availability policy. The Escrow Agent shall not be responsible for any loss due to interest rate fluctuation or early withdrawal penalty. The Escrow Parties understand that deposits of the

Purchase and Sale Agreement
Exhibit J | Page 2

Escrow Fund are not necessarily insured by the United States Government or any agency or instrumentality thereof, or of any state or municipality, and that such deposits do not necessarily earn a fixed rate of return. In no instance shall the Escrow Agent have any obligation to provide investment advice of any kind. The Escrow Agent shall not be liable or responsible for any loss resulting from any deposits made pursuant to this Section 4, other than as a result of the gross negligence or willful misconduct of the Escrow Agent.

5. Release of the Escrow Fund.

(a) Claims Against Escrow Fund for Indemnification. From and after the date of this Agreement at any time or times on or before the first anniversary of the date of this Agreement (the "Escrow Termination Date"), Buyer may make claims against the Escrow Fund to the extent such claims relate to indemnification obligations of Seller under Article 11 of the Purchase Agreement or relate to the return of any Purchase Price Overage. Buyer shall notify Seller and the Escrow Agent in writing on or before the Escrow Termination Date of each such claim, including a specific dollar amount of the claim (the "Claimed Amount") and a summary of bases for such claim. The Escrow Agent is entitled to disregard any claims which are not specified by notice given in the manner provided on or before the Escrow Termination Date. If Seller shall dispute such claim (the amount disputed being a "Disputed Amount" herein), Seller shall cause written notice to be delivered to Buyer and to the Escrow Agent within twenty (20) days after the Escrow Agent's receipt of notice of Buyer's claim, in which case the Escrow Agent shall distribute that portion of the Claimed Amount as to which there is no dispute, if any, in accordance with the claim notice and continue to hold in the Escrow Fund in accordance with the terms of this Agreement the Disputed Amount. If the Escrow Agent does not receive a notice of dispute within such twenty (20) day-period, such claim shall be deemed to have been acknowledged to be payable out of the Escrow Fund in the full amount and the Escrow Agent shall pay such claim in immediately available funds to Buyer within three (3) business days after expiration of said twenty (20)-day period or as soon thereafter as possible using commercially reasonable efforts. Any notices required to be provided under this Section 5(a) shall be provided in accordance with Section 14 hereof and shall be provided by the same delivery method to each person.

(b) Claims Against Escrow Fund for Cap Overage. From and after the date of this Agreement at any time or times on or before the Escrow Termination Date, Seller may make a claim against the Escrow Fund to recover an amount equal to the Cap Overage (as defined below) if any Purchase Price Overage is determined to be due and owing to Seller. Seller shall notify Buyer and the Escrow Agent in writing after the Determination Date (as defined in the Purchase Agreement) but on or before the Escrow Termination Date of such claim, including Seller's calculation of the Cap Overage (the "Claimed Cap Overage Amount") and a summary of bases for such calculation. The Escrow Agent is entitled to disregard a claim which is not specified by notice given in the manner and during time provided under this Section 5(b). If Buyer shall dispute such claim (the amount disputed being a "Disputed Cap Overage Amount" herein), Buyer shall cause written notice to be delivered to Seller and to the Escrow Agent within twenty (20) days after the Escrow Agent's receipt of notice of Buyer's claim, in which case the Escrow Agent shall distribute that portion of the Claimed Cap Overage Amount as to which there is no dispute, if any, in accordance with the claim notice and continue to hold in the Escrow

Purchase and Sale Agreement
Exhibit J | Page 3

Fund in accordance with the terms of this Agreement the Disputed Cap Overage Amount. If the Escrow Agent does not receive a notice of dispute within such twenty (20) day-period, such claim shall be deemed to have been acknowledged to be payable out of the Escrow Fund in the full amount and the Escrow Agent shall pay such claim in immediately available funds to Seller within three (3) business days after expiration of said twenty (20)-day period or as soon thereafter as possible using commercially reasonable efforts. Any notices required to be provided under this Section 5(b) shall be provided in accordance with Section 14 hereof and shall be provided by the same delivery method to each person. For purposes of this Agreement, "Cap Overage" means the amount, if any, by which the Initial Deposit is greater than the Cap (as defined in the Purchase Agreement).

(c) Disputed Claims. If Seller shall dispute a claim of Buyer as provided in subsection 5(a) above or Buyer shall dispute a claim of Seller as provided in subsection 5(b) above, the Escrow Agent shall not deliver the Disputed Amount or the Disputed Cap Overage Amount, as applicable until there shall have been delivered to the Escrow Agent either (i) Joint Written Instructions (as defined below) or a final court order or arbitration award, in either case directing the release of all or a portion of the Disputed Amount or the Disputed Cap Overage Amount, as applicable. The delivery to the Escrow Agent by one of the Escrow Parties of a court order or arbitration award shall constitute a representation to the Escrow Agent that such order or award is final and valid and the Escrow Agent shall be entitled to rely thereon without any further duty of inquiry or investigation. The Escrow Agent shall make such payment out of the Escrow Fund within three (3) business days following the Escrow Agent's receipt of Joint Written Instructions or a court order or arbitration award, as applicable, or as soon thereafter as possible using commercially reasonable efforts.

(d) Release of Escrow. Within five (5) business days after the Escrow Termination Date, the Escrow Agent shall release to Seller the full amount of the Escrow Fund as of the Escrow Termination Date less any then-pending Claimed Amounts or Claimed Cap Overage Amount, as applicable, less, if not included in the then-pending Claimed Amount or Claimed Cap Overage Amount, as applicable, any Disputed Amounts or any Disputed Cap Overage Amount, as applicable. Any Claimed Amount or Claimed Cap Overage Amount, as applicable, that has not been distributed as of the Escrow Termination Date pending the expiration of the twenty (20)-day dispute notice period shall be distributed in accordance with Section 5(a), 5(b) and Section 5(c) above. Any Disputed Amount that is held by the Escrow Agent beyond the Escrow Termination Date shall be released by the Escrow Agent in accordance with Joint Written Instructions or court order or arbitration award as is delivered to the Escrow Agent pursuant to Section 5(c) above.

(e) Joint Written Instructions. Notwithstanding anything to the contrary in this Agreement, if the Escrow Agent receives written instructions from all of the Escrow Parties, or their respective successors or permitted assigns, substantially in the form of Exhibit A, as to the disbursement of the Escrow Fund or any portion thereof ( "Joint Written Instructions"), the Escrow Agent shall disburse the Escrow Fund pursuant to such Joint Written Instructions. The Escrow Agent shall have no obligation to follow any directions set forth in any Joint Written Instructions unless and until the Escrow Agent is satisfied, in its sole discretion, that the persons executing said Joint Written Instructions are authorized to do so.

Purchase and Sale Agreement
Exhibit J | Page 4

(f) Amount to Be Released. Notwithstanding anything to the contrary in this Agreement, if any amount to be released at any time or under any circumstances exceeds the balance in the Escrow Fund, the Escrow Agent shall release the balance in the Escrow Fund and shall have no liability or responsibility to the Escrow Parties for any deficiency.

6. Methods of Payment.    All payments required to be made by the Escrow Agent under this Agreement shall be made by wire transfer or by check in accordance with written payment instructions provided to the Escrow Agent by the party receiving the funds. Any wire transfers shall be made subject to, and in accordance with, the Escrow Agent's normal funds transfer procedures in effect from time to time. The Escrow Agent shall be entitled to rely upon all bank and account information provided to the Escrow Agent by any of the Escrow Parties. The Escrow Agent shall have no duty to verify or otherwise confirm any written wire transfer instructions but it may do so in its discretion on any occasion without incurring any liability to any of the Escrow Parties for failing to do so on any other occasion. Any such verification may include, but not be limited to, a telephone call to the party receiving the funds or to one or more of the Escrow Parties in accordance with Section 14 hereof. The Escrow Parties agree that any such call back is a commercially reasonable security procedure and that the Escrow Agent may record such calls according to the Escrow Agent's standard operating procedures or as the Escrow Agent deems appropriate for security and/or service purposes. The Escrow Agent shall process all wire transfers based on bank identification and account numbers rather than the names of the intended recipient of the funds, even if such numbers pertain to a recipient other than the recipient identified in the payment instructions. The Escrow Agent shall have no duty to detect any such inconsistencies and shall resolve any such inconsistencies by using the account number. Attached as Exhibit B is the wire transfer information for the Escrow Parties. The Escrow Parties shall promptly notify the Escrow Agent of any changes to their wire transfer information contained in Exhibit B and the Escrow Agent may rely on the wire transfer information contained in Exhibit B until notified of a change in writing.

7. Responsibilities and Liability of Escrow Agent.

(a) Duties Limited. The Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement. The Escrow Agent's duties shall be determined only with reference to this Agreement and applicable laws and it shall have no implied duties. The Escrow Agent shall not be bound by, deemed to have knowledge of, or have any obligation to make inquiry into or consider, any term or provision of any agreement between any of the Escrow Parties and/or any other third party or as to which the escrow relationship created by this Agreement relates, including without limitation any documents referenced in this Agreement.

(b) Limitations on Liability of Escrow Agent. Except in cases of the Escrow Agent's bad faith, willful misconduct or gross negligence, the Escrow Agent shall be fully protected (i) in acting in reliance upon any certificate, statement, request, notice, advice, instruction, direction, other agreement or instrument or signature reasonably and in good faith believed by the Escrow Agent to be genuine, (ii) in assuming that any person purporting to give the Escrow Agent any of the foregoing in connection with either this Agreement or the Escrow Agent's duties, has been duly authorized to do so, and (iii) in acting or failing to act in good faith on the advice of any counsel retained by the Escrow Agent. The Escrow Agent shall not be liable for any mistake of

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fact or law or any error of judgment, or for any act or omission, except as a result of its bad faith, willful misconduct or gross negligence. The Escrow Agent shall not be responsible for any loss incurred upon any action taken under circumstances not constituting bad faith, willful misconduct or gross negligence.

In connection with any payments that the Escrow Agent is instructed to make by wire transfer, the Escrow Agent shall not be liable for the acts or omissions of (i) any Escrow Party or other person providing such instructions, including without limitation errors as to the amount, bank information or bank account number; or (ii) any other person or entity, including without limitation any Federal Reserve Bank, any transmission or communications facility, any funds transfer system, any receiver or receiving depository financial institution, and no such person or entity shall be deemed to be an agent of the Escrow Agent.

Without limiting the generality of the foregoing, it is agreed that in no event will the Escrow Agent be liable for any lost profits or other indirect, special, incidental or consequential damages which the parties may incur or experience by reason of having entered into or relied on this Agreement or arising out of or in connection with the Escrow Agent's services, even if the Escrow Agent was advised or otherwise made aware of the possibility of such damages; nor shall the Escrow Agent be liable for acts of God, acts of war, breakdowns or malfunctions of machines or computers, interruptions or malfunctions of communications or power supplies, labor difficulties, actions of public authorities, or any other similar cause or catastrophe beyond the Escrow Agent's reasonable control.

In the event that the Escrow Agent shall be uncertain as to its duties or rights under this Agreement, or shall receive any certificate, statement, request, notice, advice, instruction, direction or other agreement or instrument from any other party with respect to the Escrow Fund which, in the Escrow Agent's reasonable and good faith opinion, is in conflict with any of the provisions of this Agreement, or shall be advised that a dispute has arisen with respect to the Escrow Fund or any part thereof, the Escrow Agent shall be entitled, without liability to any person, to refrain from taking any action other than to keep safely the Escrow Fund until the Escrow Agent shall be directed otherwise in accordance with Joint Written Instructions or an order of a court with jurisdiction over the Escrow Agent. The Escrow Agent shall be under no duty to institute or defend any legal proceedings, although the Escrow Agent may, in its discretion and at the expense of the Escrow Parties as provided in subsections (c) or (d) immediately below, institute or defend such proceedings.

(c) Indemnification of Escrow Agent. The Escrow Parties jointly and severally agree to indemnify the Escrow Agent for, and to hold it harmless against, any and all claims, suits, actions, proceedings, investigations, judgments, deficiencies, damages, settlements, liabilities and expenses (including reasonable legal fees and expenses of attorneys chosen by the Escrow Agent) as and when incurred, arising out of or based upon any act, omission, alleged act or alleged omission by the Escrow Agent or any other cause, in any case in connection with the acceptance of, or performance or non-performance by the Escrow Agent of, any of the Escrow Agent's duties under this Agreement, except as a result of the Escrow Agent's bad faith, willful misconduct or gross negligence.

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(d) Authority to Interplead. The Escrow Parties authorize the Escrow Agent, if the Escrow Agent is threatened with litigation or is sued, to interplead all interested parties in any court of competent jurisdiction and to deposit the Escrow Fund with the clerk of that court. In the event of any dispute under this Agreement, the Escrow Agent shall be entitled to petition a court of competent jurisdiction and shall perform any acts ordered by such court.

8. Termination. This Agreement and all the obligations of the Escrow Agent under this Agreement shall terminate upon the earliest to occur of the release of the entire Escrow Fund by the Escrow Agent in accordance with this Agreement or the deposit of the Escrow Fund by the Escrow Agent in accordance with Section 7(d) hereof.

9. Removal of Escrow Agent. The Escrow Parties acting together shall have the right to terminate the appointment of the Escrow Agent, specifying the date upon which such termination shall take effect. Thereafter, the Escrow Agent shall have no further obligation to the Escrow Parties except to hold the Escrow Fund as depository and not otherwise. The Escrow Parties agree that they will jointly appoint a banking corporation, trust company or attorney as successor escrow agent. Escrow Agent shall refrain from taking any action until it shall receive joint written instructions from the Escrow Parties designating the successor escrow agent. Escrow Agent shall deliver all of the then remaining balance of the Escrow Fund to such successor escrow agent in accordance with such instructions and upon receipt of the Escrow Fund, the Escrow Agent shall have no further duties or responsibilities with respect to the escrow established hereunder.

10. Resignation of Escrow Agent. The Escrow Agent may resign and be discharged from its duties and obligations hereunder at any time by giving no less than ten (10) business days' prior written notice of such resignation to the Escrow Parties, specifying the date when such resignation will take effect. Thereafter, the Escrow Agent shall have no further obligation to the Escrow Parties except to hold the Escrow Fund as depository and not otherwise. In the event of such resignation, the Escrow Parties agree that they will jointly appoint a banking corporation, trust company, or attorney as successor escrow agent within ten (10) business days of notice of such resignation. The Escrow Agent shall refrain from taking any action until it shall receive joint written instructions from the Escrow Parties designating the successor escrow agent. The Escrow Agent shall deliver all of the then remaining balance of the Escrow Fund to such successor escrow agent in accordance with such instructions and upon receipt of the Escrow Fund, the Escrow Agent shall have no further duties or responsibilities with respect to the escrow established hereunder.

11. Accounting. On a monthly basis, the Escrow Agent shall render a written statement setting forth the balance of the Escrow Fund, all interest earned and all distributions made, which statements shall be delivered to the following address(es) set forth below:

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(a)    to Buyer, to

FHR-Colorado LLC
c/o Full House Resorts, Inc.
Daniel R. Lee, Chief Executive Officer
4670 S. Fort Apache Road, Suite 190
Las Vegas, NV 89147
Facsimile: 702.221.8101
Email: dan@fullhouseresorts.com

with a copy, which shall not constitute notice, to:
Elaine Guidroz, General Counsel
Full House Resorts, Inc.
777 Rising Star Drive
Rising Sun, IN 47040
Facsimile: 812.438.5165
Email: eguidroz@fullhouseresorts.com

with a copy, which shall not constitute notice, to:
Michael J. Bonner
Greenberg Traurig, LLP
3773 Howard Hughes Pkwy, Suite 400N
Las Vegas, NV 89169
Facsimile: 702.549.2728
Email: bonnerm@gtlaw.com

(b)    to Seller, to:

Marc Murphy
Pioneer Group, Inc.
P.O. Box 590
233 E. Bennett Avenue
Cripple Creek, CO 80813
Facsimile: 719.689.0242
Email: marcmurphy@broncobillys.biz

and
Dan Douglass
Pioneer Group, Inc.
902 County Road 143
Cedarville, CA 96104
Email: ddouglass@outlook.com

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with a copy, which shall not constitute notice, to:
Angela Otto
Brownstein Hyatt Farber Schreck, LLP
100 N. City Parkway, Suite 1600
Las Vegas, NV 89106
Facsimile: 702.382.8135

12. Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 7 shall survive any resignation or removal of the Escrow Agent, and any termination of this Agreement.

13. Escrow Agent Fees, Costs, and Expenses. The Escrow Agent shall charge an administrative fee of $1,000, payable in advance upon the execution of this Agreement one-half by Buyer, on the one hand, and one-half by Seller, on the other hand. The administrative fee shall be deemed to have been earned when charged, and, if the Agreement is terminated at any time for any reason, whether voluntarily or involuntarily, the fee shall not be reduced or refunded. Additionally, the Escrow Agent shall be entitled to be reimbursed for its customary fees and charges for any wire transfers or other depository services rendered in connection with the Escrow Fund and any delivery charges or other out of pocket expenses incurred in connection the Escrow Fund. The Escrow Parties each acknowledge their joint and several obligation to pay any fees, expenses and other amounts owed to the Escrow Agent pursuant to this Agreement. The Escrow Parties agree that Escrow Agent shall be entitled to pay itself for any fees, expenses or other amounts owed to the Escrow Agent out of the amounts held in the Escrow Fund and grant to the Escrow Agent a first priority security interest in the Escrow Fund to secure all obligations owed by them to the Escrow Agent under this Agreement. The Escrow Parties further agree that the Escrow Agent shall be entitled to withhold any distribution otherwise required to be made from the Escrow Fund if any fees, expenses or other amounts owed to the Escrow Agent remain unpaid on the date such distribution would otherwise be made.

14. Notices. All notices, requests, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be given or made by delivery in person, by facsimile (with a copy sent by a recognized overnight delivery service (with tracking capability)), electronic email delivery (with a copy sent by a recognized overnight delivery service (with tracking capability)) or by a recognized overnight delivery service (with tracking capability). Except as provided otherwise herein, notices delivered by hand shall be deemed given upon receipt; notices delivered by facsimile shall be deemed given upon sender's receipt of confirmation of successful transmission; and notices delivered by a recognized overnight delivery service shall be deemed given one (1) business day after depositing such notice with such service for next day delivery (receipt requested). All notices shall be addressed to the parties at the addresses (or at such other address for a party as will be specified by like notice) set forth in Section 11. Any notice, request, demand, claim, or other communication hereunder directing the Escrow Agent to act or to refrain from acting shall include signatures of the authorized representative(s) of the requesting party(ies), and in the case of electronic mail the signature(s) shall be contained on a non-editable attachment (e.g. PDF) to the electronic mail.

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Any notice may be given on behalf of any party by its authorized representative. In all cases the Escrow Agent shall be entitled to rely on a copy or a fax or email transmission of any document with the same legal effect as if it were the original of such document. The Escrow Parties shall promptly notify the Escrow Agent of any changes to the contact information contained in this Section and the Escrow Agent may rely on the contact information contained in this Section 14 until notified of a change.

To facilitate the performance by the Escrow Agent of its duties and obligations hereunder, including resolving any issues arising hereunder (but not the giving of notice as provided above), the Escrow Parties agree that the Escrow Agent may contact the following representatives of each of the Escrow Parties identified below, or such other individuals as any of the Escrow Parties may identify by written notice to the Escrow Agent:

Buyer:

Name:	Lewis Fanger, Chief Financial Officer
Telephone:	(702) 221-7862
E-mail:	lfanger@fullhouseresorts.com

Seller:

Name:
Telephone:
E-mail:

15. Modifications; Waiver. This Agreement may not be altered or modified without the express prior written consent of all of the parties to this Agreement. No course of conduct shall constitute a waiver of any terms or conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion.

16. Further Assurances. If at any time the Escrow Agent shall determine or be advised that any further agreements, assurances or other documents are reasonably necessary or desirable to carry out the provisions of this Agreement and the transactions contemplated by this Agreement, the Escrow Parties shall execute and deliver any and all such agreements or other documents, and do all things reasonably necessary or appropriate to carry out fully the provisions of this Agreement.

17. Assignment. This Agreement shall inure to the benefit of and be binding upon the successors, heirs, personal representatives, and permitted assigns of the parties. Without the prior written consent of Seller, which may be withheld in Seller's reasonable discretion, neither this Agreement nor any of the rights, interests or obligations of Buyer hereunder shall be assigned by operation of law (including by merger, consolidation or a change of control) or otherwise. Notwithstanding the prior sentence, Buyer may assign all of its rights, interests and obligations under this Agreement to any Affiliate (as defined in the Purchase Agreement) of

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Buyer, provided, that, such assignment shall not be valid under this Agreement unless (a) such Affiliate assumes all of Buyer's agreements and obligations hereunder, or (b) no such assignment shall relieve Buyer from any of its agreements and obligations hereunder. No assignment hereunder by any party, or it successors or permitted assigns, shall be effective unless prior written notice of such assignment is given to the other parties, including, without limitation, the Escrow Agent; and provided, further, that any assignee satisfies the Escrow Agent's requirements set forth in Section 3 above. This Agreement may not be assigned by the Escrow Agent, except that upon prior written notice to the Escrow Parties, the Escrow Agent may assign this Agreement to an affiliated or successor bank or other qualified bank entity.

18. Section Headings. The section headings contained in this Agreement are inserted for purposes of convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to principles of conflicts of law.

20. Counterparts and Facsimile Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission, pdf or other electronic means shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes (and such signatures of the parties transmitted by facsimile, pdf or other electronic means shall be deemed to be their original signatures for all purposes).

21. Waiver of Jury Trial.    TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BUYER:

FHR-COLORADO LLC

By:
Name:
Its:

SELLER:

PIONEER GROUP, INC.

By:
Name:
Its:

ESCROW AGENT:

BNY MELLON, NATIONAL ASSOCIATION

By:
Name:
Its:

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EXHIBIT A

JOINT WRITTEN INSTRUCTIONS
FOR RELEASE OF ESCROW FUNDS

Pursuant to Section ___ of the Escrow Agreement dated as of _______ __, 20___, by and among FHR-Colorado LLC, a Nevada limited liability company ("Buyer"), Pioneer Group, Inc., a Nevada corporation ("Seller" and collectively with Buyer, the "Escrow Parties") and BNY Mellon, National Association, a national banking association (the "Escrow Agent"), the Escrow Parties hereby instruct the Escrow Agent to release $[___________] from the Escrow Fund in accordance with the following instructions:

Wire Instructions:

Account Name:
Account Number:
Bank Name:
Bank ABA Number:
Bank Address:

For credit to:
Special Instructions:

Bank Check:

Payee Name:
Mailing Address:

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FHR-COLORADO LLC	PIONEER GROUP, INC.

By:	By:
Name:	Name:
Title:	Title:

Date:	Date:

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EXHIBIT B

WIRE TRANSFER INSTRUCTIONS

FHR-COLORADO, LLC

Wire Instructions:

Account Name:
Account Number:
Bank Name:
Bank ABA Number:
Bank Address:

For credit to:
Special Instructions:

PIONEER GROUP, INC.

Wire Instructions:

Account Name:
Account Number:
Bank Name:
Bank ABA Number:
Bank Address:

For credit to:
Special Instructions:

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